UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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PPG Industries, Inc.
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2024 Proxy Statement

and Notice of Annual Meeting of Shareholders

PPG

A MESSAGE FROM PPG’S INDEPENDENT LEAD DIRECTOR

I am honored to have been elected by the Board in October as PPG’s independent Lead Director. The Lead Director role is a critical part of our effective corporate governance practices, facilitating the interaction between the independent directors and the Chairman and CEO and supporting the Company’s long-term success.

In PPG’s 140th year of operation, the 53,000 PPG people around the world made it happen by delivering record 2023 financial results and positioning the Company for growth in 2024. While the global demand environment remained challenging, the breadth, diversity and resiliency of PPG’s business portfolio continued to aid its strong operating performance in 2023. Record full-year reported net sales were $18.2 billion, up about 3% versus the prior year, while organic sales were higher by 3% driven by higher selling prices. We also had record full-year adjusted earnings per share of $7.67 and record full-year operating cash flow from operations of $2.4 billion, up $1.4 billion year over year. Adjusted net income in 2023 increased by about 30% versus 2022 primarily due to higher selling prices, lower input costs, restructuring cost savings and acquisition-related synergies. The Company looks forward to building upon last year’s successes by focusing on the unwavering support of our customers by providing superior services and products that enhance productivity and sustainability.

Since last year’s Annual Meeting of Shareholders, the Board of Directors has been actively engaged overseeing the initial progress of PPG’s enterprise growth strategy. We also concluded a successful succession plan and unanimously elected Tim Knavish as PPG’s Chairman and CEO. Michael McGarry’s leadership set the Company on a solid path for future growth and success, and we wish him a long and happy retirement.

As part of our ongoing Board refreshment process, we welcomed Chris Roberts, Executive Vice President and General Manager, Global Food and Beverage at Ecolab Inc., to the Board. He brings strong operational, marketing, customer relations, retail and branding experience. We also saw the retirements of Hugh Grant and Steve Angel. The Board is grateful for Hugh and Steve’s thoughtful guidance and their many years of dedicated service to PPG. Our refreshment process will continue into 2024 as we seek directors who have skills and experience that dovetail with our enterprise growth strategy.

In this proxy statement, we are asking our shareholders to approve a proposal to provide shareholders holding 25% of PPG’s voting power with the right to call a special meeting of shareholders. This proposal is simply the next step forward in our corporate governance journey.

The Board is actively engaged in overseeing PPG’s sustainability strategy. We are proud that in 2023 PPG further advanced its sustainability commitments by becoming the first U.S.-based coatings manufacturer to receive validation from the Science Based Targets initiative (SBTi) for 2030 scope 1, 2 and 3 emissions reduction targets. In addition, PPG announced 2030 sustainability goals that focus on driving sales of sustainably advantaged products, reducing its environmental impact, and making a difference in our communities.

On behalf of the Board of Directors, it is my pleasure to invite you to PPG’s 2024 Annual Meeting of Shareholders, which is to be held at 11:00 a.m., Eastern Time, on Thursday, April 18, 2024, via live audio webcast at https://www.cesonlineservices.com/ppg24_vm. We encourage you to read the attached Proxy Statement and vote on the included proposals.

We thank you for your continued support of and investment in PPG.

Michael W. Lamach Independent Lead Director PPG Board of Directors

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WHEN	April 18, 2024 at 11:00 a.m. Eastern Time
WHERE	We will have a virtual meeting which you can attend by visiting https://www.cesonlineservices.com/ppg24_vm. There will be no physical location for in-person attendance at the Annual Meeting.
WHAT	1.	To elect as directors the four named nominees to serve in a class whose term expires in 2025;
	2.	To vote on a nonbinding resolution to approve the compensation of the Company’s named executive officers on an advisory basis;
	3.	To vote on an amendment to the Company’s Articles of Incorporation to provide shareholders with the right to call a special meeting;
	4.	To vote on an amendment to the Company’s Articles of Incorporation to provide for the exculpation of officers of the Company;
	5.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2024; and
	6.	To transact any other business that may properly come before the meeting.
RECORD DATE	February 16, 2024
ANNUAL MEETING ADMISSION

To attend the virtual Annual Meeting, please follow the instructions at:

https://www.cesonlineservices.com/ppg24_vm

You will not be able to attend the Annual Meeting in person. If you plan to participate in the virtual meeting, you will need to pre-register by 5:00 p.m. Eastern Time on April 17, 2024. To pre-register for the meeting, please follow the instructions provided under the General Matters section found in the accompanying Proxy Statement. Shareholders may only participate online and must pre-register to vote and ask questions at the virtual meeting.

2024 Proxy Statement 1

PLEASE VOTE

Please know that your vote is very important to us, and we encourage you to vote promptly. Whether or not you expect to attend the virtual Annual Meeting, please vote via the Internet or telephone, or by paper proxy card or vote instruction form, which you should complete, sign and return by mail, so that your shares may be voted.

Beneficial Shareholders (Shares are held in a stock brokerage account or by a bank or other holder of record)

Internet Visit www.proxyvote.com. You will need the control number included in your proxy card, voter instruction form or notice.	Mobile App You can scan this QR code to vote with your mobile phone. You will need the control number included in your proxy card, voter instruction form or notice.	Phone Call 1-800-690-6903. You will need the control number included in your proxy card, voter instruction form or notice.	Mail Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	In Person See above regarding attendance at the virtual meeting.

Registered Shareholders and Employee Savings Plan Participants (Shares are registered in your name with PPG’s transfer agent or held in a Company-sponsored employee savings plan)

Internet Visit www.cesvote.com. You will need the control number included in your proxy card, voter instruction form or notice.	Mobile App You can scan this QR code to vote with your mobile phone. You will need the control number included in your proxy card, voter instruction form or notice.	Phone Call 1-888-693-8683. You will need the control number included in your proxy card, voter instruction form or notice.	Mail Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	In Person See above regarding attendance at the virtual meeting.

Joseph R. Gette Vice President, Deputy General Counsel and Secretary
March 7, 2024

2 2024 Proxy Statement

FORWARD-LOOKING STATEMENTS

This Proxy Statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our compensation program; sustainability; culture; diversity, equity and inclusion; community engagement; and related goals, commitments and strategies. These statements involve risks and uncertainties. Our actual future results, including the achievement of our targets, goals or commitments, could differ materially from our projected results as the result of changes in circumstances, assumptions not being realized, or other risks, uncertainties and factors, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q, current reports on Form 8-K and subsequent filings. We assume no obligation to update any forward-looking statements or information, which speak as of the date of this Proxy Statement. This Proxy Statement includes several website addresses and references to additional materials found on those websites. These websites and materials are not incorporated herein by reference.

2024 Proxy Statement 3

PROXY STATEMENT SUMMARY

About the Meeting

Time and Place Thursday, April 18, 2024 11:00 a.m. Eastern Time

Virtual Shareholders’ Meeting

We will have a virtual meeting which you can attend by visiting https://www.cesonlineservices.com/ppg24_vm. There will not be a physical location for the meeting, and you will not be able to attend the meeting in person.

ATTENDING THE VIRTUAL ANNUAL MEETING

You will be able to attend the virtual Annual Meeting, vote, and submit your questions during the Annual Meeting via live online webcast by visiting https://www.cesonlineservices.com/ppg24_vm. You will not be able to attend the Annual Meeting in person. If you plan to participate in the virtual meeting, you will need to pre-register by 5:00 p.m. Eastern Time on April 17, 2024. To pre-register for the meeting, please follow the instructions provided under General Matters beginning on page 85. Shareholders may only participate online and must pre-register to vote and ask questions at the virtual meeting. A listen-only, live webcast of the virtual Annual Meeting will also be available to all shareholders and guests who do not pre-register at https://www.cesonlineservices.com/ppg24_vm.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Please see General Matters beginning on page 85 for important information about the proxy materials, voting, accessing the 2024 Annual Meeting and the deadlines to submit shareholder proposals and director nominees for the 2025 Annual Meeting of Shareholders.

Who We Are

We were founded in 1883 as The Pittsburgh Plate Glass Company by Captain John B. Ford and John Pitcairn in Pittsburgh, Pennsylvania. At PPG, we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for more than 140 years. PPG’s vision is to be the first-choice partner to meet our customers’ evolving needs for innovative paints, coatings and surface solutions. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to protect and beautify the world®.

~53,000	70+	140 years	$18.2B
~53,000 employees globally	Operations in 70+ countries	Trusted by customers for over 140 years	$18.2 billion in sales in 2023

WELL POSITIONED FOR GROWTH

Specialty Producer	Sustainable	Aftermarket	Innovative	Consolidating
Global and diverse producer of specialty products with key functional value	Growing portfolio of sustainably advantaged products	High percentage of sales to aftermarket end-use markets	Strong pipeline of innovative products	Successful acquirer of coatings assets and businesses

4 2024 Proxy Statement

Proposals Roadmap

Voting Matters	Board Recommendations		Page
Election of Four Director Nominees	FOR	√	15
Advisory Vote on Approval of the Compensation of the Named Executive Officers	FOR	√	40
Vote on an amendment to the Company’s Articles of Incorporation to Provide Shareholders with the Right to Call a Special Meeting	FOR	√	78
Vote on an amendment to the Company’s Articles of Incorporation to Provide for the Exculpation of Officers of the Company	FOR	√	79
Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2024	FOR	√	80

Our Director Nominees

NOMINEES TO SERVE IN A CLASS WHOSE TERM EXPIRES IN 2025

Director	Age	Primary Occupation	Other Public Company Boards	Independent	Director Since	Committee Memberships
Michael W. Lamach	60	Retired Executive Chair of Trane Technologies plc	Honeywell International Inc. Nucor Corporation	√	2015
Martin H. Richenhagen	71	Retired Chairman, President and Chief Executive Officer of AGCO Corporation	Daimler Truck Holding AG Linde plc	√	2007
Christopher N. Roberts III	61	Executive Vice President and General Manager, Global Food and Beverage of Ecolab Inc.	None	√	2023
Catherine R. Smith	60	Chief Financial Officer and Treasurer of Nordstrom, Inc.	Baxter International Inc.	√	2019

Audit Committee	Human Capital Management and Compensation Committee	Nominating and Governance Committee	Sustainability and Innovation Committee

2024 Proxy Statement 5

Governance Highlights

Independence	9 of 10 directors are independent
All Board committee members are independent
Independent directors regularly meet without management present
Strong independent Lead Director with clearly defined duties that are publicly disclosed

Accountability	All directors will be elected annually beginning at the 2025 Annual Meeting
Majority voting in uncontested elections
Annual Board and committee self-evaluations
Board oversight of Company strategy

Shareholder Rights	No dual class structure; each shareholder gets one vote per share
Proxy access right with market terms
Extensive shareholder engagement
No poison pill

Financial Highlights

NET SALES	ADJUSTED EARNINGS PER DILUTED SHARE*	OPERATING CASH FLOW
$18.2B Up 3%	$7.67 Up 27%	$2.4B Up $1.4B

*From continuing operations. See reconciliation in Annex A

Executive Compensation Highlights

Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value creation.

Compensation Component	Overview	Objectives
Base Salary	Fixed compensation that is established annually based on local market data and individual performance	Maintain parity with the competitive market for executives in comparable positions
Annual Incentive Awards	Variable compensation that is based on Company, business and individual performance	Incentivize executive officers to achieve our short-term performance objectives
Long-Term, Equity-Based Incentives	Variable compensation that is based solely on Company performance	Retain our executive officers, align their financial interests with the interests of shareholders, and incentivize achievement of our long-term strategic goals

6 2024 Proxy Statement

EXECUTIVE TARGET PAY MIX

Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value creation. To this end, a substantial portion of our executives’ annual and long-term compensation is performance-based, with the payment being contingent on the achievement of performance goals.

CHOOSE ELECTRONIC DELIVERY

We encourage PPG shareholders to voluntarily elect to receive future proxy and annual report materials electronically to help contribute to our sustainability efforts. If you are a registered shareholder, please visit www.cesvote.com for instructions. Beneficial shareholders can opt for e-delivery at www.proxyvote.com or by contacting their stockbroker or other nominee.

Combined with your adoption of Electronic Delivery of Proxy Materials, and the elimination of approximately 73,517 sets of proxy materials, we can ideally reduce the impact on the environment by:
using approximately 115 fewer tons of wood, or 690 fewer trees (10.7 acres of forest)	saving approximately 616,000 gallons of water, or the equivalent of filling approximately 28 swimming pools
using approximately 735 million fewer BTUs, or the equivalent of the amount of energy used by 874 residential refrigerators for one full year	using approximately 518,000 fewer pounds of greenhouse gases, including CO2, or the equivalent of 47 automobiles running for one year
eliminating approximately 33,900 pounds of solid waste	reducing hazardous air pollutants by approximately 46 pounds
Environmental impact estimates were calculated using the Environmental Paper Network Paper Calculator. For more information visit www.papercalculator.org.

2024 Proxy Statement 7

SUSTAINABILITY, CULTURE AND HUMAN RIGHTS

Our Culture

At PPG, we aim to champion all employees, empowering them to be their authentic selves and allowing everyone to reach their full potential. In 2023, we achieved several key milestones, including:

●	Launched diversity, equity and inclusion learning journeys globally to all employees and leaders.
●	Grew our eight Employee Resource Networks (“ERNs”) to more than 8,600 members, who are active in more than 60 countries.
●	Garnered more than 24,000 participants who attended ERN events and diversity, equity and inclusion learning experiences to foster a culture of inclusion and belonging across the organization.
●	Continued fostering a safe forum for conversations and storytelling around bias, discrimination and inclusion at a personal level by launching our Listen & Learn sessions with over 2,100 employees joining at least one session.
●	Featured globally recognized speakers Deborah Liu, Ritu Bhasin, Dr. Robert Rodriguez, Cecilia Lui, Dame Inge Beale, Bernice Chao, Petra Velzeboer and Steven Van Cohen to share their insights and powerful stories to inspire action and courage against bias, discrimination and microaggressions.
●	Promoted and encouraged use of our Employee Assistance Program to include all global employees, ensuring access to a variety of tools and resources to manage the many facets of wellness.

Our Communities

At PPG, our community engagement supports our purpose to protect and beautify the world. Our efforts are focused on education, employee engagement and community sustainability, three areas that represent an intersection of our business strengths and our ability to create positive impacts across our communities, all while integrating and upholding our values of diversity, equity and inclusion. Our global giving totaled more than $17.5 million in 2023, supporting hundreds of community organizations worldwide.

Within education, we seek to build the next generation of diverse and innovative leaders in science, technology, engineering and mathematics (“STEM”) through programs such as STEM Talent Girls (STG) and the ASTI Robotics Challenge in Spain, X-Bots Robotics across the U.S. and several science centers worldwide, including the Carnegie Science Center in Pittsburgh. In 2023, we invested $10.3 million in advancing STEM education, and reached 89% progress toward our commitment to invest $20 million by 2025 to advance racial equity in the U.S. by funding educational pathways for Black communities and people of color. We also committed to investing $2 million through 2025 to support workforce development initiatives that provide training and opportunities for future skilled workers in manufacturing and coatings application.

Our community sustainability investments deliver community transformations through colorful spaces, support essential needs (particularly in times of disaster), and provide opportunities to thrive in the communities where we operate. We activate the time and talent of our employees to make a difference in our local communities. Our COLORFUL COMMUNITIES® program brings together PPG volunteers, PPG products and financial support to provide a fresh coat of paint and rejuvenation to community spaces. In 2023, we completed 60 projects in 16 countries, 90% of which included elements of sustainability as defined by our internal guidelines, including 27 school makeovers as part of the program’s New Paint for a New Start campaign. We also reached our 500th Colorful Communities project milestone. Since 2015, 26,500 PPG employee and community volunteers have positively impacted more than 9.2 million people in 50 countries.

As an extension of our sustainability efforts, we also committed to investing $5 million in environmental sustainability education by 2030. Our efforts aim to strengthen support of the next generation of innovators and maximize the impact within communities where we operate through partnerships with organizations such as the National Energy Education Development (NEED) Program, the STEM Learning organization in the U.K., and Junior Achievement in Brazil to teach environmental sustainability to students.

8 2024 Proxy Statement

Our Environment

At PPG, we are committed to using resources efficiently, developing industry-leading sustainable solutions, and prioritizing decarbonization to protect the world for current and future generations. In 2023, we became the first U.S.-based coatings manufacturer to receive validation from the Science Based Targets initiative (SBTi) for our 2030 scope 1, 2 and 3 emissions reduction targets and rolled out 2030 sustainability goals that focus on driving sales of sustainably advantaged products, reducing our environmental impact, and making a difference in communities.

Our paints, coatings and specialty materials protect and beautify the world, many of which offer benefits that support our customers’ sustainability ambitions. In 2023, 44% of sales were from sustainably advantaged products and processes that we have defined as addressing multiple sustainability benefits, including lower emissions, lower toxicity, energy efficiency, use of renewable raw materials or extending durability. One leading example of a sustainably advantaged product is PPG’s expanded bake ENVIRO-PRIME® electrocoat (eCoat) EPIC 300. The coating can be applied to heavy electric vehicle assemblies using less energy and heat, resulting in a savings of 20 kWh of energy and 4 kilograms of carbon emissions per vehicle produced. The product is also water-based and generates minimal waste due to its application efficiency. Another example is SEIGNEURIE™ EVOLUTEX™ Bas Carbone by PPG, an architectural coating launched in France that uses a bio-based binder and has a 20% lower carbon footprint than previous coatings.

In addition to product innovations, minimizing the environmental footprint of our operations is an ongoing focus, and PPG locations are guided by our 2030 sustainability targets. We continue advancing the use of renewable energy, and in 2023 we completed an agreement with NRG Energy Inc., which will enable PPG paints and coatings manufacturing facilities and PPG PAINTS® stores in Texas to reduce their carbon footprint. Through the agreement, PPG's Gainesville, Temple, Dallas and Grand Prairie manufacturing locations, as well as 62 PPG Paints stores in Texas, will purchase Renewable Energy Certificates (RECs) generated by a wind facility located in Crockett County, Texas, which will help reduce emissions associated with their annual power usage. The agreement includes approximately 126,000 megawatt hours (MWh), resulting in a total reduction of approximately 9,400 metric tons of greenhouse gas (“GHG”) emissions annually. We have also partnered with a renewable energy provider to define our decarbonization roadmap that, when implemented, is expected to reduce our operational GHG emissions by 50% by 2030.

2023 Achievements

Sustainably advantaged products	Greenhouse gas emissions (scope 1 and 2)	Water intensity

44%	ò 10%	ò 13%

44% of sales from sustainably advantaged products, allowing customers to reduce their environmental impact	10% reduction in scope 1 and 2 greenhouse gas emissions against a 2019 baseline	13% reduction in water intensity at priority sites in water scarce communities against a 2019 baseline

Human Rights

We respect the dignity and human rights of all people. As stated in our Global Code of Ethics, available at www.ppg.com, we comply with all laws pertaining to freedom of association, privacy, collective bargaining, immigration, working time, and wages and hours in our operations throughout the world. We also uphold laws prohibiting forced, compulsory and child labor, human trafficking and employment discrimination. We are committed to valuing differences among us in experience, perspective, background, race, age, national origin, religion, sex, sexual orientation, gender identity and/or expression, culture, interests, geography and style. We strive for a collaborative environment in which everyone is embraced for their differences and has an equal chance to succeed. We base employment decisions on job qualifications and merit, which include education, experience, skills, ability and performance. We give equal employment opportunity to – and will not discriminate against – individuals on the basis of any status protected by applicable laws.

2024 Proxy Statement 9

We expect all of our contractors, suppliers and other business partners to respect and uphold our commitment to human rights in their operations. Our Supplier Sustainability Policy builds upon our Global Supplier Code of Conduct by establishing expectations for sustainability within our supply chain. This policy reinforces our expectations that our suppliers, as well as their subcontractors, will comply fully with applicable laws and adhere to internationally recognized environmental, social and corporate governance standards, including those governing working conditions, wages and prohibiting the use of child and forced labor. Each supplier must evaluate and maintain sustainable processes and raw material sources throughout their supply chain and supplier base. As of the end of 2023, 97% of our key supplies were assessed to sustainability and social responsibility criteria.

Recognition

PPG’s leadership and progress in key environmental, social and governance (“ESG”) areas has been recognized by reputable external organizations. Our recent awards include:

Gallup	Human Rights Campaign Foundation	Forbes

Exceptional Workplace Award 2023	Perfect Score on 2023 Corporate Equality Index	America’s Best Large Employers for second consecutive year in 2023

JUST Capital	FTSE4Good® Index Series	Newsweek

America’s Most JUST Companies 2023	Listed for fifth consecutive year in 2023	America’s Greatest Workplaces 2023

Disability Equality Index®	The Home Depot 2023 Innovation Award	Forbes

Best Place to Work for Disability Inclusion	Supplier Diversity Tier II Partner of the Year	America’s Best Employers for Veterans

Learn More

You can learn more about PPG by visiting our website at www.ppg.com and PPG’s Sustainability Report website at ppg.com/sustainability, which highlights the Company’s sustainability achievements and progress against key ESG initiatives. In May, our latest ESG Report will be available with updates on the progress we made in 2023.

10 2024 Proxy Statement

DIVERSITY OF OUR DIRECTORS

We value boardroom diversity as integral to effective corporate governance. We believe that board diversity – gender, race, age, insight, background and professional experience – is a necessity that improves the quality of decision-making and strategic vision, and represents the kind of company we aspire to be. Our Board of Directors is representative of a diverse group of industries, geographies, cultural backgrounds, ethnic backgrounds, viewpoints and ages. The Nominating and Governance Committee seeks to find director candidates who have demonstrated executive leadership ability and who are representative of the broad scope of shareholder interests by identifying candidates from varied industries having diverse cultural or ethnic backgrounds, viewpoints and ages. The Nominating and Governance Committee believes that the current members of the Board provide this diversity. Below are self-identified diversity characteristics of our directors.

	Gender	International Origin	Hispanic or Latino	White / Caucasian	American Indian	Asian	Black or African American
HEALEY	F	√	√	√
HEMINGER	M			√
KNAVISH	M			√
LAMACH	M			√
LIGOCKI	F			√
NALLY	M			√
NOVO	M		√
RICHENHAGEN	M	√		√
ROBERTS	M						√
SMITH	F			√	√

Independence	Board Tenure	Age

9 out of 10 directors are independent	Diversity of Board Tenure	Mandatory Retirement Age of 72

Board Refreshment	Female Committee Chairs

7 out of 10 directors have been elected since the end of 2016	2 out of 4 committees are chaired by women

Since the end of 2012, the average age of our directors has decreased from 64 to 62 and our average director tenure has decreased from approximately 10 years to approximately five years. Although our average director tenure has fallen with the addition of new directors, the Board believes that it is important to have longer-serving directors on the Board who have an intimate knowledge of our operations and our corporate philosophy. These longer-serving directors have also guided PPG through the peaks and troughs of the business cycle and can share this experience with our newer directors.

2024 Proxy Statement 11

SKILLS, EXPERTISE AND EXPERIENCE OF OUR DIRECTORS

Each of PPG’s directors possesses the core competencies of a senior executive officer at a large organization that are essential to their service on our board. In addition to those qualifications, our directors collectively possess skill sets that are directly relevant to the Company’s business and strategic objectives and that are valued by our Board in guiding a complex, worldwide manufacturing and retail company with more than $18.2 billion in sales and in overseeing our strategy for future growth. This table is intended to depict notable areas of expertise for each director, and not having a mark does not mean that a particular director does not possess that qualification or skill. Nominees have developed competencies in these skills through education, direct experience and oversight responsibilities. The information presented below is based on voluntary self-identification by each director, and the biographies of our directors include more information about our directors’ relevant skills, experience and qualifications.

Skills	Healey	Heminger	Knavish	Lamach	Ligocki	Nally	Novo	Richenhagen	Roberts	Smith
Core Competencies
Senior Leadership Experience	√	√	√	√	√	√	√	√	√	√
Corporate Governance	√	√	√	√	√	√	√	√	√	√
Risk Management	√	√	√	√	√	√	√	√	√	√
Financial Expertise	√	√	√	√	√	√	√	√	√	√
Strategic Skills
Manufacturing	√	√	√	√	√		√	√
Global Business	√	√	√	√	√	√	√	√	√	√
Business Development, Mergers & Acquisitions		√	√	√	√	√	√	√	√	√

12 2024 Proxy Statement

Sustainability & Environment		√	√	√	√	√		√	√
Retail	√	√							√	√
Technology & Innovation	√	√	√	√	√	√	√	√		√
Digital	√					√			√	√
Human Capital Management	√	√	√	√	√	√	√	√	√	√

Skills	Description
Core Competencies
Senior Leadership Experience

These directors have experience serving as CEO, CFO or a senior executive having hands-on leadership experience in core management areas, including an understanding of organizational behavior and processes, strategic planning, compliance, values and culture.

Corporate Governance

These directors have experience serving on public company boards and/or an understanding of the dynamics and operation of a corporate board and its relationship with the CEO and senior management as well as knowledge of corporate governance practices and policies and the protection of stakeholder interests.

Risk Management

In light of the Board’s role in risk oversight and overseeing the Company’s enterprise risk management program, these directors have knowledge and experience assessing and managing key risks and overseeing compliance.

Financial Expertise

These directors have the ability to read and understand PPG’s financial statements and have knowledge of the financial reporting processes, internal controls and capital markets, which enables them to monitor and assess the Company’s operating and strategic performance and financing activities.

Strategic Skills
Manufacturing

At our heart, PPG is a manufacturer. These directors have experience leading a large manufacturing company or the manufacturing function of a large company as such skill is valuable in assessing and overseeing our manufacturing capabilities.

Global Business

We have operations in over 70 countries. These directors possess expertise managing operations, driving business success and developing business strategy in international markets, including an understanding of diverse cultures and economies.

2024 Proxy Statement 13

Business Development, Mergers & Acquisitions

PPG has transformed itself into a coatings leader in part through a strategy built on mergers, acquisitions and dispositions. These directors have experience implementing organic and inorganic growth strategies, identification of acquisition targets and integration of acquired businesses.

Sustainability & Environment

To fulfill our purpose to Protect and Beautify the World®, we are committed to creating long-term value and to reducing our environmental impact and that of our customers. We have committed to having 50% of our sales come from sustainably advantaged products by 2030. These directors have expertise implementing strategies to reduce an organization’s environmental impact and creating sustainable value.

Retail

We have over 40 architectural paint brands and thousands of direct-to-consumer points of sale across the world. These directors have experience in the retail or consumer products sectors or with brand development and marketing.

Technology & Innovation

Innovation and commercializing new technologies have been a hallmark of PPG for over 140 years and continue to be critical to maintaining our status as the technology leader in our industry. These directors have experience in technology-related businesses; adopting new technologies; understanding technological change and innovation; or the management of information security.

Digital

Our industry is rapidly moving from an in-person, hands-on model to a digital-first model for everything from sales to color matching to paint mixing. These directors have experience with digital transformation programs that are critical to delivering the speed, agility and insights our business and customers demand.

Human Capital Management

PPG is committed to being a purpose-driven organization where our entire workforce is engaged and can bring their best self to work enabling us to be a more innovative, productive and competitive company. These directors have experience in recruitment, retention, development, compensation and incentivization of senior management and key talent, and experience implementing diversity, equity and inclusion programs.

14 2024 Proxy Statement

PROPOSAL 1: Election of Directors to Serve in a Class Whose Term Expires in 2025

Four directors are nominated for election to a class that will serve until the 2025 Annual Meeting of Shareholders and until their successors have been duly elected and qualified, or their earlier retirement or resignation. It is intended that the shares represented by each proxy will be voted, in the discretion of the proxies, FOR the nominees for directors set forth below, each of whom is an incumbent, or for any substitute nominee or nominees designated by our Board of Directors in the event any nominee or nominees become unavailable for election. In the event that an incumbent director receives a greater number of votes against their election than votes for such election, they are required to tender their resignation for consideration by the Nominating and Governance Committee of the Board of Directors in accordance with our Bylaws, as under “Director Resignation Policy.” The principal occupations of, and certain other information regarding, the nominees and our continuing directors are set forth below. In addition, information about each director’s specific experience, attributes and skills that led the Board to the conclusion that each of the directors is highly qualified to serve as a member of the Board is set forth below.

The Board believes that each of the Company’s directors is highly qualified to serve as a member of the Board. Each of our directors has contributed to the mix of skills, core competencies and qualifications of the Board. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions with some of the most admired organizations in the world. Many of our directors also benefit from an intimate knowledge of our operations and corporate philosophy. The Board believes that each director’s service as the chair, chief executive officer, president, chief financial officer, group president or executive vice president of a well-respected company has provided the directors with skills that are important to serving on our Board. The Board has also considered the fact that all of our directors have worked for, or served on the boards of directors of, a variety of companies in a wide range of industries. Specifically, the Board has noted that our directors have skills that, among others, have made them particularly suited to serve as a director of PPG. Our directors’ skills that are specifically related to PPG’s strategy are illustrated in the skills matrix on page 12. The Board believes that through their varying backgrounds, our directors bring a wealth of experiences, new ideas and solutions to our Board.

On July 20, 2023, the Board of Directors elected Christopher N. Roberts III as a director of PPG, effective October 18, 2023, and assigned him to the class of directors who are standing for election at the 2024 Annual Meeting. The Board assigned Mr. Roberts to the class of directors who are standing for election at the 2024 Annual Meeting as a matter of good corporate governance to bring him before the Company’s shareholders at the next annual meeting after his election to the Board.

Michael H. McGarry retired as PPG's Executive Chairman of the Board and as a director on October 1, 2023. The Company thanks Mr. McGarry for his over 35 years of dedicated service to PPG, including serving as a director since 2015 and as Chairman of the Board since 2016. Mr. McGarry’s extraordinary leadership made a significant impact on expanding the Company’s portfolio and reach in key growth markets, strengthened PPG’s position, and set the Company on a solid path for future growth and success.

Hugh Grant retired from our Board of Directors on December 31, 2023. The Company thanks Mr. Grant for his 18 years of dedicated service to PPG, including serving nine years as Lead Director. Mr. Grant brought considerable expertise and talents to the Board, including his exceptional leadership, an insightful approach to complex issues and an extensive knowledge of corporate affairs and governance, all of which provided an additional dimension to the Board’s deliberations.

Stephen F. Angel retired from our Board of Directors at the conclusion of the Board’s February 15, 2024 meeting. The Company thanks Mr. Angel for his 13 years of dedicated service to PPG, including chairing the Human Capital Management and Compensation Committee and the Sustainability and Innovation Committee. His leadership has played an important role in helping PPG and its leaders navigate complex issues and important decisions that have helped to further strengthen our business. His strategic mindset, global industry insights and proven experience will be missed.

PPG’s Articles of Incorporation currently provide that the Board shall be divided into three classes as nearly equal in number as possible. At the 2022 Annual Meeting, PPG’s shareholders voted in favor of a Board-sponsored proposal to declassify the Board of Directors. On May 13, 2022, PPG’s Articles of Incorporation were amended to provide that all directors will be elected annually beginning at the 2025 Annual Meeting. The directors to be elected at the 2024 Annual Meeting will be elected to serve a one-year term. At the 2025 Annual Meeting and at each annual meeting of shareholders thereafter, all directors will be elected annually.

2024 Proxy Statement 15

Vote Required

Each director nominee who receives a majority of the votes cast (the number of shares voted “for” the director must exceed 50% of the votes cast with respect to that director) at the Annual Meeting will be elected as a director.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

Nominees to Serve in a Class Whose Term Expires in 2025

The following directors, except Mr. Roberts who was elected to the Board on July 20, 2023, effective October 18, 2023, were elected in 2021 for a three-year term expiring at the 2024 Annual Meeting. Under PPG’s amended Articles of Incorporation, at this Annual Meeting these directors will be elected for a one-year term expiring at the 2025 Annual Meeting.

Officer of

He served as Executive Chair of Trane Technologies plc, a global leader in climate control and climate-focused innovations for buildings, homes and transportation, from July 1, 2021 until his retirement on December 31, 2021. Previously, Mr. Lamach served as Chairman and Chief Executive Officer of Trane Technologies from its separation from Ingersoll-Rand plc in February 2020 to July 1, 2021. Mr. Lamach served in several roles with Ingersoll-Rand, including Chairman and Chief Executive Officer from June 2010 to February 2020, Director from February 2010 to February 2020, President and Chief Executive Officer from February 2010 to June 2010; President and Chief Operating Officer from February 2009 to February 2010; President of Trane Commercial Systems from June 2008 to February 2009; and President of the Security Technologies Sector from February 2004 to June 2008. Prior to joining Ingersoll-Rand, Mr. Lamach spent 17 years in a variety of management positions with Johnson Controls. Mr. Lamach is also a director of Nucor Corporation. He served as a director of Iron Mountain, Inc. from 2007 to 2015 and as Chair of the Board of the National Association of Manufacturers.

Michael W. Lamach
Retired Executive Chair and Chief Executive Officer of Trane Technologies plc Independent Lead Director Age: 60 Committees: Human Capital Management and Compensation; Nominating and Governance

Professional Experience:

Mr. Lamach has been a Director of PPG since 2015. He served as Executive Chair of Trane Technologies plc, a global leader in climate control and climate-focused innovations for buildings, homes and transportation, from July 1, 2021 until his retirement on December 31, 2021. Previously, Mr. Lamach served as Chairman and Chief Executive Officer of Trane Technologies from its separation from Ingersoll-Rand plc in February 2020 to July 1, 2021. Mr. Lamach served in several roles with Ingersoll-Rand, including Chairman and Chief Executive Officer from June 2010 to February 2020, Director from February 2010 to February 2020, President and Chief Executive Officer from February 2010 to June 2010; President and Chief Operating Officer from February 2009 to February 2010; President of Trane Commercial Systems from June 2008 to February 2009; and President of the Security Technologies Sector from February 2004 to June 2008. Prior to joining Ingersoll-Rand, Mr. Lamach spent 17 years in a variety of management positions with Johnson Controls. Mr. Lamach is also a director of Honeywell International Inc. and Nucor Corporation. He served as a director of Iron Mountain, Inc. from 2007 to 2015 and as Chair of the Board of the National Association of Manufacturers.

Qualifications: During his career, Mr. Lamach led a number of businesses serving different end-use markets, including automotive components, controls, security systems and HVAC systems. As former Chairman and Chief Executive Officer of Trane Technologies plc and previously of Ingersoll-Rand plc, he brings to the Board experience leading global companies that sell a diverse range of products and services to both industrial and consumer customers. Mr. Lamach’s past service as the Chair of the Board of the National Association of Manufacturers provides him with keen insight into the challenges facing manufacturers.

16 2024 Proxy Statement

Martin H. Richenhagen
Retired Chairman, President and Chief Executive Officer of AGCO Corporation Independent Age: 71 Committees: Human Capital Management and Compensation; Sustainability and Innovation

Professional Experience:

Mr. Richenhagen has been a Director of PPG since 2007. He served as Chairman, President and Chief Executive Officer of AGCO Corporation, an agricultural equipment manufacturer from 2006 through December 2020. From 2004 to 2006, he served as President and Chief Executive Officer of AGCO. From 2003 to 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a Swiss flooring materials company. From 1998 to 2003, he was with CLAAS KgaA MbH, a German-based manufacturer of agricultural and forest machinery, serving as Group President from 2000 until 2003. Mr. Richenhagen is also a director of Linde plc and Daimler Truck Holding AG. Mr. Richenhagen was a director of Axios Sustainable Growth Acquisition Corporation from 2022 to 2023 and Praxair, Inc. from 2015 until the closing of its combination with Linde AG in October 2018.

Qualifications: Mr. Richenhagen led global manufacturing companies for many years. As Chairman, President and Chief Executive Officer of AGCO Corporation, he led a global manufacturer of agricultural equipment with dealers and distributors in more than 140 countries worldwide. Mr. Richenhagen brings considerable international business experience to the Board, having served as a senior executive at multinational companies located in Europe and the United States.

Christopher N. Roberts III
Executive Vice President and General Manager, Global Food and Beverage of Ecolab Inc. Independent Age: 61 Committees: Audit; Sustainability and Innovation

Professional Experience:

Mr. Roberts has been a Director of PPG since October 2023. He has served as Executive Vice President and General Manager, Global Food and Beverage of Ecolab Inc., a global leader in water, hygiene and infection prevention solutions and services, since November 24, 2020. Mr. Roberts joined Ecolab in October 2020 as Executive Vice President, Strategic Initiatives. Prior to joining Ecolab, Mr. Roberts was an executive at Land O’Lakes, Inc., a member-owned cooperative and one of America’s premier agribusiness and food companies, serving as Executive Vice President and Chief Customer Officer from September 2019 to May 2020 and Executive Vice President and Chief Operating Officer, Dairy Foods from February 2017 to August 2019. Previously, Mr. Roberts held leadership roles at Cargill, Incorporated, a world leading provider of food ingredients, agricultural and food service products and financial and technological solutions, including President, Cargill Foodservice North America from 2016 until January 2017; President, Value Added Protein from 2015 to 2016; President, Kitchen Solutions from 2011 to 2015; Group Vice President, Food Products, Corn Milling North America from 2009 to 2011; and Vice President and General Manager, Sweeteners Americas from 2006 to 2009. Prior to Cargill, Mr. Roberts held progressively responsible sales, marketing and general management positions with PepsiCo, Inc.’s Frito-Lay business and with The Coca-Cola Company. During 2020, he was a strategy and growth advisor to MIC Capital Partners, a private equity firm owned by the Mubadala Investment Company, advising senior leadership teams of consumer product-focused companies in the MIC Capital portfolio. Mr. Roberts served as a director of Meredith Corporation from 2019 to 2021, when Meredith was acquired by Gray Television Inc. and IAC Inc.

Qualifications: Mr. Roberts’s senior leadership roles at several leading, multinational industrial and consumer products companies provides him with substantial operational, marketing, customer relations, retail and branding experience in business-to-business and business-to-consumer settings. He brings to the Board significant experience growing and improving the businesses he has led.

2024 Proxy Statement 17

Catherine R. Smith
Chief Financial Officer and Treasurer of Nordstrom, Inc. Independent Age: 60 Committees: Audit; Sustainability and Innovation

Professional Experience:

Ms. Smith has been a Director of PPG since 2019. She has been Chief Financial Officer and Treasurer of Nordstrom, Inc., a leading retailer of apparel, shoes, beauty products, accessories and home goods with over 350 locations, since May 2023. She previously served as Chief Financial and Administrative Officer of Bright Health Group, Inc., a diversified, consumer-focused healthcare company providing a broad range of benefits and services to consumers and care providers in local markets throughout the United States, from January 2020 to May 2023. Prior to joining Bright Health, Ms. Smith was Executive Vice President and Chief Financial Officer of Target Corporation, a customer-centric, omnichannel retailer with approximately 2,000 stores in the United States, from September 2015 to November 2019. From February to December 2014, Ms. Smith was Executive Vice President and Chief Financial Officer of Express Scripts Holding Company, a Fortune 20 company and the United States’ largest pharmacy benefit manager, leaving the company in March 2015. Prior to Express Scripts, Ms. Smith held Chief Financial Officer positions at Walmart International, GameStop Corp., Centex Corp. and others. Ms. Smith is also a director of Baxter International Inc.

Qualifications: Ms. Smith has significant expertise gained from years of leading the complex finance organizations of some of the largest companies in the United States. Her experience in financial reporting, accounting and internal controls brings valuable expertise to the Board. In addition, Ms. Smith has extensive experience leading retail companies with a national and international footprint similar to that of PPG.

Continuing Directors—Term Expires in 2025

The following directors were elected in 2022 for a three-year term expiring at the 2025 Annual Meeting or in 2023 for a two-year term expiring at the 2025 Annual Meeting. Under PPG’s amended Articles of Incorporation, at the 2025 Annual Meeting these directors will be elected for a one-year term expiring at the 2026 Annual Meeting.

Company
Melanie L. Healey
Former Group President, North America of The Procter & Gamble Company Independent Age: 62 Committees: Nominating and Governance; Sustainability and Innovation

Professional Experience:

Ms. Healey has been a Director of PPG since 2016. She served as Group President at Procter & Gamble, one of the world’s leading providers of branded consumer packaged goods, from 2007 to 2015, serving as President and Advisor to the Chairman and Chief Executive Officer from January to June 2015; as Group President, North America from 2009 to 2015; and as Group President, Global Feminine and Health Care sector from 2007 to 2009. She previously served as President, Global Feminine Care and Adult Care sector from 2005 to 2007 and as Vice President and General Manager, Feminine Care North America from 2001 to 2005. Ms. Healey joined Procter & Gamble in 1990. She has more than 30 years of experience in the consumer goods industry having previously held positions with S. C. Johnson & Son, Inc. and Johnson & Johnson. Ms. Healey is also a director of Hilton Worldwide Holdings Inc., Kenvue Inc. and Verizon Communications Inc.

Qualifications: Ms. Healey has extensive experience in the consumer goods industry with three multinational companies. She has a thorough understanding of strategy, branding, consumer marketing and international operations, including 18 years working outside the United States. Ms. Healey brings to the Board significant marketing, brand building, managerial and international expertise gained from years of experience marketing consumer products to customers worldwide.

18 2024 Proxy Statement

Consolidated master limited partnerships formed by Marathon Petroleum Corporation.
Gary R. Heminger
Retired Chairman and Chief Executive Officer of Marathon Petroleum Corporation Independent Age: 70 Committees: Human Capital Management and Compensation; Nominating and Governance

Professional Experience:

Mr. Heminger has been a Director of PPG since 2017. Mr. Heminger retired as Chairman and Chief Executive Officer of Marathon Petroleum Corporation in April 2020. He became Chief Executive Officer of Marathon Petroleum in 2011 and became Chairman of the Board in 2016. Marathon Petroleum is one of the largest independent petroleum product refining, marketing, retail and pipeline transportation companies in the United States. Mr. Heminger spent over 45 years in a variety of leadership, financial and marketing positions with Marathon Petroleum. From 2011 to 2020, he served as President and Chief Executive Officer of Marathon Petroleum Corporation, and from 2001 to 2011, Mr. Heminger served as both Executive Vice President – Downstream, Marathon Oil Corporation and as President of Marathon Petroleum Company LLC. Previously, he served as Executive Vice President, Supply, Transportation and Marketing for Marathon Ashland Petroleum from January to September 2001; as Senior Vice President, Business Development from 1999 to January 2001; and as Vice President, Business Development from 1998 to 1999. From 2012 to April 2020, Mr. Heminger also served as Chairman of the Board and Chief Executive Officer of MPLX GP LLC, a wholly owned, indirect subsidiary of Marathon Petroleum and the general partner of MPLX LP, a consolidated master limited partnership formed to own and operate midstream energy infrastructure assets. Mr. Heminger is also a director of Fifth Third Bancorp.

Qualifications: Mr. Heminger has significant leadership and financial expertise gained from years of service at a large petroleum product refining, transport, marketing and retail company. His over 40 years of experience leading a complex manufacturing and marketing business provides useful guidance in managing PPG’s complex organization with many of the same challenges and opportunities as faced by PPG. Mr. Heminger also brings to the Board marketing and retail expertise gained from overseeing Marathon Petroleum Corporation’s former network of gasoline retail locations and convenience stores.

Timothy M. Knavish
Chairman and Chief Executive Officer of PPG Industries, Inc. Age: 58 Committees: None

Professional Experience:

Mr. Knavish has been a Director of PPG since 2022. He has served as Chairman and Chief Executive Officer of PPG since October 1, 2023. He served as President and Chief Executive Officer of PPG from January 1, 2023 until October 1, 2023 and as Chief Operating Officer from March 1, 2022 to December 31, 2022. Mr. Knavish previously served as Executive Vice President from October 2019 through February 2022; Senior Vice President, Architectural Coatings and President, PPG Europe, Middle East and Africa from January 2019 through September 2019; Senior Vice President, Industrial Coatings from October 2017 through December 2018; Senior Vice President, Automotive Coatings from March 2016 through September 2017; Vice President, Protective and Marine Coatings from August 2012 through February 2016 and Vice President, Automotive Coatings, Americas from March 2010 through July 2012. Mr. Knavish joined PPG in 1987. Mr. Knavish is also a director of Rockwell Automation, Inc.

Qualifications: Mr. Knavish has been an employee of PPG for over 35 years and has served in executive level positions at PPG since 2010, providing him with significant knowledge of the coatings industry. He has been a highly successful leader of businesses in both PPG’s Industrial Coatings and Performance Coatings segments, serving in a variety of key business and functional leadership roles in the United States, Europe and the Asia Pacific region. Mr. Knavish has been integral to PPG’s acquisition strategy. Mr. Knavish also has led PPG’s efforts to enhance PPG’s sales capabilities and digital offerings.

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, and from 2012 to 2014 she was an operating partner at Kleiner Perkins Caufield & Byers, a top venture capital firm. From 2010 to 2012, Ms. Ligocki was President and Chief Executive Officer and a director of Next Autoworks, a start-up automobile manufacturer. From 2008 to 2010, she served as principal at Pine Lake Partners, a consultancy for start-up companies, and from 2008 to 2009 she was President and Chief Executive Officer of start-up Mexican automobile manufacturer and retailer, GS Motors, owned by Grupo Salinas, a Mexican conglomerate. From 2003 to 2007, Ms. Ligocki was Chief Executive Officer of Tower Automotive, a Fortune 1000 automotive supplier. Her previous experience includes executive leadership positions in global operations at Ford Motor Company and United Technologies Corporation as well as various leadership roles at General Motors Corporation. Ms. Ligocki is also a director of Lear Corporation and Carpenter Technology Corporation and served as a director of Ashland Inc. from 2004 to 2014.

Kathleen A. Ligocki
Former Chief Executive Officer of Agility Fuel Solutions, LLC Independent Age: 67 Committees: Audit; Human Capital Management and Compensation

Professional Experience:

Ms. Ligocki has been a Director of PPG since 2020. Ms. Ligocki served as Chief Executive Officer of Agility Fuel Solutions, LLC, a leading manufacturer of natural gas solutions for medium and heavy-duty vehicles in North America, from 2015 to 2019. From 2014 to 2015, she was President and Chief Executive Officer and a director of start-up company, Harvest Power, Inc., a leading organic waste management company in North America, and from 2012 to 2014 she was an operating partner at Kleiner Perkins Caufield & Byers, a top venture capital firm. From 2010 to 2012, Ms. Ligocki was President and Chief Executive Officer and a director of Next Autoworks, a start-up automobile manufacturer. From 2008 to 2010, she served as principal at Pine Lake Partners, a consultancy for start-up companies, and from 2008 to 2009 she was President and Chief Executive Officer of start-up Mexican automobile manufacturer and retailer, GS Motors, owned by Grupo Salinas, a Mexican conglomerate. From 2003 to 2007, Ms. Ligocki was Chief Executive Officer of Tower Automotive, a Fortune 1000 automotive supplier. Her previous experience includes executive leadership positions in global operations at Ford Motor Company and United Technologies Corporation as well as various leadership roles at General Motors Corporation. Ms. Ligocki is also a director of Carpenter Technology Corporation and Lear Corporation. She served as a director of Qell Acquisition Corp. from October 2020 to December 2021 and as a director of Ashland Inc. from 2004 to 2014.

Qualifications: Ms. Ligocki has diverse senior leadership experience in the automotive and transportation industry, a key customer for PPG’s products. As the chief executive officer of several start-up and early stage companies, she brings to the Board significant understanding of the importance of innovation and the process of bringing new ideas to market. Ms. Ligocki also has substantial experience managing the manufacturing and operations of multinational companies.

Michael T. Nally
Chief Executive Officer and Director of Generate Biomedicines, Inc. and CEO-partner of Flagship Pioneering Independent Age: 48 Committees: Audit; Sustainability and Innovation

Professional Experience:

Mr. Nally has been a Director of PPG since 2021. He has been Chief Executive Officer of Generate Biomedicines, Inc., a company that uses machine learning algorithms to design biological compounds to combat disease, since March 31, 2021. Previously, Mr. Nally was Executive Vice President and Chief Marketing Officer of Merck & Co., Inc., a leading, global health care company that delivers innovative health solutions through prescription medicines, vaccines, biologic therapies and animal health products, from January 2019 to March 31, 2021. Mr. Nally led Merck’s human health business and was responsible for developing Merck’s growth strategy and commercialization model. From September 2016 to January 2019, Mr. Nally served as President, Global Vaccines and delivered significant business growth and a dramatic increase in the reach and public health impact of pediatric, adolescent and adult vaccines. He served as Managing Director, United Kingdom and Ireland from January 2014 through August 2016. Previously, Mr. Nally served in key management positions in strategic initiatives, commercial operations, business development and investor relations after joining Merck in 2003.

Qualifications: Mr. Nally’s leadership experience in the pharmaceutical industry brings to the Board extensive understanding of the research and development process and the importance of product innovation to growth. He also has valuable experience commercializing new technologies and marketing products to consumers. Mr. Nally also has experience managing significant global businesses for a multinational company.

20 2024 Proxy Statement

Guillermo Novo
Chairman and Chief Executive Officer of Ashland Inc. Independent Age: 61 Committees: Audit; Human Capital Management and Compensation

Professional Experience:

Mr. Novo has been a Director of PPG since 2021. He has been Chairman and Chief Executive Officer of Ashland Inc. (formerly known as Ashland Global Holdings Inc.), a leading, global manufacturer of specialty materials for customers in a wide range of consumer and industrial markets, including architectural coatings, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceuticals, since December 31, 2019. Prior to becoming Chairman and Chief Executive Officer, Mr. Novo was an independent director of Ashland, joining the board in May 2019. Mr. Novo served as the President and Chief Executive Officer and a director of Versum Materials, Inc. from 2016 until its sale in 2019. Previously, Mr. Novo served as Executive Vice President, Materials Technologies of Air Products and Chemicals, Inc. from 2014 to 2016, leading the spin-off of Versum Materials from Air Products and Chemicals. He joined Air Products and Chemicals in 2012 as Senior Vice President, Electronics, Performance Materials, Strategy and Technology. Prior to joining Air Products and Chemicals, Mr. Novo was employed by the Dow Chemical Company where he most recently served as Group Vice President, Dow Coating Materials. He began his career in 1986 with Rohm and Haas Company (which merged with Dow in 2009) and held a variety of commercial, marketing, and general management positions, living in South America, the United States and Asia. In 1998, Mr. Novo was named a Vice President at Rohm and Haas, and in 2006 he became a corporate officer and one of five group executives on the corporate leadership team responsible for driving the overall strategy for the company. Mr. Novo served as a director of Versum Materials, Inc. from 2016 to 2019 and as a director of Bemis Company, Inc. from 2018 to 2019 when Bemis was acquired by Amcor plc.

Qualifications: Mr. Novo’s over 30 years in the specialty chemicals and specialty materials industry brings to the Board extensive understanding of our business, including the perspective of a strategic raw material supplier to the specialty chemicals industry. He also has significant experience and knowledge in the areas of business strategy, mergers and acquisitions in the chemicals industry, global business operations, manufacturing and corporate governance.

2024 Proxy Statement 21

CORPORATE GOVERNANCE

Our Governance Highlights

√

9 of 10 directors are independent

√

All Board committee members are independent

√

Majority voting in uncontested elections

√

All directors will be elected annually beginning at the 2025 Annual Meeting

√

No dual class structure; each shareholder gets one vote per share

√

Proxy access right with market terms

√

Strong independent Lead Director with clearly defined duties that are publicly disclosed

√

Board oversight of Company strategy

√

Annual Board and committee self-evaluations

√

Extensive shareholder engagement

√

Independent directors regularly meet without management present

√

No poison pill

BOARD OF DIRECTORS

Chairman: Timothy M. Knavish

Independent Lead Director: Michael W. Lamach

Meetings: 8

9 of 10 PPG Directors are Independent

√  Our independent directors meet separately, without any management present, at each meeting of the Board.

√  Each of the Board’s standing committees regularly meets without members of management present.

√  Management succession is regularly discussed by the Board with Mr. Knavish and PPG’s Senior Vice President and Chief Human Resources Officer.

√  The Lead Director presides over the independent director sessions at each meeting and facilitates communications and serves as a liaison between the independent directors and the Chairman and Chief Executive Officer.

Board’s Emphasis on Strategy

PPG’s Board is actively engaged in developing our strategy and overseeing its execution, including major business and organizational initiatives, capital allocation priorities and potential business development opportunities. The Board devotes at least one full day each year to reviewing and formulating our strategy. Throughout the year, the Board uses its experience in manufacturing, global business, science and technology, and marketing to oversee the execution of our strategy and capital allocation and works with senior management to guide our strategy.

99%

The average attendance at meetings of the Board and committees during 2023 was 99%, and no incumbent director attended less than 75% of the total number of meetings of the Board and committees on which such director served. PPG does not have a formal policy requiring attendance at the annual meeting of shareholders; however, all directors serving at the time of the 2023 Annual Meeting of Shareholders, other than Mr. Richenhagen, attended the meeting.

Board Composition, Refreshment and Diversity

PPG’s business, property and affairs are managed under the direction of the Board of Directors. The Board is currently comprised of 10 members, divided into three classes. Terms of the classes are staggered, with one class standing for election each year. At the Company’s 2022 Annual Meeting, shareholders approved a Board-sponsored proposal to amend PPG’s Articles of Incorporation to provide for the annual election of all directors. Pursuant to PPG’s amended Articles of Incorporation, all directors will be elected annually beginning at PPG’s 2025 Annual Meeting. The Board is elected by our shareholders to oversee management of the Company in the long-term interests of all shareholders. The Board also considers the interests of other stakeholders, which include customers, employees, retirees, suppliers, the communities we serve and the environment. The Board strives to ensure that PPG conducts business in accordance with the highest standards of ethics and integrity.

The Board seeks to maintain an appropriate balance of directors with varying tenure, diversity and skills. The Nominating and Governance Committee continually evaluates potential director candidates with the goal of finding directors whose skills complement the skills of PPG’s current directors, who add to the expertise of the Board as a

22 2024 Proxy Statement

whole and who have experience to contribute insight into our strategy. Using a skills matrix that includes the experience and skills of our current directors and keeping in mind the skills that the Board believes would add to the capabilities and knowledge of our Board, the Nominating and Governance Committee regularly reviews the skills and experience of our directors and potential director candidates. More information about the skills and experience of our directors can be found in the matrix on page 12 and within the biographies of our directors beginning on page 16.

Our Corporate Governance Guidelines require that any director who has attained the age of 72 retire at the next annual meeting following the director's 72nd birthday. Eight new directors have joined the Board since the end of 2016. Since the end of 2012, the average age of our directors has decreased from 64 to 62 and our average director tenure has decreased from approximately 10 years to approximately five years. Although our average tenure has fallen with the addition of new directors, the Board believes that it is important to have longer-serving directors on the Board who have an intimate knowledge of our operations and our corporate philosophy. These longer-serving directors have also guided PPG through the peaks and troughs of the business cycle and can share this experience with our newer directors.

The Nominating and Governance Committee does not a have formal policy with regard to the consideration of diversity in identifying director candidates. However, we endeavor to have a Board representing diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the Company’s global activities. The Nominating and Governance Committee seeks to find director candidates who have demonstrated executive leadership ability and who are representative of the broad scope of shareholder interests by identifying candidates from varied industries having diverse cultural or ethnic backgrounds, viewpoints and ages. The Nominating and Governance Committee believes that the current members of the Board provide this diversity as discussed more specifically on page 11.

Director Independence

In accordance with the rules of the New York Stock Exchange, the Board affirmatively determines the independence of each director and nominee for election or appointment as a director in accordance with the categorical guidelines it has adopted, which include all objective standards of independence set forth in the exchange listing standards. Based on these standards, at its meeting held on February 15, 2024, the Board determined that each of the following non-employee directors is independent and has no material relationship with PPG, except as a director and shareholder:

Melanie L. Healey	Guillermo Novo
Gary R. Heminger	Martin H. Richenhagen
Michael W. Lamach	Christopher N. Roberts III
Kathleen A. Ligocki	Catherine R. Smith
Michael T. Nally

In addition, based on such standards, the Board affirmatively determined that Timothy M. Knavish is not independent because he is an officer of PPG. The categorical independence standards adopted by the Board are contained in the Corporate Governance Guidelines, which may be accessed from the Corporate Governance section of our website at investor.ppg.com.

Board Leadership Structure

We believe our Board leadership structure provides the appropriate balance of oversight by independent directors and management insight. The Board believes the independent directors should have the flexibility to respond to changing circumstances and choose the board leadership structure that best fits the Company’s needs as they evolve over time. Prior to 2023, we had a traditional board leadership structure under which Mr. McGarry served as our Chairman of the Board and Chief Executive Officer. Beginning on January 1, 2023, Mr. McGarry became PPG’s Executive Chairman and Mr. Knavish became PPG’s President and Chief Executive Officer. On October 1, 2023, Mr. McGarry retired, and the board appointed Mr. Knavish as Chairman and Chief Executive Officer. Having a combined Chairman and Chief Executive Officer is only one element of our leadership structure, which also includes an independent Lead Director and active, independent non-employee directors. We currently have 10 non-employee directors, each of whom is independent. Our Board has four standing committees, each of which is comprised solely of independent directors with an independent committee chair. The Board has determined that the appropriate structure for the Board at this time is for Mr. Knavish, our Chief Executive Officer, to serve as Chairman of the Board, while also providing for the counterbalance of a strong independent Lead Director role, fully independent Board committees, and other good governance practices.

The Board believes that Mr. Knavish is the best person to serve as Chairman. He is the director most familiar with PPG’s enterprise growth strategy, and he enhances the alignment between PPG management and the Board in

2024 Proxy Statement 23

implementing this strategy. He is also intimately familiar with our business and industry and the director most capable of identifying strategic priorities and communicating these to the Board. The Board also believes that Mr. Knavish’s service as Chairman creates a highly effective bridge between the Board and management and provides the leadership to execute our business strategy and create shareholder value. In addition, having one person serve as both Chairman and Chief Executive Officer demonstrates to our employees, shareholders, customers, suppliers and other stakeholders that PPG has strong leadership setting the tone and having the responsibility for managing our operations. Having a single leader eliminates the potential for confusion and provides clear leadership for PPG.

Our Board consists of directors with significant leadership skills, as discussed above. All of our independent directors have served as the chairman, chief executive officer, president, chief financial officer, group president or executive vice president of other companies. Accordingly, we believe that our independent directors have demonstrated leadership in large enterprises and are well versed in board processes and that having directors with significant leadership skills benefits our Company and our shareholders. In addition, many of our directors currently serve or have served on the board of directors of other large and successful companies, bringing those experiences and perspectives to our Board.

In accordance with our Bylaws and our Corporate Governance Guidelines, the Chairman is responsible for chairing Board meetings and setting the agenda for these meetings. Each director also may suggest items for inclusion on the agenda and may raise at any Board meeting subjects that are not on the agenda for that meeting. As required by our Corporate Governance Guidelines, our independent directors meet separately, without management present, at each meeting of the Board. In addition, each of the Board’s standing committees regularly meets without members of management present.

Lead Director. The Board has designated the chair of the Nominating and Governance Committee to serve as the Lead Director. In their discretion, the independent directors may select another independent director to serve as the Lead Director. After serving as PPG’s Lead Director for nine years, Mr. Grant retired at the end of 2023, and Mr. Lamach was appointed as chair of the Nominating and Governance Committee and as Lead Director. Mr. Lamach has been a director of PPG since 2015 and has served on each of PPG’s standing board committees. The Board believes that Mr. Lamach is ideally suited to serve as Lead Director given his many contributions since joining the Board, his sound perspective, dedication to PPG, proven experience as Chairman and CEO of Trane Technologies and service as a director of both Trane and Ingersoll-Rand.

Aside from chairing meetings of the independent directors, the Lead Director:

●	presides at all meetings where the Chairman is not present;
●	facilitates communications and serves as a liaison between the independent directors, the Chairman and Chief Executive Officer;
●	has the power to call meetings of the independent directors;
●	communicates to the Chairman and Chief Executive Officer any suggestions, views or concerns expressed by the independent directors and consults with the Chairman and Chief Executive Officer about the concerns of the Board;
●	advises the Chairman and Chief Executive Officer as to the information necessary or appropriate for the independent directors to effectively and responsibly perform their duties and provides feedback on the quality, quantity and timeliness of information submitted by management;
●	approves Board meeting agendas and other types of information sent to the Board;
●	approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;
●	is available for consultation and direct communication with major shareholders as appropriate;
●	participates in the identification and evaluation of director candidates and facilitates director development;
●	acts as a resource and advisor to the Chairman and Chief Executive Officer;
●	unless otherwise directed by the Board, serves as the independent directors’ representative in extraordinary matters such as significant corporate transactions and crisis situations;
●	recommends to the Board the formation and membership of ad-hoc committees of the Board to oversee extraordinary matters such as significant corporate transactions and crisis situations;
●	authorizes the retention of outside advisors and consultants who report directly to the Board on Board-wide issues;
●	actively participates in the Board’s review of acquisition opportunities and the management succession process; and
●	performs such other duties as the Board may from time to time designate.

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As part of its annual self-evaluation process, the Board, at least annually, evaluates our leadership structure to ensure that it provides the optimal structure for PPG. We believe that having a director with day-to-day oversight of Company operations, coupled with experienced independent directors who have appointed a Lead Director and four wholly-independent board committees, is the appropriate leadership structure for PPG.

Shareholder Engagement

Through engagement with our shareholders, the Board and our senior management team are provided with feedback on a variety of topics, including:

●
strategic and financial performance
●
operations
●
corporate governance
●
executive compensation
●
Board composition
●
sustainability
●
diversity, equity and inclusion

	Percentage of our outstanding shares held by institutional investors with whom we met in 2023.	Percentage of our outstanding shares held by institutional investors with whom we held governance-focused meetings in 2023.

These constructive engagements enable the Board and management to evaluate and assess our Company from different perspectives and viewpoints. The key themes of feedback received during our engagement meetings as well as efforts we are taking in consideration of the feedback we received were shared with the Board. These initiatives help to ensure that the Board is apprised of key trends and topics being considered by our shareholders. A general outline of our approach to shareholder engagement can be found below.

Before the Annual Meeting of Shareholders	At the Annual Meeting of Shareholders	After the Annual Meeting of Shareholders
●
We reach out to investors to discuss key issues facing our Company and industry
●
Together, the Board and senior management discuss shareholder feedback and determine if additional actions are required
●
Management institutes changes as appropriate
●

Our shareholders:

●
elect eligible nominees to join the Board of Directors
●
vote on executive compensation
●
vote on the ratification of our auditors
●
potentially vote on other proposals brought by management or by our shareholders
●

●
We tabulate and review the voting results
●
Together, the Board and senior management discuss the results and determine what additional actions are appropriate
●
We prepare our agenda for further shareholder engagement
●

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The Board’s Role in ESG

Our Board is actively engaged in our ESG programs and initiatives. Our ESG approach is grounded in our vision of delivering lasting value for stakeholders and customers by operating with integrity, working safely, respecting the contributions of our people, preserving the environment and supporting the communities where we operate. Our ESG oversight structure is designed to effectively govern and manage the ESG risks and opportunities that are integral to our business strategy, and Board oversight of significant ESG matters is incorporated into its oversight of our business and our strategy. Significant ESG risks are reviewed and evaluated by the Board and its committees as part of their ongoing risk oversight of our Company.

Framework for Board oversight of ESG		Environmental	Social	Governance

Sustainability and Innovation Committee	PPG Board of Directors	Nominating and Governance Committee

Employee health and safety

Environmental programs

Product stewardship

Remediation activities

Sustainability programs and performance

Climate change risks and opportunities

Innovation, science and technology processes and
capabilities

Corporate governance oversight Recommending new directors and executive officers Government affairs and political activities Shareholder engagement ESG program governance
ESG strategy Succession planning Diversity, equity and inclusion Community engagement and charitable programs
Human Capital Management and Compensation Committee		Audit Committee
Culture and purpose Employee engagement Employee development Executive compensation Pay equity		Enterprise risk management Cybersecurity Data privacy

In 2021, the Board conducted a comprehensive review of its oversight of the Company’s ESG programs and practices to ensure that the Board or one of its committees has oversight responsibility for each of the ESG programs and practices that is significant to PPG. As a result of this review, the Board in 2021 revised our Corporate Governance Guidelines and the charters of each committee to more clearly specify the ESG programs and practices overseen by the Board and each of its committees. The Nominating and Governance Committee actively monitors the changing ESG landscape and recommends changes to PPG’s governance programs and practices.

The Board’s long-standing Sustainability and Innovation Committee oversees and receives regular updates on the Company’s environment, health, safety, product stewardship and sustainability initiatives, including the Company’s sustainability goals and progress toward our goals. In connection with its review of our ESG oversight program, the Board selected the Sustainability and Innovation Committee as the committee with responsibility for reviewing the risks and opportunities to PPG of the effects of climate change.

PPG recognizes the importance of corporate culture and diversity, equity and inclusion efforts to our success. The Board has been focused on employee engagement and provided its guidance in connection with the formulation and introduction of The PPG Way. Since the introduction of The PPG Way, the Board has received regular updates on our engagement progress. The Board has also endorsed our recent diversity, equity and inclusion actions, including hiring an executive level Global Head of Diversity, Equity and Inclusion, reporting of our diversity, equity and inclusion programs, achievements and statistics and the PPG Industries Foundation’s commitment to organizations focusing on social justice. In 2021, the Board repositioned the Officers-Directors Compensation Committee as the Human Capital Management and Compensation Committee and expanded its responsibilities to include oversight of our human capital strategies in the areas of culture and purpose, employee engagement, development and pay equity.

Our aim is to bring color and brightness to communities around the world. The PPG Industries Foundation is the primary vehicle for our U.S. community engagement efforts. The PPG Industries Foundation distributes over $6 million in donations annually and manages our COLORFUL COMMUNITIES® program. The Board has oversight responsibility for

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the PPG Industries Foundation and also receives updates on PPG’s other community engagement and global giving initiatives.

PPG engages in the political process when we believe that doing so will serve the best interests of the Company and our stakeholders. We support public policies that contribute to the achievement of our long-term growth. The Nominating and Governance Committee has been assigned responsibility to oversee our government affairs activities and to receive periodic reports regarding the activities of our Government Affairs team. More information about PPG’s political activities, including PPG’s Political Contributions and Activities Policy and political spending reports, are available on our Government Affairs website at http://corporate.ppg.com/Our-Company/Government-Affairs.aspx.

Each Board committee will report its activities in these areas back to the full Board of Directors.

At the management level, day-to-day implementation of our ESG initiatives is led by our Vice President, Global Sustainability, a new position created in 2021 to coordinate PPG’s ESG and sustainability programs and to communicate our ESG progress with our customers, shareholders and other stakeholders. The Vice President, Global Sustainability works with PPG’s Sustainability Committee, a committee of management consisting of senior corporate executives, to establish and monitor our sustainability goals, policies, programs and procedures that incorporate sustainability into our business practices, including resource management, climate change impacts, innovation, communications, community engagement, procurement, manufacturing and employee wellness.

Board Oversight of PPG’s Strategy

PPG’s Board is actively engaged in developing and overseeing the execution of our strategy, including major business and organizational initiatives, capital allocation priorities and potential business development opportunities. Throughout the year, the Board applies its experience in manufacturing, global business, science and technology and marketing to oversee the execution of our strategy and capital allocation and works with senior management to guide our strategy. At its October meeting, the Board devotes one full day to reviewing and formulating our strategy. At each Board meeting and during our annual strategy session, directors engage with PPG’s senior leadership in robust discussions about the Company’s overall strategy, priorities for its businesses and long-term growth opportunities.

Director Time Commitments

Pursuant to our Corporate Governance Guidelines, any director who is considering joining the board of directors of another publicly traded or privately held company must obtain the approval of the Nominating and Governance Committee. When reviewing such a request, the Nominating and Governance Committee takes into consideration the current time commitments of the requesting director, including the demands of their primary occupation and those of their service on the boards of directors of other companies and the director “overboarding” limits or policies set forth in the voting guidelines of the Company’s large institutional investors.

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The Board’s Role in Risk Management

Management	Our management team is responsible for day-to-day management of risk. The Enterprise Risk Committee oversees management's active management of risk.	Board of Directors

Our Board has broad oversight responsibility for our risk-management programs. While the Audit Committee has primary responsibility for overseeing our enterprise risk assessment and management process, our entire Board is actively involved in overseeing risk management for the Company by engaging in periodic discussions with Company officers and other employees as the Board may deem appropriate. We believe that the leadership structure of our Board supports the Board’s effective oversight of the Company’s risk management.

Audit Committee Focuses on risks inherent in our accounting, financial reporting, legal and regulatory compliance, cybersecurity, data privacy and internal controls.

Sustainability and Innovation Committee

Considers risks related to our environment, health, safety, product stewardship, climate change and our sustainability programs. Reviews our approach to innovation, science and technology.

Human Capital Management and Compensation Committee Considers the risks that may be implicated by our executive compensation and human capital management programs.

Special Role of Audit Committee:

●
In accordance with New York Stock Exchange requirements, our Audit Committee charter provides that the Audit Committee is responsible for overseeing our risk management process.
●
The Audit Committee is updated on a regular basis on relevant and significant risk areas and actions being taken to mitigate these risks. This includes periodic updates from certain officers of the Company and a formal annual update by the Director, Corporate Audit Services (the leader of PPG’s internal audit function). The annual update provides a comprehensive review of PPG’s enterprise risks and includes the feedback from the Company’s officers and key managers. The Audit Committee, in turn, reports to the full Board.

PPG’s Enterprise Risk Committee (“ERC”), a committee of management, has overall responsibility for overseeing PPG’s enterprise risk management processes. The membership of the ERC includes the Executive Committee of the Company and the Director, Corporate Audit Services. Its responsibilities include:

●	developing and fostering PPG’s risk management culture;
●	identifying and monitoring the risks to PPG, both short- and long-term;
●	monitoring PPG’s risk management capabilities and crisis preparedness and recovery plans;
●	reviewing the steps management has taken to monitor and control major risk exposures, including the Company’s risk assessment and risk management policies; and
●	reviewing and assessing the effectiveness of PPG’s enterprise-wide risk assessment processes.

The ERC provides updates on its key activities and PPG’s enterprise risk management programs and risk posture to the Board or its committees, as appropriate.

Executive Succession Planning

One of the Board’s primary responsibilities is to oversee the development of appropriate executive-level talent to successfully execute PPG’s strategy. Executive succession is regularly discussed by the Board with the Chairman and Chief Executive Officer and PPG’s Senior Vice President and Chief Human Resources Officer. The Board reviews candidates for all executive officer positions to confirm that qualified successor-candidates are available for all key positions and that development plans are being utilized to strengthen the skills and qualifications of successor-candidates. At least annually, as required by our Corporate Governance Guidelines, and typically more often, the Board discusses Chief Executive Officer succession planning. The current Chief Executive Officer provides the Board with

28 2024 Proxy Statement

recommendations for and evaluations of potential Chief Executive Officer successors and reviews with the Board development plans for these successors. Directors engage with potential Chief Executive Officer and senior management talent at Board and committee meetings and in less formal settings to enable directors to personally interact with candidates. The Board reviews executive succession in the ordinary course of business as well as contingency planning in the event of an emergency or unanticipated event.

Corporate Governance Guidelines, Board Self-Evaluation and Board Orientation

The Board has adopted Corporate Governance Guidelines. These guidelines are revised from time to time to better address particular needs as they change over time. The Board revised the Corporate Governance Guidelines in 2021 to clarify the ESG responsibilities of the Board of Directors. The Corporate Governance Guidelines may be accessed from the Corporate Governance section of our website at investor.ppg.com.

The Board annually evaluates its own performance and that of its standing committees. The evaluation process is coordinated by the Nominating and Governance Committee and has three parts: committee self-assessments, full Board evaluations and evaluations of the individual directors in the class whose term is expiring at the next annual meeting. The committee self-assessments consider whether and how well each committee has performed the responsibilities listed in its charter. The full Board evaluations consider the committee self-assessments as well as the quality of the Board’s meeting agendas, materials and discussions. All assessments and evaluations focus on both strengths and opportunities for improvement and are shared with the Board.

The Board has a program for orienting new directors which includes presentations from members of senior management regarding our operations, technologies, governance, finances, compensation programs and other topics of interest to our new directors. The Company also provides for continuing education for all directors, including the reimbursement of expenses for continuing education.

Director Resignation Policy

Our Bylaws provide that if an incumbent director is not elected by majority vote in an “uncontested election” (where the number of nominees does not exceed the number of directors to be elected), the director must offer to tender their resignation to our Board of Directors. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders their resignation will not participate in the Board’s decision with respect to their resignation. The election of directors that will be held at the 2024 Annual Meeting is an uncontested election.

Review and Approval or Ratification of Transactions with Related Persons

The Board and its Nominating and Governance Committee have adopted written policies and procedures relating to approval or ratification of “Related Person Transactions.” Under these policies and procedures, the Nominating and Governance Committee (or its chair, under some circumstances) reviews the relevant facts of all proposed Related Person Transactions and either approves or disapproves of the Related Person Transaction, by taking into account, among other factors it deems appropriate:

●	the benefits to PPG of the transaction;
●	the impact on a director’s independence, in the event the “Related Person” is a director or an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;
●	the availability of other sources for comparable products or services;
●	the terms of the transaction; and
●	the terms available to unrelated third parties or to employees generally.

No director may participate in any consideration or approval of a Related Person Transaction with respect to which they or any of their immediate family members is the Related Person. Related Person Transactions are approved only if they are determined to be in, or not inconsistent with, the best interests of PPG and its shareholders.

If a Related Person Transaction that has not been previously approved or previously ratified is discovered, the Nominating and Governance Committee, or its chair, will promptly consider all of the relevant facts. In addition, the committee generally reviews all ongoing Related Person Transactions on an annual basis to determine whether to continue, modify or terminate the Related Person Transaction.

2024 Proxy Statement 29

Under our policies and procedures, a “Related Person Transaction” is generally a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which PPG was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is generally any person who is, or at any time since the beginning of PPG’s last fiscal year was, (i) a director or executive officer of PPG or a nominee to become a director of PPG; (ii) any person who is known to be the beneficial owner of more than 5% of any class of PPG’s voting securities; or (iii) any immediate family member of any of the foregoing persons.

Certain Relationships and Related Transactions

As discussed above, the Nominating and Governance Committee is charged with reviewing potential conflicts of interest and all Related Person Transactions. PPG and its subsidiaries purchase products and services from and/or sell products and services to companies of which certain of the directors and/or executive officers of PPG are directors and/or executive officers. During 2023, PPG entered into the following transactions with Related Persons that are required to be reported under the rules of the Securities and Exchange Commission:

Stephen F. Angel, a former director of PPG who retired in February 2024, is Chairman of the Board of Linde plc. During 2023, PPG and its subsidiaries sold approximately $1.2 million of products and services to Linde plc and purchased approximately $1.0 million of industrial gases from Linde plc.

Guillermo Novo, a director of PPG, is Chairman and Chief Executive Officer of Ashland Inc. During 2023, PPG and its subsidiaries sold approximately $200,000 of products and services to Ashland Inc. and purchased approximately $18.8 million of products and services from Ashland Inc.

Christopher N. Roberts III, a director of PPG, is Executive Vice President and General Manager, Global Food and Beverage of Ecolab Inc. During 2023, PPG and its subsidiaries purchased approximately $1.1 million of products and services from Ecolab Inc.

The Nominating and Governance Committee does not consider the amounts involved in such transactions material. Such purchases from and sales to each company involved less than 1% of the consolidated gross revenues for 2023 of each of the purchaser and the seller and all of such transactions were in the ordinary course of business.

30 2024 Proxy Statement

Board Committees

The Board currently has four standing committees: Audit Committee, Nominating and Governance Committee, Human Capital Management and Compensation Committee and Sustainability and Innovation Committee. The current composition of each Board committee is indicated below. The charter of each Board committee is available on the Corporate Governance section of our website at investor.ppg.com.

AUDIT COMMITTEE
Meetings: 5 Chair: Catherine R. Smith Other Members: ● Kathleen A. Ligocki ● Michael T. Nally ● Guillermo Novo ● Christopher N. Roberts III

Primary Role of this Committee:

The primary role of the Audit Committee is to oversee and review on behalf of the Board of Directors PPG’s processes to provide for the reliability and integrity of the Company’s financial reporting, including the Company’s disclosure practices, risk management processes and internal controls.

Key Responsibilities:

●
oversees our independent auditors and internal auditors
●
reviews audits, annual and quarterly financial statements and accounting and financial controls
●
appoints our independent registered public accounting firm
●
assists the Board in oversight of our compliance with legal and regulatory requirements
●
oversees the risk management process, including cybersecurity and data privacy

The Audit Committee is comprised entirely of directors who are independent under the standards adopted by the Board, the listing standards of the New York Stock Exchange and the applicable rules of the Securities and Exchange Commission. The committee’s charter, which may be accessed on the Corporate Governance section of our website at investor.ppg.com, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee will be comprised of independent, non-employee directors.

The functions of the committee are primarily to review with our independent auditors and our internal auditors their respective reports and recommendations concerning audit findings and the scope of and plans for their future audit programs and to review audits, annual and quarterly financial statements and accounting and financial controls. The committee also appoints our independent registered public accounting firm, oversees our internal audit department, assists the Board in oversight of our compliance with legal and regulatory requirements related to financial reporting matters and oversees the risk management process.

The Board has determined that each member of the committee is “financially literate” in accordance with the applicable rules of the New York Stock Exchange. In addition, the Board has determined that all of the members of the committee, including Ms. Smith, the chair of the committee, are “audit committee financial experts” in accordance with the applicable rules of the Securities and Exchange Commission.

2024 Proxy Statement 31

NOMINATING AND GOVERNANCE COMMITTEE
Meetings: 7 Chair: Michael W. Lamach Other Members: ● Melanie L. Healey ● Gary R. Heminger

Primary Role of this Committee:

The primary role of the Nominating and Governance Committee is to oversee PPG’s corporate governance framework and the composition of PPG’s Board of Directors and the Board’s committees.

Key Responsibilities:

●
reviews the Company’s corporate governance framework, including all significant governance policies and procedures
●
identifies and recommends nominees to stand for election as directors at each annual meeting of shareholders and recommends nominees to fill any vacancies on the Board or executive management team
●
recommends actions to be taken regarding the structure, organization and functioning of the Board, including membership of the Board’s committees
●
develops corporate governance guidelines, including the process and criteria to be used in evaluating the performance of the Board
●
reviews the Company’s policies and practices regarding government affairs, public policy advocacy, and political spending and activities
●
reviews the Company’s environmental, social and governance programs and practices
●
reviews the performance of the Board
●
reviews the performance of the committees of the Board and the adequacy of the committees’ charters

The Nominating and Governance Committee is comprised entirely of directors who are independent under the standards adopted by the Board and the listing standards of the New York Stock Exchange. The committee’s charter, which may be accessed on the Corporate Governance section of our website at investor.ppg.com, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee recommends to the Board actions to be taken regarding the structure, organization and functioning of the Board, and the persons to serve as members of the standing committees of, and other committees appointed by, the Board. The charter gives the committee the responsibility to develop and recommend corporate governance guidelines to the Board, to recommend to the Board the process and criteria to be used in evaluating the performance of the Board and to oversee the evaluation of the Board.

Director Candidates

The Nominating and Governance Committee considers recommendations of potential director candidates from current directors, management and shareholders. The Nominating and Governance Committee also has authority to retain and terminate search firms to assist in identifying director candidates. From time to time, search firms have been paid a fee to identify candidates. In July 2023, the Board of Directors elected Christophen N. Roberts III as a director of PPG. Mr. Roberts was initially brought to the attention of the Board as a potential director candidate by a search firm used by the Nominating and Governance Committee to identify potential director candidates. The Nominating and Governance Committee then recommended that Messrs. McGarry, Grant and Knavish interview Mr. Roberts, and Mr. McGarry invited him to meet with other members of the Board. Following meetings with several other directors and a review of his candidacy by the Nominating and Governance Committee, Mr. Roberts was recommended by the Nominating and Governance Committee for election to the Board.

32 2024 Proxy Statement

Director Candidate Attributes

In evaluating director candidates, the committee looks for candidates having the skills that the Board believes would add to the capabilities and knowledge of our Board, including the skills and attributes set forth below:

●	age shall be considered only in terms of experience of the candidate, seeking candidates who have broad experience in business, finance, leadership, technology, strategy, sustainability, government affairs or law;
●	candidates for director should have knowledge of the global operations of industrial and retail businesses such as those of PPG;
●	candidates for director should be cognizant of PPG’s societal responsibilities in conducting its operations;
●	each candidate should have sufficient time available to be a meaningful participant in Board affairs. Candidates should not be considered if there is either a legal impediment to service or a foreseeable conflict of interest which might materially hamper full and objective participation in all matters considered by the Board of Directors;
●	absent unforeseen health problems, each candidate should be able to serve as director for a sufficient period of time to make a meaningful contribution to the Board’s guidance of PPG’s affairs; and
●	the Board will be comprised of a majority of independent directors.

In applying these criteria, the committee seeks to establish a Board that, when taken as a whole, should:

●	be representative of the broad scope of shareholder interests, without orientation to any particular constituencies;
●	challenge management, in a constructive way, to reach PPG’s goals and objectives;
●	be sensitive to the diversity of PPG’s shareholders, associates, operations and other stakeholder interests;
●	be comprised principally of active or retired senior executives of publicly held corporations or financial institutions, with consideration given to those individuals who are scientifically-oriented, educators and government officials having corporate experience, whenever the needs of PPG indicate such membership would be appropriate;
●	include directors of varying ages, but whose overriding credentials reflect maturity, experience, insight and prominence in the community; and
●	be small enough to promote open and meaningful boardroom discussion, but large enough to staff the necessary Board committees.

Shareholder Recommendations or Nominations for Director and Proxy Access

The Nominating and Governance Committee considers recommendations of potential candidates from shareholders. Candidates recommended by shareholders are evaluated against the same criteria used to evaluate all candidates. Shareholders wishing to recommend or nominate a nominee for director should send their recommendation or nomination to the corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272.

PPG’s Bylaws provide for “proxy access.” Proxy access is a process that allows an eligible shareholder or a group of eligible shareholders to nominate director candidates to appear in PPG’s proxy materials. Proxy access is available to shareholders or groups consisting of no more than 20 shareholders that have held at least 3% of PPG’s outstanding stock for at least three years and who have met the other requirements set forth in Article I of PPG’s Bylaws. A shareholder recommendation or nomination of a director candidate must be submitted by the deadlines and with the information and written representations that are described in Article I of our Bylaws. Director nominations submitted pursuant to PPG’s proxy access Bylaw for consideration at the 2025 Annual Meeting of shareholders must be received by PPG no earlier than October 8, 2024 and no later than November 7, 2024. A copy of PPG’s Bylaws may be accessed on the Corporate Governance section of our website at investor.ppg.com.

2024 Proxy Statement 33

HUMAN CAPITAL MANAGEMENT AND COMPENSATION COMMITTEE
Meetings: 4 Chair: Gary R. Heminger Other Members: ● Michael W. Lamach ● Kathleen A. Ligocki ● Guillermo Novo ● Martin H. Richenhagen

Primary Role of this Committee:

The primary role of the Human Capital Management and Compensation Committee is to oversee the compensation of PPG’s executive officers and directors, to set objectives for incentive-based compensation for our executive officers and to oversee the Company’s human capital management strategies.

Key Responsibilities:

●
approves and administers our compensation plans applicable to our directors and executive officers and establishes their compensation and benefits
●
reviews and approves the goals and objectives relative to the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance in light of these goals
●
reviews and approves the Company’s executive incentive compensation plans and equity compensation plans
●
reviews and recommends to the Board the compensation of the Board of Directors
●
reviews tally sheets that set forth the Company’s total compensation obligations to our senior executives under various scenarios, including retirement, voluntary and involuntary termination and termination in connection with a change in control of PPG
●
reviews the Company’s human capital management strategies in the areas of culture and purpose, employee engagement, development and pay equity

The Human Capital Management and Compensation Committee is comprised entirely of directors who are independent under the standards adopted by the Board and the listing standards of the New York Stock Exchange. The committee’s charter, which may be accessed on the Corporate Governance section of our website at investor.ppg.com, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee will be comprised of independent, non-employee directors.

The committee approves, adopts, administers, interprets, amends, suspends and terminates our compensation plans applicable to, and establishes the compensation and benefits of, all of our directors and executive officers. Recommendations regarding compensation of other officers are made by our Chief Executive Officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the committee. The committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

Committee meetings are regularly attended by our Chairman and Chief Executive Officer and Senior Vice President and Chief Human Resources Officer, as well as a representative of the outside compensation consulting firm retained by the committee, FW Cook. At each meeting, the committee meets in executive session. The committee’s chair reports the committee’s recommendations on executive compensation to the Board. The human resources department supports the committee in its duties, along with the Company’s Compensation and Employee Benefits Committee, a committee comprised of members of senior management that may be delegated authority to fulfill certain administrative duties regarding our compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

Independent Compensation Consultant to the Human Capital Management and Compensation Committee

The committee engaged FW Cook to advise the committee on all matters related to executive officer and director compensation. Specifically, FW Cook provides relevant market data, current updates regarding trends in executive and director compensation, and advice on program design, specific compensation recommendations for the Chairman and Chief Executive Officer and on the recommendations being made by management for executives other than the Chairman and Chief Executive Officer. The committee meets independently with its consultant at each regularly scheduled meeting. All of the services that the compensation consultant performs for PPG are performed at the request

34 2024 Proxy Statement

of the committee, are related to executive and director compensation and are in support of decision making by the committee.

In 2023, the committee considered the independence of FW Cook in light of Securities and Exchange Commission rules and New York Stock Exchange listing standards. The committee requested and received a letter from FW Cook addressing FW Cook’s and the senior advisor involved in the engagement’s independence, including the following factors: (1) other services provided to us by FW Cook; (2) fees paid by us as a percentage of FW Cook’s total revenue; (3) policies or procedures maintained by FW Cook that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisor and a member of the committee; (5) any Company stock owned by FW Cook or the senior advisor; and (6) any business or personal relationships between our executive officers and FW Cook or the senior advisor. The committee discussed these considerations and concluded that the work performed by FW Cook and FW Cook’s senior advisor involved in the engagement did not raise any conflict of interest.

Compensation Program Design Mitigates Risk

In 2023, the Company’s management undertook a review of all of PPG’s compensation programs to identify any inherent material risks to PPG created by these programs. Based on the results of this review, we concluded that the design of our compensation programs does not encourage our employees to take unnecessary or excessive risks that could harm the long-term value of PPG. For more information about this review and the features of our compensation program that mitigate risk, see “Compensation Discussion and Analysis—Compensation Program Design Mitigates Risk.”

Compensation Committee Interlocks and Insider Participation

No member of the Human Capital Management and Compensation Committee was at any time during 2023 an officer or employee of PPG or any of our subsidiaries nor is any such person a former officer of PPG or any of our subsidiaries. In addition, no “Human Capital Management and Compensation Committee interlocks” existed during 2023. For information concerning Related Person Transactions involving members of the Human Capital Management and Compensation Committee, see “Corporate Governance—Certain Relationships and Related Transactions.”

SUSTAINABILITY AND INNOVATION COMMITTEE
Meetings: 3 Chair: Melanie L. Healey Other Members: ● Michael T. Nally ● Martin H. Richenhagen ● Christopher N. Roberts III ● Catherine R. Smith

Primary Role of this Committee:

The primary role of the Sustainability and Innovation Committee is to review and provide oversight of programs, initiatives and activities of PPG in the areas of environment, health, safety, technology and sustainability.

Key Responsibilities:

●
reviews with management the Company’s approach to innovation, science and technology, including the Company’s processes, capabilities and plans in relation to its corporate strategies and goals in these areas
●
reviews with management the current status, plans, risks and emerging trends related to the Company’s environment, health, safety, product stewardship and remediation programs that can have a material impact on the Company
●
oversees the Company’s sustainability principles, practices and programs and monitors the Company’s performance against its sustainability goals, including the risks and opportunities to the Company of climate change

The Sustainability and Innovation Committee is comprised entirely of directors who are independent under the standards adopted by the Board. The committee’s charter, which may be accessed on the Corporate Governance section of our website at investor.ppg.com, describes the composition, purposes and responsibilities of the committee. More information about PPG’s sustainability goals, metrics, initiatives and achievements and PPG’s community and employee engagement programs can be found on PPG’s ESG Report website located at www.sustainability.ppg.com.

2024 Proxy Statement 35

Codes of Ethics

Our Global Code of Ethics is applicable to all directors, officers and employees worldwide. The Global Code of Ethics, which was revised, updated and reformatted to make it more user friendly in 2022, embodies our principles and practices relating to the ethical conduct of our business and our long-standing commitment to honesty, fair dealing and compliance with all laws affecting our business. We also have a Code of Ethics for Senior Financial Officers that is applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. The Global Code of Ethics and Code of Ethics for Senior Financial Officers are available on the Corporate Governance section of our website at investor.ppg.com. In addition, we intend to post on our website all disclosures that are required by law, the Securities and Exchange Commission’s Form 8-K rules or the New York Stock Exchange listing standards concerning any amendments to, or waivers from, any provision of our codes.

The Board has established a means for employees, customers, suppliers, shareholders or other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Global Code of Ethics. Any employee, shareholder or other interested party can call the PPG Ethics HELPLINE toll-free to submit a report. In North America, this number is (800) 461-9330. This number is operational 24 hours a day, seven days a week. PPG Ethics HELPLINE numbers for other regions may be found on the Ethics page of our website at www.ppg.com/ethics.

Communications with the Board

Shareholders and other interested parties may send communications to the Board, the independent directors (individually or as a group) or the Lead Director in writing by sending them in care of our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272. All communications received will be opened by the corporate secretary for the sole purpose of determining whether the contents represent a message to directors. Communications deemed by the corporate secretary to be frivolous or otherwise inappropriate for the Board’s consideration will not be forwarded. The corporate secretary will maintain a log of all such communications. Communications of an urgent nature are promptly reported to the Board. Communications to directors may also be forwarded within PPG for review by a subject matter expert.

COMPENSATION OF DIRECTORS

Overview

The compensation program for our directors who are not also officers of PPG, to whom we refer as non-employee directors, is reviewed annually by the Human Capital Management and Compensation Committee to ensure that the program remains competitive. As a part of the Human Capital Management and Compensation Committee’s review, the types and levels of compensation offered to our non-employee directors are compared with those provided by a select group of comparable companies. Target total annual compensation for our directors is set at or near the market median using a comparator group of companies. The companies comprising this comparator group are used for review of the executive officer compensation program as well. The comparator group used in 2022 to set 2023 compensation was:

3M Company	Eaton Corporation plc	International Paper Company	Textron Inc.
Air Products and Chemicals, Inc.	Ecolab Inc.	Johnson Controls International Plc	The Sherwin-Williams Company
Celanese Corporation	Emerson Electric Co.	Linde Plc	Trane Technologies Plc
Dow, Inc.	Honeywell International Inc.	Parker-Hannifin Corporation
DuPont de Nemours, Inc.	Howmet Aerospace Inc.	Rockwell Automation, Inc.
Eastman Chemical Company	Illinois Tool Works Inc.	Stanley Black & Decker, Inc.

Taking into consideration the size of PPG relative to this comparator group and advice from FW Cook, the Human Capital Management and Compensation Committee reports its recommendations to the Board for approval. The Human Capital Management and Compensation Committee does not determine director compensation, but only makes recommendations to the Board, which approves all non-employee director compensation changes. Changes to the non-employee directors’ compensation program generally become effective as of the year following adoption.

36 2024 Proxy Statement

Directors Compensation (2023)

	FEES EARNED OR
	PAID IN CASH ($)(1)
		COMMITTEE
	ANNUAL	CHAIRPERSON	STOCK	ALL OTHER
NAME	RETAINER	FEES	AWARDS ($)(3)	COMPENSATION ($)(4)	TOTAL ($)
S. F. Angel	$135,000	$5,000	$165,100	$10,000	$315,100
H. Grant (2)	$101,250	$27,500	$165,100	$10,000	$303,850
M. L. Healey	$135,000	$15,000	$165,100	$10,000	$325,100
G. R. Heminger	$135,000	$15,000	$165,100	$20,000	$335,100
M. W. Lamach	$135,000	$27,500	$165,100	$20,000	$347,600
K. A. Ligocki	$135,000	$—	$165,100	$—	$300,100
M. T. Nally	$135,000	$—	$165,100	$—	$300,100
G. Novo	$135,000	$—	$165,100	$—	$300,100
M. H. Richenhagen	$135,000	$—	$165,100	$—	$300,100
C. N. Roberts III (5)	$61,264	$—	$83,018	$—	$144,282
C. R. Smith	$135,000	$25,000	$165,100	$—	$325,100
(1)	Fees include an annual cash retainer of $135,000, plus an additional cash retainer for each committee chair and for the Lead Director. For 2023, the annual retainer for service as a committee chair or as the Lead Director was as follows: $35,000 for the Lead Director; $25,000 for the chair of the Audit Committee; $20,000 for the chair of each of the Nominating and Governance Committee and the Human Capital Management and Compensation Committee; and $15,000 for the chair of the Sustainability and Innovation Committee.
(2)	Mr. Grant retired as a director, effective December 31, 2023. Mr. Grant received a prorated retainer of $101,250.
(3)	In April 2023, each director, other than Mr. Roberts, received 1,174 time-based restricted stock units, or TBRSUs. The TBRSUs will vest on April 17, 2024, and the grant date fair value of each RSU grant was $140.63. Dollar values represent the grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The assumptions made in calculating the grant date fair values are set forth in Note 19 to our Financial Statements for the year ended December 31, 2023, which is located on pages 66 through 68 of our Annual Report on Form 10-K. As of December 31, 2023, each non-employee director had 1,174 unvested RSUs.
(4)	Amounts in this column reflect donations made by the PPG Industries Foundation under our charitable awards program. The PPG Industries Foundation matches donations, up to $10,000 per year in most cases (increased to $20,000 for 2022 only), made by a director in any one year. However, matching payments by the PPG Industries Foundation may be paid in a year subsequent to the donation depending on the timing of the director’s donation during the year and the timing of the PPG Industries Foundation's verification process. This may result in matching payments that exceed $10,000 in one year. For additional information regarding charitable awards, see "Charitable Awards Program."
(5)	Mr. Roberts was elected as a director, effective October 18, 2023. Mr. Roberts received a prorated retainer of $61,264 and 645 TBRSUs. The TBRSUs have a grant date fair value of $128.71 and vest on April 17, 2024.

Annual Retainer

For 2023, each of our non-employee directors received an annual retainer with a value equal to $300,000, of which $135,000 was paid in cash and $165,000 in equity in the form of time-based restricted stock units, or TBRSUs. The cash portion of the retainer was payable in quarterly installments, with the first quarterly installment paid after the annual meeting of shareholders. The number of TBRSUs a director received was determined by dividing $165,000 by the weighted average closing price of our stock on the grant date, which was the date of the 2023 Annual Meeting of Shareholders. A TBRSU represents the right to receive a share of PPG common stock upon vesting and earns dividend equivalents during the vesting period when dividends are declared on PPG common stock, but does not carry voting rights or other rights afforded to a holder of PPG common stock. TBRSUs granted in 2023 vest on the day prior to the 2024 Annual Meeting of Shareholders. Beginning in 2024, the annual retainer will increase to $320,000, of which $135,000 will be paid in cash and $185,000 will be paid in equity in the form of TBRSUs.

2024 Proxy Statement 37

Additional Retainers for Committee Chairs and the Lead Director

In addition to the annual retainer for each non-employee director, each non-employee director who chairs a Board standing committee is entitled to an additional annual cash retainer, which is payable at the same time as the regular annual retainer. The Lead Director also receives an additional cash retainer in recognition of the additional time and effort required by the role, including, among other responsibilities, planning Board meetings, meeting with management and engaging with our shareholders. Beginning in 2024, the retainer for the chair of each committee and for the Lead Director will increase by $5,000. For 2023, the additional annual retainers for service as a committee chair or as the Lead Director were:

RETAINER
COMMITTEE	AMOUNT
Lead Director	$35,000
Audit	$25,000
Nominating and Governance	$20,000
Human Capital Management and Compensation	$20,000
Sustainability and Innovation	$15,000

Insurance Coverage

We pay the premiums to provide each of our non-employee directors with the following insurance coverage:

●	Accidental death and dismemberment insurance coverage, which provides $250,000 for accidental loss of life, and up to 100% of the death benefit for loss of limb. The aggregate cost to PPG of providing this coverage to non-employee directors for 2023 was $1,672.
●	PPG aircraft travel insurance coverage, which provides up to a $1,000,000 per seat voluntary settlement allowance, for travel on a PPG-owned aircraft, and a reduced amount for travel on a PPG leased or chartered aircraft. The aggregate cost to PPG of providing this coverage to non-employee directors for 2023 was $17,105.

Deferred Compensation

A non-employee director may elect to have all or a portion of their retainer fees (including fees payable in TBRSUs) credited to the PPG Industries, Inc. Deferred Compensation Plan for Directors, thus deferring receipt of such fees until after the director leaves the Board. All amounts held in a director’s account under the Deferred Compensation Plan are credited as hypothetical shares of our stock, or what we refer to as common stock equivalents, the number of which is determined by dividing the dollar amount of the deferral by the closing stock price of PPG common stock on the New York Stock Exchange on the date of the deferral. Common stock equivalents earn dividend equivalents (that are converted into additional common stock equivalents) when dividends are declared on PPG common stock, but do not carry voting rights or other rights afforded to a holder of PPG common stock. Each non-employee director will generally be paid their deferred compensation account balance no earlier than six months and ten days after leaving the Board of Directors, except in circumstances of death or disability, in which case payment shall be made as soon as administratively possible. Each non-employee director’s account balance will be paid in a lump sum. All distributions are made in the form of one share of PPG common stock for each common stock equivalent credited to the director’s deferred account (and cash as to any fractional common stock equivalents).

PPG Industries Foundation Matching Gifts Program

All of our current directors are eligible to participate in the PPG Industries Foundation Matching Gifts Program, which encourages charitable donations by our directors by matching their contributions to eligible institutions. Contributions of up to a total of $10,000 per year, in most cases, may be matched under the program. The match amount was increased to $20,000 for donations made in 2022 only in support of PPG’s and the PPG Industries Foundation’s commitment to assist in ongoing relief and recovery efforts for affected communities during the Ukrainian refugees humanitarian crisis. Most charitable organizations are eligible for the Matching Gifts Program, with a few exceptions.

38 2024 Proxy Statement

Stock Ownership

We established stock ownership guidelines for all non-employee directors effective January 1, 2005. Under the guidelines, each non-employee director is required to own shares of our stock with a value equal to five times the portion of the annual retainer that is paid in cash. For non-employee directors, unvested TBRSUs and common stock equivalent shares credited to the director under the Deferred Compensation Plan are counted toward meeting this requirement. Ms. Ligocki and Messrs. Nally, Novo and Roberts are within their five-year compliance period and should meet the ownership requirement by the end of such period. All other non-employee directors have met or exceeded the ownership requirement.

2024 Proxy Statement 39

PROPOSAL 2: Advisory Vote on Approval of the Compensation of the Named Executive Officers

We conduct a non-binding, advisory shareholder vote on our executive compensation as described in this Proxy Statement (commonly referred to as “say-on-pay”) every year.

The Board believes that PPG’s executive compensation program aligns the interests of our executives with those of our shareholders. Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. To this end, a substantial portion of our executives’ annual and long-term compensation is performance-based, with the payment being contingent on the achievement of performance goals. We believe our program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders.

We believe our compensation program is working effectively. In 2023, our financial performance exceeded our expectations as we achieved our adjusted earnings per diluted share target, our adjusted cash flow from operating activities target and our price increase target. As a result, annual incentive awards paid to executive officers ranged from 175% to 184% of target. Our total shareholder return over the past three years when measured against the S&P 500 was in the 32nd percentile resulting in the payment of long-term TSR share awards at 55.2% of target.

At the 2023 Annual Meeting, we held a shareholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 93% of shareholder votes cast in favor of our 2023 say-on-pay resolution. Following its review of this vote, the Human Capital Management and Compensation Committee recommended to the full Board that we retain our general approach to executive compensation, with an emphasis on short-term and long-term incentive compensation that rewards our executive officers when they deliver value for our shareholders.

Accordingly, you are asked to vote on the following resolution:

RESOLVED: The Board strongly endorses the Company’s executive compensation program and recommends that the shareholders vote in favor of the following resolution: that the shareholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement on pages 41 through 72 and disclosed in accordance with rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained therein.

Because the vote is advisory, it will not be binding upon the Board or the Human Capital Management and Compensation Committee, and neither the Board nor the Human Capital Management and Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Human Capital Management and Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation programs.

Vote Required

Adoption of the resolution approving the compensation of the Company’s named executive officers will require the affirmative vote of more than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

40 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS ROADMAP

HOW DID WE PERFORM?

●
Adjusted earnings per diluted share of $7.67, an increase of 27% versus 2022
●
Record net sales of $18.2 billion were up 3%. Organic sales were higher by 3% driven by pricing realization of 5%, partially offset by lower sales volumes
●
Returned approximately $700 million to shareholders in the form of share repurchases and dividends

●
Generated record cash flow from operations of about $2.4 billion, $1.4 billion above 2022 led by strong earnings and reductions in working capital
●
Aggregate segment margins improved by 310 basis points, driven by pricing execution, lower input costs and improving operational performance
●
We exceeded our targets for adjusted earnings per diluted share, adjusted cash flow from operations and price increase

HOW DO WE DETERMINE COMPENSATION? ● Based on our pay-for-performance philosophy ● Executive Compensation is approved by our independent Human Capital Management and Compensation Committee
●
We utilize general industry and comparator group data that is intended to be representative of the market in which we compete most directly for executive talent and pay is set at or near the market median

HOW DO WE ADDRESS RISK? ● Our officers are subject to stock ownership requirements ● Our officers may not engage in securities transactions that are contrary to the interests of shareholders
●
Executive officers are subject to a compensation recovery policy
●
Incentive plans are appropriately weighted between short-term and long-term performance and cash and equity using multiple award types and performance measures

HOW DO WE PAY OUR EXECUTIVES?

●
Our executive officers receive three forms of long-term incentive compensation—stock options, performance based RSUs and total shareholder return contingent shares—which together constitute an executive’s total long-term incentive compensation

●
Our annual compensation policies reflect our pay-for-performance philosophy with over 70% of our named executive officers’ pay tied to performance
●
Our executive officers receive two forms of annual compensation—base salary and annual incentive awards—which together constitute an executive’s total annual compensation

WHY YOU SHOULD APPROVE OUR SAY-ON-PAY

●
Base salary and annual incentive targets for our executive officers are established annually to maintain parity with the competitive market for executives in comparable positions and are set at or near the market median

●
Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 93% of shareholder votes cast in favor of our 2023 say-on-pay resolution
●
Our compensation program is heavily weighted toward pay for meeting performance objectives and increasing PPG’s stock price

2024 Proxy Statement 41

Executive Compensation Best Practices

The Human Capital Management and Compensation Committee’s decision making reflects the following core governance principles and practices that we employ to promote our overall compensation objectives and to align executive compensation with the interests of our shareholders:

WE DO		WE DO NOT
√	Hold an annual say-on-pay advisory vote for shareholders	x	Have employment contracts with our named executive officers
√	Pay for performance – a substantial portion of compensation is performance-based	x	Allow our officers to engage in short sales or hedge their PPG securities
√	Use an appropriate peer group when establishing compensation	x	Allow our officers to pledge their PPG securities or place their PPG securities in a margin account
√	Balance short-term and long-term incentives	x	Guarantee incentive awards
√	Align executive compensation with shareholder returns through long-term incentives	x	Provide significant perquisites to our executive officers
√	Cap individual payouts in incentive plans	x	Reprice, reload or discount options
√	Maintain a compensation recovery policy in the event of a financial restatement
√	Maintain robust stock ownership requirements for executives
√	Mitigate undue risk-taking in compensation programs
√	Condition grants of long-term incentive awards on non-compete and non-disclosure restrictions
√	Retain a fully independent, external compensation consultant whose independence is reviewed annually by the Human Capital Management and Compensation Committee
√	Include a double-trigger change-in-control provision for equity grants
√	Incentive plans that are appropriately weighted between short-term and long-term performance and cash and equity using multiple award types and performance measures

42 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

PPG’s vision is to be the first-choice partner to meet our customers’ evolving needs for innovative paints, coatings and surface solutions that protect and beautify the world®. This vision is enabled by a strategy of accelerated profitable growth and enhanced operational excellence. Our executive compensation program is a key factor in promoting this strategy and a crucial tool in aligning the interests of our senior leadership with those of our shareholders.

HOW DID WE PERFORM? In the following section, we discuss our performance in 2023 and how it affected the compensation of our named executive officers.

The Company’s excellent performance and focus on shareholder value is evident in our continuing legacy of outstanding cash generation and rewarding shareholders. PPG has paid uninterrupted annual dividends since 1899 and has increased its annual dividend payout for 52 consecutive years. Continuing with that legacy, in 2023 PPG returned about $700 million to shareholders in the form of dividends and share repurchases.

●	In 2023, the Company delivered record net sales of $18.2 billion, up 3% compared to 2022. The breadth and diversity of PPG’s business portfolio was a key driver, as the Company benefited from solid volume growth in China late in the year and continued growth in aerospace coatings and automotive original equipment manufacturer (OEM) coatings, despite lackluster global industrial demand. The Company’s 2023 full-year reported net income from continuing operations was $1.3 billion, or $5.35 per diluted share versus $1.0 billion, or $4.33 per diluted share, in 2022. Full-year 2023 adjusted earnings per diluted share from continuing operations was a record, increasing 27% year-over-year to $7.67 compared with $6.05 in 2022. Adjusted net income from continuing operations for 2023 was $1.8 billion, versus $1.4 billion in 2022.
●	In 2023, the Company generated record cash flow from operations of $2.4 billion, increasing $1.4 billion, which reflects the benefits of higher earnings and favorable changes in working capital. We made solid progress in 2023 in lowering our inventories.
●	Year-over-year aggregate segment margins improved 310 basis points.
●	Our business portfolio continued to demonstrate its resiliency with record full year net sales, up about 3% compared to the prior year.
●	Selling prices increased 5% compared to prior year.
●	Net sales, excluding the impact of currency, acquisitions, divestitures and the wind down of Russia operations (“organic sales”) increased 3% driven by pricing realization of 5%, partially offset by 2% lower sales volumes.
●	Operating working capital as a percentage of fourth quarter sales, annualized for 2023, was lower than 2022 by 170 basis points. Selling, general and administrative costs as a percentage of sales for 2023 increased by 130 basis points compared to 2022.
●	In July, the Company raised the per-share dividend by 5%—paying approximately $600 million in dividends in 2023. The Company also repurchased $100 million of stock in 2023.
●	We continued the integration of our recent acquisitions, including timely realization of acquisition-related synergies. These businesses are expected to provide the Company with increased organic growth prospects in the next few years.
●	Cost savings from restructuring actions, including the impact of acquisition-related synergies, totaled about $60 million for 2023.

2024 Proxy Statement 43

The following charts contain adjusted earnings per diluted share from continuing operations, net sales and adjusted net income from continuing operations as used for determining the compensation of our executive officers for each of the last six fiscal years:

Adjusted Earnings Per Diluted Share from Continuing Operations	Net Sales (In Millions USD)	Adjusted Net Income from Continuing Operations (In Millions USD)

*2019 Adjusted Earnings Per Diluted Share includes $0.16 for the year-over-year impact of foreign currency translation. **Beginning in 2021, the Company reports adjusted net income and adjusted earnings per diluted share excluding amortization expense relating to intangible assets from completed acquisitions. Adjusted earnings per diluted share for 2020 has been recast to exclude acquisition-related amortization expense. ***Beginning with the calculation of the 2022 annual incentive award, adjusted net income from continuing operating as used for determining compensation excludes one half of the full year earnings impact of foreign currency translation versus the Company’s 2022 plan. ****As such, 2023 adjusted earnings per diluted share has been reduced by $0.17, representing one half of the effect of foreign currency translation versus plan.

Adjusted earnings per diluted share from continuing operations and adjusted net income from continuing operations are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and should not be considered a substitute for earnings per diluted share or net income or other financial measures as computed in accordance with U.S. GAAP. PPG’s management considers this information useful in providing insight into the Company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. A Regulation G reconciliation of adjusted earnings per diluted share from continuing operations and adjusted net income from continuing operations to reported earnings per diluted share from continuing operations and net income from continuing operations is included in Annex A to this Proxy Statement.

●	We had excellent performance in 2023 despite a weakening demand environment, geopolitical issues in Europe, sluggish industrial production and weakness in China during most of the year. We achieved our 2023 adjusted earnings per diluted share from continuing operations, adjusted cash flow from operating activities and our price increase targets, but we did not achieve our sales volume growth target. As a result, annual incentive awards were paid to executive officers ranged from 175% to 184% of target. Our total shareholder return over the past three years when measured against the S&P 500 was in the 32nd percentile resulting in the payment of long-term TSR share awards at 55.2% of target.
●	Between 71% and 84% of the named executive officers’ target total direct compensation opportunity for 2023 was in the form of performance-based variable compensation and long-term incentives motivating them to deliver strong business performance and create shareholder value.
●	Base salary and annual incentive targets for our executive officers are established annually to maintain parity with the competitive market for executives in comparable positions. Target total annual compensation for each position is set at or near the market median.
●	PPG’s compensation programs are reviewed annually to identify any inherent material risks to PPG created by these programs. Based on the results of the 2023 review, we concluded that the design of our compensation programs does not encourage our employees to take unnecessary or excessive risks that could harm the long-term value of PPG.
●

44 2024 Proxy Statement

HOW DO WE DETERMINE COMPENSATION?

In the following section, we discuss our philosophy for compensating executives based on their performance as well as how we execute that philosophy through our compensation programs.

Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value creation.

In keeping with our pay-for-performance philosophy, a substantial portion of our executives’ annual and long-term compensation is performance-based, with the payment being contingent on the achievement of performance goals. We believe the program strikes the appropriate balance between effectively incentivizing our executives based on performance and utilizing responsible, market competitive pay practices so that our executives dedicate themselves fully to value creation for our shareholders. This balance is evidenced by the performance metrics described in the section above.

Compensation Philosophy and Objectives

PPG’s philosophy in establishing compensation policies for our executive officers is to align compensation with our strategic objectives, while concurrently providing competitive compensation that enables us to attract and retain top-quality executive talent. The primary objectives of our compensation policies for executive officers are to:

●	Attract and retain executive officers by offering total compensation that is competitive with that offered by similarly situated companies and rewarding outstanding personal performance;
●	Promote and reward the achievement of short-term objectives that our Board of Directors and management believe will lead to long-term growth in shareholder value; and
●	Closely align the interests of executive officers with those of our shareholders by making long-term incentive compensation dependent upon the Company’s financial performance and total shareholder return.

Annual Compensation Programs

Our executive officers receive two forms of annual compensation—base salary and annual incentive awards—which together constitute an executive’s total annual compensation. Our executive officers also receive long-term incentives which together with total annual compensation constitute an executive’s total direct compensation. Please note that “total annual compensation” and “total direct compensation” as discussed in this Compensation Discussion and Analysis, differs from the “Total” compensation column of the Summary Compensation Table and the “Compensation Actually Paid” column of the Pay Versus Performance table, which include long-term incentive, pension and other forms of compensation. The levels of base salary and annual incentive targets for our executive officers are established annually under a program intended to maintain parity with the competitive market for executives in comparable positions. Target total annual compensation and target total direct compensation for each position is set at or near the “market value” for that position.

To determine market value, the Human Capital Management and Compensation Committee considers compensation data based on a comparator group, as well as the most recently available data from nationally-recognized independent executive compensation surveys representing a cross section of general industrial companies.

2024 Proxy Statement 45

For purposes of establishing the 2023 executive compensation program, the Human Capital Management and Compensation Committee considered a competitive analysis of total direct compensation levels and compensation mixes for our executive officers, using information from:

●	three general industry surveys in which management participates: the Aon Radford Associates 2022 TCM Executive Total Compensation Survey, the Willis Towers Watson 2022 CDB and the 2022 FW Cook Executive Compensation Survey; and
●	comparison company median data from a comparator group consisting of 21 companies.

The comparator group used in 2022 to set 2023 compensation was:

3M Company	Eaton Corporation plc	International Paper Company	Textron Inc.
Air Products and Chemicals, Inc.	Ecolab Inc.	Johnson Controls International Plc	The Sherwin-Williams Company
Celanese Corporation	Emerson Electric Co.	Linde Plc	Trane Technologies Plc
Dow, Inc.	Honeywell International Inc.	Parker-Hannifin Corporation
DuPont de Nemours, Inc.	Howmet Aerospace Inc.	Rockwell Automation, Inc.
Eastman Chemical Company	Illinois Tool Works Inc.	Stanley Black & Decker, Inc.

Our comparator group is intended to be representative of the market in which we compete most directly for executive talent. The selection of companies comprising our comparator group is based on similarity in revenue size, lines of business, participation in global markets and market capitalization. The peer group is constructed to target PPG near the median of the composite ranking of the financial and operating metrics of the companies in the comparator group.

The Human Capital Management and Compensation Committee annually reviews this group of companies with our independent executive compensation consultant, FW Cook, to ensure that it remains an appropriate benchmark for PPG.

We target the median levels of compensation to derive our market value by adjusting this compensation data to reflect differences in company revenues using regression analysis. The competitive analysis showed that the 2023 target total direct compensation for the Company’s named executive officers was on average positioned within the market median range, which we define as within 20% of the median.

In addition, the Human Capital Management and Compensation Committee annually reviews a tally sheet of each executive officer’s compensation. Each tally sheet includes detailed data for each of the following compensation elements:

●	Annual compensation: Information regarding base salary and annual incentive targets for the current year;
●	Long-term incentive awards: Information regarding all equity-based awards, whether vested or unvested, including total pre-tax value to the executive and holdings relative to our stock ownership requirements;
●	Benefits and perquisites: Line item summary showing the annualized cost to the Company of health and welfare benefits, life insurance and perquisites;
●	Pension and deferred compensation: Annualized cost to the Company of pension plan benefits (qualified plan and non-qualified plan) and defined contribution plans (401(k) and deferred compensation); and
●	Description and quantification of all compensation and benefits payable upon retirement, termination of employment or change in control.

The Human Capital Management and Compensation Committee reviews the information presented in the tally sheet to ensure that it is informed of the compensation and benefits each executive is receiving annually.

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The charts below illustrate the allocation of the principal compensation components for our named executive officers for 2023.

Chief Executive Officer Target Compensation

Other Named Executive Officer Target Compensation

HOW DO WE ADDRESS RISK? In the following section, we outline strategies that we have developed to mitigate risks over the short and long term in consideration of regulatory requirements.

Compensation Program Design Mitigates Risk

Annually, PPG management undertakes a review of all of PPG’s compensation programs to identify any inherent material risks to PPG created by these programs. The framework used to identify any potential risks that could be incentivized by our compensation programs was developed with input from members of our human resources, finance, and legal functions and our independent executive compensation consultant, FW Cook. Based on the results of the 2023 review, we concluded that the design of our compensation programs does not encourage our employees to take unnecessary or excessive risks that could harm the long-term value of PPG. Features of our compensation programs and practices that mitigate risk include, among other things: (i) incentive plans that are appropriately weighted between short-term and long-term performance and cash and equity; (ii) long-term incentives that consist of a mix of stock options, performance-based restricted stock units and total shareholder return contingent shares, which provides for a balanced mix of performance measures; (iii) ranges of performance and multiple performance targets are utilized to determine incentive compensation payouts, rather than a single performance target that provides an “all or nothing” basis for compensation; (iv) maximum payouts are in place in our incentive compensation programs to limit excessive payments; (v) determination of incentive compensation payouts is subject to managerial approval and/or Human Capital Management and Compensation Committee discretion; and (vi) our executive officers are subject to a recoupment policy in the event of a financial restatement affecting their incentive compensation payout. The results of this review are shared with the Human Capital Management and Compensation Committee.

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In addition, the following design elements of our compensation program mitigate potential risks.

●	Our officers are subject to stock ownership requirements, as discussed below.
●	Our officers may not engage in transactions that are contrary to the interests of shareholders, such as “short sales,” “short sales against the box,” “put” and “call” options and hedging transactions designed to minimize an executive’s risk inherent in owning PPG stock. In addition, officers may not hold PPG stock in a margin account and may not pledge PPG stock as collateral for a loan.
●	Executive officers are subject to a compensation recovery policy that is designed to recoup incentive compensation when a financial restatement occurs.
●	We provide limited perquisites to our executive officers.
●	We provide limited tax gross-ups and tax reimbursements to our named executive officers related to costs incurred for international assignments.

Financial Restatement

Effective July 20, 2023, PPG’s Board of Directors adopted a new Compensation Recovery Policy that complies with the New York Stock Exchange’s recently-adopted listing standards. It is our policy that we will recoup incentive compensation received by any executive officer or the chief accounting officer serving during the prior three completed fiscal years where:

●	the payment was predicated upon the achievement of one or more financial reporting measures that were subsequently the subject of a material accounting restatement (as defined in the policy); and
●	a lower payment would have been made to the officer after taking into account the accounting restatement.

In each such instance, we will, subject to limited exceptions, recover the amount by which the individual executive officer’s incentive compensation for the relevant period exceeded the payment that would have been made after taking into account the accounting restatement. A complete copy of PPG’s Compensation Recovery Policy has been filed as an exhibit to PPG’s Annual Report on Form 10-K for the year ended December 31, 2023.

PPG Stock Ownership Requirements

The Human Capital Management and Compensation Committee also believes that it is in the best interests of shareholders for our officers to own a significant amount of PPG common stock, thereby aligning their interests with the interests of shareholders. Accordingly, in 2003 the Human Capital Management Compensation Committee implemented stock ownership requirements applicable to all of our officers based on a multiple of base salary. The current stock ownership requirements are:

Position	Required Stock Ownership
Executive Chairman and Chairman and Chief Executive Officer	6 times base salary
Other executive officers	3 times base salary
Other officers	1 or 2 times base salary

Ownership for purposes of these requirements includes shares of PPG common stock personally owned as well as all stock holdings in PPG’s savings plan and deferred compensation accounts and any unvested time-based restricted stock units. Unexercised options and unvested performance shares awarded under our long-term incentive plans are not counted for these purposes. Officers are expected to meet these ownership requirements within five years of election, appointment or promotion. Those officers who have not yet met this requirement are paid 20% of their annual incentive in PPG stock, which is restricted from sale for a period of two to five years. In addition, for officers who have been subject to the policy for more than five years at their current requirement level and have not met the ownership requirement, 100% of the vested shares delivered from the performance-based restricted stock unit (“PBRSU”) award and total shareholder return share award (“TSR”) must be held by the officer for a minimum of one year and until the requirement is met. All executive officers named in the Summary Compensation Table, except Mr. Knavish, have met their ownership requirement. Mr. Knavish’s stock ownership requirement increased with his promotion to Chief Executive Officer. He is within his five-year compliance period and should meet the ownership requirement by the end of such period.

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Prohibition on Hedging and Pledging PPG Securities

PPG officers and directors may not engage in any transaction in which they may profit from short-term speculative swings in the value of PPG’s securities. This prohibition includes “short sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price) and other hedging transactions designed to minimize an executive’s risk inherent in owning PPG stock, such as zero-cost collars and forward sale contracts. In addition, officers may not hold PPG stock in a margin account and may not pledge PPG stock as collateral for a loan. This policy is designed to discourage risk taking with PPG securities by officers and to ensure compliance with all insider trading rules. PPG’s Global Code of Ethics prohibits all PPG employees from buying or selling PPG stock or the stock of any other company while aware of material non-public information and prohibits employees from sharing material non-public information for financial or other personal benefit.

Our Policies with Respect to the Granting of Equity Awards

Equity awards may be granted by either the Human Capital Management and Compensation Committee or its delegate. The Human Capital Management and Compensation Committee only delegates authority to grant equity awards to employees who are not executive officers, and only in aggregate amounts not exceeding amounts approved by the Human Capital Management and Compensation Committee. The Board generally does not grant equity awards, although the Human Capital Management and Compensation Committee regularly reports its activity, including approval of grants, to the Board.

Timing of Grants. Equity awards are granted in February at a regularly scheduled meeting of the Human Capital Management and Compensation Committee, and generally further grants are not made for the remainder of the year. These meetings occur approximately one month after the release of our earnings for the immediately preceding year. Beginning in February 2024, annual equity award grants are granted two business days after the filing of the Company’s Annual Report on Form 10-K based on grant values approved by the Human Capital Management and Compensation Committee at its February meeting. On limited occasions, grants may occur on an interim basis, primarily for the purpose of approving a compensation package for a newly hired or promoted executive officer. These grants are made on the second Friday of the second month of the quarter after the hire or promotion date; provided, however, that if the date of hire or promotion would fall within a Company imposed blackout period, the grant date will be the first business day following such blackout period. The timing of these grants is driven solely by the activity related to the need for the hiring or promotion, not our stock price or the timing of any release of Company information.

Option Exercise Price. The exercise price of a newly granted stock option is the closing price on the New York Stock Exchange on the date of grant. With respect to the occasional interim grants of stock options to a newly hired or promoted executive, the exercise price is the closing price on the New York Stock Exchange on the date of grant, which is the second Friday of the second month of the quarter after the hire or promotion date; provided, however, that if the date of hire or promotion would fall within a Company imposed blackout period, the grant date will be the first business day following such blackout period.

Change In Control Agreements

We have agreements in place with each of the executive officers named in the Summary Compensation Table providing for their continued employment for a period of up to three years in the event of an actual or threatened change in control of PPG (as “change in control” is defined in the agreements). We believe that these agreements serve to maintain the focus of our senior executives and ensure that their attention, efforts and commitment are aligned with maximizing the success of PPG and shareholder value. These agreements avoid distractions involving executive management that arise when the Board is considering possible strategic transactions involving a change in control and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction. For additional information concerning our change in control agreements, see “Potential Payments Upon Termination or Change in Control.”

Tax Deductibility of Compensation Expense

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to any one of our named executive officers during any fiscal year. While it considers the tax and accounting consequences of utilizing various forms of compensation, the Human Capital Management and Compensation Committee designs our compensation programs based on the long-term interests of PPG, with deductibility of compensation being one of a variety of considerations taken into account.

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HOW DO WE PAY OUR EXECUTIVES?

In this section, we describe the components of the total compensation package for our executives and how these components align with our greater pay-for-performance philosophy.

Principal Components of Executive Compensation

The principal components of our executive compensation program are:

COMPENSATION COMPONENT	OVERVIEW	OBJECTIVES
Base Salary	Fixed compensation that is established annually based on local market data and individual performance	Maintain parity with the competitive market for executives in comparable positions
Annual Incentive Awards	Variable compensation that is based on Company, business, and individual performance	Incentivize executive officers to achieve our short-term performance objectives
Long-Term, Equity-Based Incentives	Variable compensation that is based solely on Company performance	Retain our executive officers, align their financial interests with the interests of shareholders, and incentivize achievement of our long-term strategic goals

Mix of Compensation Components

Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value creation. To this end, a substantial portion of our executives’ annual and long-term compensation is performance-based, with the payment being contingent on the achievement of performance goals. The portion of compensation that is performance-based increases with the executive’s level of responsibility. We use performance- based compensation for more senior positions because these roles have greater leadership responsibility and influence on the performance of the Company as a whole.

Annual Compensation

Our annual compensation policies reflect our pay-for-performance philosophy. We set target total annual compensation for our executive officers to be competitive with the market value for comparable positions, taking into account each executive’s experience in the position and performance. Annual incentive awards are targeted at a level that, when combined with base salaries, is intended to yield total annual compensation that approximates market value. As a result, total annual compensation for a position generally should exceed its market value when our financial performance exceeds our applicable annual targets and individual performance contributes to meeting our objectives. Total annual compensation generally should be below market value when our financial performance does not meet targets and/or individual performance does not have a favorable impact on our objectives.

Base Salary. Based on the Human Capital Management and Compensation Committee’s review of the applicable compensation data as discussed above, in February 2023 the Human Capital Management and Compensation Committee set base salaries effective March 1, 2023 for all executive officers in relation to the market value for comparable positions. Mr. McGarry did not receive a base salary increase in 2023. Mr. Knavish’s annual base salary increased by $300,000 to $1,200,000. Mr. Morales received a base salary increase of $30,000. Ms. Foulkes received a base salary increase of $25,000. Mr. Vadlamannati received a base salary increase of $28,000. Ms. Ericson received a base salary increase of $27,000.

Annual Incentive Awards. In February 2023, the Human Capital Management and Compensation Committee established annual incentive awards primarily based on target levels set for each executive officer and pre-established, short-term performance objectives. On an annual basis, the Human Capital Management and Compensation Committee establishes a target annual incentive award for each executive officer based on the executive’s position and the market value of comparable positions in our comparator group. For 2023, this target, when expressed as a percentage of base salary, was as follows for each of the executive officers named in the Summary Compensation

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Table: Mr. McGarry, 160%; Mr. Knavish, 145%; Mr. Morales, 100%; Ms. Foulkes, 90%; Mr. Vadlamannati, 70% and Ms. Ericson, 70%. The amount of an executive’s actual annual incentive award, in relation to the executive’s target opportunity, is determined on the basis of achievement of short-term performance objectives. The performance objectives for our Executive Chairman, Chairman and Chief Executive Officer, our Senior Vice President and Chief Financial Officer and our Senior Vice President and General Counsel include specific financial targets for Company performance (weighted 80%) and personal performance (weighted 20%). The performance objectives for our other executive officers include specific financial targets for Company performance (weighted 50%), business performance (weighted 30%) and personal performance (weighted 20%).

For many years, PPG has been committed to sustainability. Recognizing the importance of sustainability and its ability to drive innovation in our business, PPG includes sustainability goals in the performance goals of its Executive Chairman and President and Chief Executive Officer. Performance against these goals is reviewed by the Human Capital Management and Compensation Committee of the Board of Directors. Annual incentive compensation of PPG’s executives and senior managers is partially (20%) based on personal goals that tie to overall corporate business goals, with the remainder based on company and business financial performance. Depending on their role, some executives and senior managers, by virtue of their responsibilities, may have goals related to social or environmental performance. In addition, executive business unit leaders receive sustainability scorecards for their business unit, and they are responsible for driving improvement in their business unit’s sustainability metrics. Safety, waste costs, energy usage and costs, and sustainably advantaged product sales are part of these executives’ annual performance review.

Beginning in 2022, our executive officers have ESG goals included in the individual performance component of their annual incentive award. Each executive officer has a diversity, equity and inclusion goal and sustainability targets that align with the Company’s strategies.

The potential payout of the Company performance component of the annual incentive is based on a pre-determined schedule recommended by management and approved by the Human Capital Management and Compensation Committee. The schedule corresponds to various levels of potential Company financial performance measured by adjusted earnings per diluted share from continuing operations (weighted 60%), adjusted cash flow from operating activities (weighted 20%), price increase (weighted 10%) and sales volume growth (weighted 10%), assuming the minimum adjusted earnings per diluted share from continuing operations threshold is met. The maximum payout of this component under the schedule is 220% of target.

In assessing Company performance against objectives, the Human Capital Management and Compensation Committee considers reported results against the approved target objectives, taking into consideration whether significant uncontrollable and unforeseen events or economic obstacles or more favorable circumstances impacted the Company’s results. Adjustments that are applied to determine the corporate component of the annual incentive are typically consistent with the non-GAAP adjustments reported in our quarterly financial statements, but the adjustments applied by the Human Capital Management and Compensation Committee may differ depending on the circumstances. The assessment of Company performance determines the percentage of the target award that will be awarded to each executive for the Company performance component of the annual incentive award. For 2023, as described below, the Human Capital Management and Compensation Committee exercised discretion and approved certain non-operating adjustments to the 2023 reported earnings per diluted share from continuing operations, cash flow from operating activities – continuing operations results, price increase and sales volume growth, consistent with guidelines established previously by the Human Capital Management and Compensation Committee and the non-GAAP adjustments reported in our quarterly financial statements. In the past, select adjustments have related to items such as legacy litigation or legacy environmental remediation, accounting rule changes and major business portfolio changes, including planned restructuring initiatives. Beginning with the calculation of the 2022 annual incentive award, one half of the earnings impact (positive or negative) of foreign currency translation versus plan will be applied as an adjustment to earnings per diluted share.

In February 2023, the Human Capital Management and Compensation Committee approved a financial performance standard for the Company component of the award of $6.05 adjusted earnings per diluted share from continuing operations, adjusted cash flow from operating activities of $1,895 million, price increase of 3.80% and sales volume growth of -1.20%. If achieved, this standard would generate 100% of the target bonus for the Company component of the award. The approved performance standard for 2023 included a threshold adjusted earnings per diluted share from continuing operations of $4.47, below which no bonus would be paid, regardless of the adjusted cash flow from operating activities, the sales increase or the sales volume growth results. The committee also set threshold cash flow from continuing operations performance of $1,180 million, a threshold price increase performance of 0.00% and a threshold sales volume growth performance of -2.40% for payment on those three components. In addition, the approved performance standard for 2023 included a maximum bonus opportunity of 220% if adjusted earnings per

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diluted share from continuing operations of $6.75, adjusted cash flow from operating activities of $2,122 million, price increase of 5.70% and sales volume growth of -0.60% were achieved.

For 2023, the Human Capital Management and Compensation Committee approved the actual Company performance component for incentive awards based on adjusted earnings per diluted share from continuing operations of $7.50, adjusted cash flow from operating activities of $2,514 million, price increase of 4.60% and sales volume growth of - 1.80%. The earnings per diluted share performance component included adjustments of $0.67 for impairment and other related charges, $0.61 for a pension settlement charge, $0.51 for acquisition-related amortization expense, $0.24 for portfolio optimization costs, $0.14 for business restructuring-related costs, net, $0.10 for environmental remediation costs, $0.10 for Argentina currency devaluation losses, and ($0.05) for insurance recoveries. Beginning with the calculation of the 2023 annual incentive award, one half of the earnings impact (positive or negative) of foreign currency translation versus plan will be applied as an adjustment to earnings per diluted share. For 2023, an adjustment of $0.17 for favorable currency translation was applied. Adjustments to the cash flow from operating activities performance component included adding back $57 million for restructuring cash spending and $46 million for cash contributions to pension plans.

Adjusted earnings per diluted share from continuing operations of $7.50, adjusted cash flow from operating activities of $2,514 million, price increase of 4.60% and sales volume growth of -1.80% resulted in a payout of 196% of target for the Company performance component, based on the schedule discussed above. For the adjusted earnings per diluted share component, this schedule yielded a payout of 220% for the result of $7.50 per share. For the adjusted cash flow from operating activities component, this schedule yielded a payout of 220% for the result of $2,514 million. For the price increase component, this schedule yielded a payout of 150% for the result of 4.60%. For the sales volume growth component, this schedule yielded a payout of 50% for the result of -1.80%. Combining these four results using the 60%, 20%, 10% and 10% weightings, respectively, yielded an overall result of 196%, which was approved by the Human Capital Management and Compensation Committee.

Approved 2023 Performance Components

Adjusted Earnings Per Diluted	Adjusted Cash Flow from Operating Activities
Share - Continuing Operations	(20% Weighting)
(60% Weighting)

Price Increase	Sales Volume Growth
(10% Weighting)	(10% Weighting)

The personal performance component of the annual incentive is based on measures of individual performance relevant to the particular individual’s job responsibilities. The personal performance assessments of our Executive Chairman and President and Chief Executive Officer are determined by the Human Capital Management and Compensation Committee with input from the other non-management members of the Board. The personal performance of each other executive officer is determined by our Chairman and Chief Executive Officer. The following factors were considered in

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assessing the personal performance of the executive officers named in the Summary Compensation Table for 2023 against individual objectives:

Under Mr. McGarry’s leadership, the Company successfully transitioned the roles of Chief Executive Officer and Chairman of the Board to Mr. Knavish. Mr. McGarry’s mentorship during this transition was an important element to Mr. Knavish’s and the Company’s success in 2023. Mr. McGarry also led director recruitment efforts resulting in the election of Mr. Roberts to the Board. Under his leadership, the Board was integral in overseeing PPG’s new enterprise growth strategy. These results exceeded expectations.

Mr. Knavish led the Company to record net sales, adjusted earnings per share and operating cash flow. The breadth and diversity of PPG’s business portfolio was a key driver, as the company benefited from solid volume growth in China and continued growth in aerospace coatings and automotive OEM coatings, despite lackluster global industrial demand. The Company’s 2023 full-year reported net income from continuing operations was $1.3 billion, or $5.35 per diluted share versus $1.0 billion, or $4.33 per diluted share, in 2022. Full-year 2023 adjusted earnings per diluted share from continuing operations was a record, increasing 27% year-over-year to $7.67 compared with $6.05 in 2022. Adjusted net income from continuing operations for 2023 was $1.8 billion, versus $1.4 billion in 2022. Aggregate segment margins were 310 basis points higher than the prior year, driven by strong selling price realization and moderating raw material costs, partially offset by higher selling, general and administrative costs and lower sales volumes. Demand was mixed by geographic region. Raw material cost inflation trended lower for most of the year. Mr. Knavish successfully activated PPG’s new enterprise growth strategy and made progress accelerating growth in key areas. New Science-Based Targets were validated by the Science-Based Targets Initiative in 2023, and the Company made progress against its targets. However, PPG’s spill and release and injury and illness rates did not meet target for 2023. PPG achieved its overall goal of increasing year-over-year representation of our targeted demographics. The Company also promoted an inclusive culture as demonstrated through the increase in enterprise-wide employee resource network and diversity, equity and inclusion capability building and training participation. He effectively led the Executive Committee, positively influencing the results of the Company. Finally, employee engagement increased for the eighth year in a row. These results exceeded expectations.

Mr. Morales led the finance organization. In 2023, the Company generated record cash flow from operations of approximately $2.4 billion, which is higher than 2022 by $1.4 billion, primarily due to strong earnings and reductions in working capital compared to the prior year, reflecting the impact of lower raw material costs on inventories and higher selling prices on trade receivables. Operating working capital as a percentage of fourth quarter sales annualized for 2023 was lower than 2022 by 170 basis points. Year-over-year segment margins improved, and operating working capital decreased. He led the Company’s efforts to contain costs, delivering about $60 million in savings from restructuring actions, including the impact of acquisition-related synergies, and to return capital to our shareholders through $100 million of share repurchases and approximately $600 million of dividends. The Company also reduced its net debt by $1.2 billion year over year. Mr. Morales was the executive sponsor of our Abilities First Employee Resource Network. Mr. Morales performed effectively as a member of the Executive Committee, positively influencing the results of the Company. These results exceeded expectations.

Ms. Foulkes led the legal organization. She has expertly managed litigation, compliance and environmental concerns globally for the Company. In addition, she continued to effectively manage the complexities associated with the Company’s divestiture of its businesses in Russia and the divestitures of several smaller businesses. Her department was also responsible for securing a significant arbitration award, an important ruling in a case alleging liability for lead contamination and for certain insurance recoveries. She was the executive sponsor of our Lesbian, Gay, Bisexual, Transgender, Queer (LGBTQ+) Employee Resource Network. Engagement scores for the Law Department were among the highest in the Company. Ms. Foulkes performed effectively as a member of the Executive Committee, positively influencing the results of the Company. These results exceeded expectations.

Mr. Vadlamannati led the global Operations function and participated in the protective and marine coatings bonus plan for the first quarter of 2023. The Operations function made progress reducing the Company’s manufacturing costs and reducing complexity across the Company. He provided leadership to his functional responsibilities for the global Procurement and EH&S organizations. The Procurement organization was successful in lowering the Company’s overall raw materials costs, but PPG’s spill and release and injury and illness rates did not meet target for 2023. Mr. Vadlamannati provided leadership of the Company’s Operations function, which delivered above-target performance. These results met expectations.

Ms. Ericson led the global protective and marine coatings business and the Latin America region. Organic sales in the protective and marine coatings business were higher by a mid-single-digit percentage due to selling price realization and higher sales volumes. In her first year of leading the protective and marine coatings business, she developed and implemented a robust growth strategy. She was a strong proponent of the Company’s diversity, equity and inclusion efforts. These results exceeded expectations.

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Business unit short-term performance objectives and their assessment are specific to each particular business and are based on earnings before taxes and interest, working capital reduction, price increase and sales volume growth. The overall assessment of business performance determines the percentage of target paid to applicable executives for the business component of the annual incentive award.

For 2023, we assessed the performance of 12 defined businesses against the criteria discussed above. Actual payouts of the business performance component ranged from 40% to 190% of target. The business performance component payout for our executive officer named in the Summary Compensation Table who has primarily business unit responsibility, Ms. Ericson, is based on the performance of the specific business for which she was responsible.

Ms. Ericson’s business performance component was based on the results of the protective and marine coatings business. The performance of this business exceeded performance objectives for earnings before interest and taxes, working capital reduction, price increase and sales volume growth and resulted in achieving 190% of target for this component.

The level of achievement of corporate and personal performance objectives for 2023 for Messrs. McGarry, Knavish, Morales and Ms. Foulkes corresponded to payouts of 183%, 184%, 183% and 183% of target, respectively. The level of achievement of business, corporate and personal performance objectives for 2023 for Mr. Vadlamannati and Ms. Ericson corresponded to payouts of 175% and 181% of target, respectively. The annual incentive awards actually paid to each of these executives for 2023 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Annual incentive awards for these executive officers for the years that they have been named executive officers have ranged from 63% to 184% of target.

Annual incentive awards are payable in cash, except that any executive who does not meet the stock ownership requirements described under “PPG Stock Ownership Requirements” receives 20% of their annual incentive award in the form of PPG common stock. Such stock is restricted from sale by such executive for a period of between two and five years, depending upon the level of stock ownership of the executive. In addition, for officers who have been subject to the policy for more than five years at their current requirement level and have not met the ownership requirement, 100% of the vested shares delivered from the PBRSU award and TSR share award must be held by the officer for a minimum of one year and until the requirement is met. U.S.-based participants are entitled to defer part or all of an annual incentive award under our deferred compensation plan. All executive officers named in the Summary Compensation Table have met their stock ownership requirement. For additional information concerning our deferred compensation plan, see “Deferred Compensation Opportunities.”

Long-Term Incentive Compensation

Our Human Capital Management and Compensation Committee believes that long-term incentive compensation is an important component of our program because it has the effect of retaining executives, aligning executives’ financial interests with the interests of shareholders and incentivizing achievement of PPG’s long-term strategic goals. Payment of long-term incentive awards is based solely on Company performance. Grants are targeted at levels that approximate market value for comparable positions, utilizing the same compensation data used for setting total annual compensation. Each February, the Human Capital Management and Compensation Committee reviews and approves equity-based compensation for that year to be granted to executive officers. Three types of long-term incentive awards are granted annually to executive officers:

●	Stock options;
●	Total Shareholder Return contingent shares, or TSR shares; and
●	Performance-based Restricted Stock Units, or PBRSUs.

The number of stock options, TSR shares and PBRSUs granted to executive officers is intended to represent an estimated potential value that, when combined with total annual compensation, as discussed above, will approximate the market value of total annual and long-term compensation paid to executives in our comparator group and in a cross-section of general industrial companies represented in nationally-recognized executive compensation surveys.

These types of long-term incentive awards were selected to provide a program that focuses on different aspects of long-term performance: stock price appreciation, total return to shareholders and earnings per share growth and cash flow return on capital. The estimated potential value of the awards granted to each executive officer is delivered equally through each instrument, so that approximately one-third of the value of the total award is in stock options, one-third is in performance-based RSUs, and one-third is in TSR shares. The Human Capital Management and Compensation Committee selected equal distribution to emphasize its view that each of the three equity-based vehicles serves a particular purpose and is equally important in supporting our long-term compensation strategy.

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Stock Options. Stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in PPG and to share in the appreciation of the value of our stock. All stock options granted to executive officers in 2023 were granted from our shareholder-approved Omnibus Incentive Plan. Some features of our stock option program include:

●	Options become exercisable on the third anniversary of the date of grant;
●	The term of each grant does not exceed ten years;
●	The exercise price is equal to the closing market price on the date of grant (we do not backdate or grant discounted stock options);
●	We do not grant options with “reload” or “restored” provisions; and
●	Repricing of stock options is prohibited.

We continue to use stock options as a long-term incentive because stock options focus the management team on delivering levels of company financial performance over a longer term that contribute to shareholder value. For additional information concerning the timing of grants of stock options, see “Our Policies with Respect to the Granting of Equity Awards.” In February 2023, the following stock options were awarded to each of the executive officers named in the Summary Compensation Table: Mr. Knavish, 67,115; Mr. Morales, 26,605; Ms. Foulkes, 12,874; Mr. Vadlamannati, 8,583; and Ms. Ericson, 7,724. Such awards are consistent with our program to distribute long-term incentive awards equally among three different equity-based vehicles, as discussed above.

TSR Shares. TSR shares represent a contingent share grant that is made at the beginning of a three-calendar-year performance period and vests on the last day of the performance period. The grant is settled in a combination of cash and shares of PPG common stock at the end of the performance period. The award amount generated by the grant is based on PPG’s total shareholder return relative to the S&P 500 comparison group. This comparison group represents the entire S&P 500 Index as it existed at the beginning of the performance period, excluding any companies that have been removed from the Index because they ceased to be publicly traded during the performance period. The calculation of total shareholder return assumes that all dividends were reinvested. Summarized below are the material provisions of the TSR share program:

BASIS OF PAYOUT	PERFORMANCE PERIOD	VESTING AND PAYOUT OF BENEFIT
• Total shareholder return of PPG compared to total shareholder return for S&P 500 companies (as described above) • Payout is 0% to 200% of original TSR shares awarded:	3 calendar years

•

Vest on last day of performance period

•

Settled in a combination of cash and shares at end of performance period

•

Dividend equivalents are awarded at the end of the performance period, based on the actual number of shares earned and paid

PPG TSR	GRANT PAYOUT
90th percentile	200%
80th percentile	175%
70th percentile	150%
60th percentile	125%
50th percentile	100%
40th percentile	75%
30th percentile	50%
Below	—%

If minimum performance is not achieved, no payment is made with respect to the TSR share grant. If performance is above target, payment may exceed the original number of contingent TSR shares awarded. Target performance is set at the 50th percentile rank. The minimum and maximum number of shares that may be issued upon settlement of a TSR share grant ranges from 0% to 200% of the original number of contingent TSR shares awarded. Dividend equivalents are awarded at the end of the performance period, based on the actual number of shares earned and paid to an executive. TSR shares are intended to reward executives only when we provide a greater long-term return to shareholders relative to a percentage of the comparison set of companies, which is consistent with our pay-for-performance compensation philosophy.

In February 2023, the following TSR shares were awarded to each of the executive officers named in the Summary Compensation Table: Mr. Knavish, 19,883; Mr. Morales, 7,886; Ms. Foulkes, 3,816; Mr. Vadlamannati, 2,544; and Ms. Ericson, 2,290. Such awards are consistent with our program to distribute long-term incentive awards equally among three different equity-based vehicles, as discussed above under “Long-Term Incentive Compensation.”

2024 Proxy Statement 55

The performance period for the TSR shares granted in 2021 ended on December 31, 2023. PPG’s total shareholder return was measured against that of the S&P 500 (as described above) over the three-year period ending December 31, 2023. PPG’s ranking on this performance measure was at the 32nd percentile, resulting in payouts at 55.2% of target. The payouts were distributed 50% in shares of PPG common stock and 50% in cash with the cash payment calculated based on the average PPG stock closing price during the month of December 2023. Payouts to the executive officers named in the Summary Compensation Table for the 2021 TSR grants were: Mr. McGarry, 5,804 shares and $852,724; Mr. Knavish, 1,179 shares and $173,219; Mr. Morales, 1,549 shares and $227,579; Ms. Foulkes, 741 shares and $108,868; Mr. Vadlamannati, 674 shares and $99,024; and Ms. Ericson, 607 shares and $89,180. Such share payouts, which vested in December 2023, are reflected in the Option Exercises and Stock Vested table.

Performance-based RSUs. Performance-based RSUs, or PBRSUs, represent a contingent share grant that is made at the beginning of a three-calendar-year performance period and vests on the last day of the performance period. If we achieve certain pre-determined performance thresholds, payment is settled in shares of PPG common stock in the February immediately after the end of the three-year performance period. The performance criteria for each year in the three-year performance period were growth in adjusted earnings per diluted share and 11% cash flow return on capital, taking into account the same adjustment categories utilized by the Human Capital Management and Compensation Committee in determining adjusted earnings per diluted share for purposes of annual incentive awards (see “Annual Incentive Awards” above). The adjusted earnings per diluted share growth portion of the PBRSU awards will utilize a linear payment scale that will be calculated annually as shown below:

ADJUSTED EPS GROWTH (ANNUAL)
ACHIEVEMENT LEVEL	PAYOUT FACTOR
< 5.0%	0.0%
5.0%	50.0%
6.0%	60.0%
7.0%	70.0%
8.0%	80.0%
9.0%	90.0%
>= 10.0%	100.0%

Achievement of 10% growth in adjusted earnings per diluted share is required to receive 100% of the original share grant. A payout scale is not applied to the cash flow return on capital goal, which requires achievement of 11% for this goal to be met each year. Performance against the adjusted earnings per diluted share goal and the cash flow return on capital goal are calculated annually, and the annual payout for each goal is weighted equally over the three-year period. If minimum performance is not achieved, no shares are issued with respect to the grant. If performance is above target, the number of shares issued may exceed the original number of contingent shares awarded. The minimum and maximum number of shares that may be issued upon settlement of a PBRSU award ranges from 0% to 200% of the original number of contingent shares awarded, depending on the goals attained during the three-year period. No dividend equivalents are awarded on performance-based RSUs. By including performance-based RSUs in the long-term incentive mix, executives are rewarded when financial performance objectives are achieved over an extended period of time. Summarized below are the material provisions of the performance-based RSUs:

56 2024 Proxy Statement

BASIS OF PAYOUT	PERFORMANCE PERIOD	VESTING AND PAYOUT OF BENEFIT
Performance Goals: • Greater than 5.0% growth in adjusted earnings per diluted share • 11% cash flow return on capital Payout is 0% to 200% of original PBRSU shares awarded	3 calendar years	• Vest on last day of performance period • Settled in shares in the February immediately after the end of performance period • No dividend equivalents are awarded

In February 2023, the following PBRSUs were awarded to each of the executive officers named in the Summary Compensation Table: Mr. Knavish, 21,173; Mr. Morales, 8,378; Ms. Foulkes, 4,054; Mr. Vadlamannati, 2,703; and Ms. Ericson, 2,433. Such awards are consistent with our program to distribute long-term incentive awards equally among three different equity-based vehicles, as discussed above under “Long-Term Incentive Compensation.”

The performance period for the PBRSUs granted in 2021 ended on December 31, 2023. For the 2021 grants, the payout was at 133.3% of target. Specifically, the results were as follows:

PBRSU Performance Measures for 2021-2023 Performance Period

		Payout	Portion of	Payout %
	Result	Factor	Performance Cycle	Achieved
Adjusted EPS Growth
2021	10.6%	100.0%	1/3	33.3%
2022	-8.1%	0.0%	1/3	0.0%
2023	26.8%	100.0%	1/3	33.3%
				66.7%
Cash Flow ROC
2021	11.0%	100.0%	1/3	33.3%
2022	4.7%	0.0%	1/3	0.0%
2023	15.4%	100.0%	1/3	33.3%
				66.7%
Total Performance-based RSU payout				133.3%

The Company made share payouts to the executive officers named in the Summary Compensation Table for the 2021 PBRSU grants as follows: Mr. McGarry, 32,248; Mr. Knavish, 6,004; Mr. Morales, 7,891; Ms. Foulkes, 3,774; Mr. Vadlamannati, 3,432; and Ms. Ericson, 3,088. Such payouts, which vested in December 2023, are reflected in the Option Exercises and Stock Vested table.

Perquisites and Other Benefits

In addition to the annual and long-term compensation described above, executive officers named in the Summary Compensation Table receive certain perquisites and other benefits. Such perquisites may include financial counseling services, limited personal use of PPG’s corporate aircraft and reimbursements of certain relocation expenses and taxes incurred due to international assignments. At the direction of the Human Capital Management and Compensation Committee, in 2011 executive officer perquisites were reviewed and reduced. Effective January 1, 2012, personal club memberships were discontinued. Other benefits for our executive officers may include Company matching contributions under our Deferred Compensation Plan. These perquisites and other benefits are provided to increase the availability of the executives to focus on the business of the enterprise or because we believe they are important to our ability to attract and retain top-quality executive talent. The costs to PPG associated with providing these benefits for executive officers named in the Summary Compensation Table are reflected in the “All Other Compensation” column of the Summary Compensation Table and in the All Other Compensation Table.

We also provide other benefits, such as medical, dental and life insurance and disability coverage, to each executive named in the Summary Compensation Table under our benefit plans, which are also provided to most eligible U.S.-based salaried employees. In addition, all of our U.S.-based executive officers are eligible to participate in the PPG Industries Foundation Matching Gift Program, which encourages charitable donations by all of our U.S. employees by matching their contributions to eligible institutions. Contributions of up to a total of $10,000 per year, in most cases, may be matched under the program. Most charitable organizations are eligible for the Matching Gifts Program, with a few exceptions. The value of these benefits is not included in the Summary Compensation Table because such benefits are made available on a Company-wide basis to most U.S. salaried employees. We also provide vacation and other paid holidays to all employees, including the executive officers named in the Summary Compensation Table, which are comparable to those provided at other large companies.

2024 Proxy Statement 57

Deferred Compensation Opportunities and Retirement Plans

Another aspect of our executive compensation program is our Deferred Compensation Plan. The plan is a voluntary, non-tax qualified, unfunded, deferred compensation plan available to all U.S.-based executive officers and other participants in our management incentive plans to enable them to save for retirement by deferring a portion of their current compensation. The plan also provides eligible employees with supplemental contributions equal to the contributions they would have received under our Employee Savings Plan, but for certain limitations under the Internal Revenue Code. Under the plan, compensation may be deferred until death, disability, retirement or termination or, in the case of the cash portion of certain incentive awards, other earlier specified dates the participants may select. Deferred amounts (other than the PPG common stock portion of deferred incentive awards, which must be invested in PPG stock) are credited to an investment account that earns a return based on the investment options chosen by the participant. The value of a participant’s investment account is based on the value of the investments selected. Benefits are paid out of our general assets. For certain longer-serving, U.S.-based, salaried employees, we maintain both a tax-qualified defined benefit pension plan and a non-qualified defined benefit pension plan. Substantially all employees in the U.S., including our executive officers, participate in the PPG Industries Employee Savings Plan. For additional information concerning our Deferred Compensation Plan, pension plans and the PPG Industries Employee Savings Plan, see “Pension Benefits” and “PPG Industries Employee Savings Plan and Deferred Compensation Plan” and the accompanying Pension Benefits Table and Non-Qualified Deferred Compensation Table.

WHY YOU SHOULD APPROVE OUR SAY-ON-PAY

The Board believes that PPG’s executive compensation program aligns the interests of our executives with those of our shareholders. Our executive compensation is based on our pay for performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter term performance objectives and longer term shareholder value creation. At the 2023 Annual Meeting, we held a shareholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 93% of shareholder votes cast in favor of our 2023 say-on-pay resolution. Following its review of this vote, the Human Capital Management and Compensation Committee recommended to the full Board that we retain our general approach to executive compensation, with an emphasis on short-term and long-term incentive compensation that rewards our executive officers when they deliver value for our shareholders. Consistent with this philosophy:

●	Our performance metrics are focused on increasing shareholder value and are tied to measures impacting both shorter-term and longer-term performance. Shorter-term performance metrics include adjusted earnings per diluted share from continuing operations, cash flow from operating activities, earnings before interest and taxes, working capital reduction, price increase and sales volume growth. Longer-term performance metrics include total shareholder return, adjusted earnings per diluted share growth, adjusted cash flow return on capital and stock price appreciation.
●	Payment of long-term incentive awards is based solely on Company performance. We have three-year award and payout cycles for both performance-based restricted stock units and total shareholder return shares. We also have three-year vesting for stock options.
●	Between 70% and 84% of the named executive officers’ target total direct compensation opportunity for 2023 was in the form of performance-based variable compensation and long-term incentives motivating them to deliver strong business performance and create shareholder value.
●	Our financial performance exceeded our expectations as we achieved our adjusted earnings per diluted share target, our adjusted cash flow from operating activities target and our price increase target. As a result, annual incentive awards were paid to executive officers ranged from 175% to 184% of target.
●	Executive stock ownership goals align the interests of executives with shareholders.
●	We provide limited perquisites to our executive officers.

58 2024 Proxy Statement

●	Our officers may not engage in transactions that are contrary to the interests of shareholders, such as “short sales,” “short sales against the box,” “put” and “call” options and hedging transactions designed to minimize an executive’s risk inherent in owning PPG stock. In addition, officers may not hold PPG stock in a margin account and may not pledge PPG stock as collateral for a loan.
●	Executive officers are subject to a compensation recovery policy that is designed to recoup incentive compensation when a financial restatement occurs.

HUMAN CAPITAL MANAGEMENT AND COMPENSATION COMMITTEE REPORT TO SHAREHOLDERS

We have reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in the Annual Report on Form 10-K for the year ended December 31, 2023.

Human Capital Management and Compensation Committee:

Gary R. Heminger (Chair)

Michael W. Lamach

Katleen A. Ligocki

Guillermo Novo

Martin H. Richenhagen

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Human Capital Management and Compensation Committee Report to Shareholders shall not be incorporated by reference into any such filings.

2024 Proxy Statement 59

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table (2021-2023)

							CHANGE
							IN PENSION
							VALUE AND
							NONQUALIFIED
						NON-EQUITY	DEFERRED
				STOCK	OPTION	INCENTIVE PLAN	COMPENSATION	ALL OTHER
NAME AND POSITION	YEAR	SALARY(3)	BONUS(4)	AWARDS(5)	AWARDS(6)	COMPENSATION(7)	EARNINGS(8)	COMPENSATION(9)	TOTAL
M. H. McGarry(1)	2023	$1,005,000	$—	$4,898,968	$—	$2,940,000	$711,688	$285,067	$9,840,723
Former Executive Chairman	2022	$1,333,333	$—	$6,666,695	$3,333,331	$1,351,000	$(4,368,862)	$551,880	$8,867,377
and Chief Executive Officer	2021	$1,300,000	$—	$6,266,679	$3,133,323	$2,250,000	$(218,598)	$468,212	$13,199,616
T. M. Knavish(1)	2023	$1,200,000	$—	$4,999,561	$2,500,188	$3,200,000	$312,592	$260,614	$12,472,955
Chairman and	2022	$866,667	$—	$1,866,705	$933,315	$625,000	$(1,602,788)	$172,293	$2,861,192
Chief Executive Officer	2021	$700,000	$—	$1,166,640	$583,322	$680,000	$(165,897)	$130,643	$3,094,708
V. J. Morales	2023	$800,000	$—	$2,066,808	$1,033,338	$1,475,000	$320,582	$94,710	$5,790,438
Senior Vice President	2022	$767,500	$—	$2,000,011	$1,000,007	$490,000	$(1,688,858)	$176,810	$2,745,470
and Chief Financial Officer	2021	$726,667	$—	$1,533,228	$766,669	$750,000	$(180,405)	$143,457	$3,739,616
A. M. Foulkes	2023	$600,833	$—	$1,000,110	$500,026	$995,000	$196,624	$70,802	$3,363,395
Senior Vice President	2022	$576,667	$—	$799,976	$400,003	$290,000	$(942,319)	$122,206	$1,246,533
and General Counsel	2021	$556,667	$—	$733,305	$366,665	$510,000	$(75,589)	$98,005	$2,189,053
R. Vadlamannati(2)	2023	$583,333	$—	$666,781	$333,364	$720,300	$—	$980,270	$3,284,048
Senior Vice President, Operations	2022	$557,500	$—	$666,671	$333,348	$350,000	$—	$175,478	$2,082,997
A. Ericson(2)	2023	$562,500	—	$600,192	300,000	718,389	—	56,835	2,237,916
Senior Vice President,
Protective and Marine Coatings
(1)	Mr. McGarry was appointed Executive Chairman, effective January 1, 2023 and retired on October 1, 2023. Mr. Knavish was appointed President and Chief Executive Officer, effective January 1, 2023 and as Chairman and Chief Executive Officer, effective October 1, 2023.
(2)	Mr. Vadlamannati was not a named executive officer in 2021. Ms. Ericson was not a named executive officer in 2021 or 2022.
(3)	The annual salaries as of January 1, 2023, and as of the annual salary increase date of March 1, 2023, were: Mr. McGarry, $1,340,000 and no increase; Mr. Knavish, $1,200,000 and no increase; Mr. Morales, $775,000 and $805,000; Ms. Foulkes, $580,000 and $605,000; Mr. Vadlamannati, $560,000 and $588,000 and Ms. Ericson, $540,000 and $567,000 The annual salaries as of January 1, 2022, and as of the annual salary increase date of March 1, 2022, were: Mr. McGarry, $1,300,000 and $1,340,000 on March 1, 2022; Mr. Knavish, $700,000 and $900,000 on March 1, 2022; Mr. Morales, $730,000 and $775,000; and Ms. Foulkes, $560,000 and $580,000. The annual salaries as of January 1, 2021, and as of the annual salary increase date of March 1, 2021, were: Mr. McGarry, $1,300,000 and no increase on March 1, 2021; Mr. Knavish, $700,000 and no increase on March 1, 2021; Mr. Morales, $710,000 and $730,000; and Ms. Foulkes, $540,000 and $560,000.
(4)	The named executive officers were not entitled to receive any payments that would be characterized as “Bonus” payments for the fiscal years ended December 31, 2023, 2022 and 2021. Amounts listed under the column “Non-Equity Incentive Plan Compensation” constitute annual incentive awards for 2023, 2022 and 2021 that were determined by the Human Capital Management and Compensation Committee at its February 14, 2024, February 15, 2023 and February 16, 2022 meetings, respectively, and, to the extent not deferred by an executive, were paid out shortly thereafter.
(5)	The amounts in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for grants occurring in the fiscal years ended December 31, 2023, 2022 and 2021 of performance-based restricted stock units, or PBRSUs, and performance-based total shareholder return contingent shares, or TSRs, granted as part of the long-term incentive components of our compensation program described on pages 54 through 57. The assumptions used in calculating these amounts for 2023 are set forth in Note 19 to our Financial Statements for the year ended December 31, 2023, which is located on pages 66 through 68 of our Annual Report on Form 10-K. PBRSUs and TSRs are subject to performance conditions, and the grant date fair value shown is based on performance at target levels, which is the probable outcome of such conditions. The value of these awards made in the fiscal year ended December 31, 2023, assuming that the highest level of performance conditions will be achieved, is as follows: Mr. Knavish, $9,999,122 Mr. Morales, $4,133,615; Ms. Foulkes, $2,000,219 and Mr. Vadlamannati, $1,333,562 and Ms. Ericson, $1,200,384. The value of these awards made in the fiscal year ended December 31, 2022, assuming that the highest level of performance conditions will be achieved, is as follows: Mr. McGarry $13,333,388; Mr. Knavish, $3,733,411 Mr. Morales, $4,000,021; and Ms. Foulkes, $1,599,951. The value of these awards made in the fiscal year ended December 31, 2021, assuming that the highest level of performance conditions will be achieved, is as follows: Mr. McGarry $12,533,357; Mr. Knavish, $2,333,280; Mr. Morales, $3,066,456; and Ms. Foulkes, $1,466,611.
(6)	The amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 for stock option grants occurring in the fiscal years ended December 31, 2023, 2022 and 2021 as part of the long-term incentive component of our compensation program described on pages 54 through 57. The assumptions used in calculating these amounts are set forth in Note 19 to our Financial Statements for the year ended December 31, 2023, which is located on pages 66 through 68 of our Annual Report on Form 10-K.
(7)	The amounts in this column reflect the dollar value of annual incentive awards for 2023, 2022 and 2021, as described on pages 50 through 54.
(8)	The amounts in this column reflect the actuarial increase or decrease in the present value of the named executive officer’s benefits under our qualified and non-qualified pension plans, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, except that retirement age is assumed to be normal retirement age as defined in the applicable plan.
(9)	Includes all other compensation as described in the table entitled “All Other Compensation Table.”

60 2024 Proxy Statement

All Other Compensation Table (2023)

	PERQUISITES				OTHER COMPENSATION
	PERSONAL USE				EMPLOYEE	DEFERRED			TOTAL
	OF COMPANY	FINANCIAL		TOTAL	SAVINGS PLAN	COMPENSATION	DEFERRED	TOTAL OTHER	ALL OTHER
	AIRCRAFT(1)	COUNSELING(2)	OTHER(3)	PERQUISITES	CONTRIBUTIONS(4)	CONTRIBUTIONS(5)	DIVIDENDS(6)	COMPENSATION	COMPENSATION
M. H. McGarry	$93,607	$13,360	$—	$106,967	$29,262	$148,838	$—	$178,100	$285,067
T. M. Knavish	$84,574	$13,360	$—	$97,934	$36,300	$126,380	$—	$162,680	$260,614
V. J. Morales	$—	$13,360	$—	$13,360	$33,350	$48,000	$—	$81,350	$94,710
A. M. Foulkes	$—	$13,360	$—	$13,360	$29,400	$28,042	$—	$57,442	$70,802
R. Vadlamannati	$—	$10,249	$903,554	$913,803	$36,300	$30,167	$—	$66,467	$980,270
A. Ericson	$—	$13,360	$—	$13,360	$24,695	$18,780	$—	$43,475	$56,835
(1)	The amounts in this column reflect the aggregate incremental cost to PPG of personal use of corporate aircraft. The aggregate incremental cost to PPG is determined on a per flight basis and includes the cost of fuel, a pro rata share of repairs and maintenance, landing and storage fees, crew-related expenses and other miscellaneous variable costs. A portion of this value attributable to personal use of corporate aircraft (as calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the W-2 of Mr. McGarry and Mr. Knavish.
(2)	The amounts in this column reflect the cost of financial counseling services paid by PPG.
(3)	PPG provides expatriate benefits to employees, including the named executive officers, who transfer from a home to a host country on an assignment. The expatriate benefits that are typically provided include relocation assistance, housing subsidy, family assistance, cultural/language assistance, and income tax equalization, reimbursements and filing services, among other benefits. For Mr. Vadlamannati, the amount in this column include housing-related expenses $54,823, automotive-related expenses $6,383, personal travel-related expenses $4,560, tax preparation expenses $1,500, Visa assistance $665 and tax equalization and reimbursements $835,623 all related to his international assignment.
(4)	The amounts in this column reflect Company contributions under the Employee Savings Plan.
(5)	The amounts in this column reflect Company contributions under the Deferred Compensation Plan in lieu of Company contributions that could not be made under the Employee Savings Plan because of the Internal Revenue Code limitations.
(6)	The amounts in this column represent dividend equivalents on the TSR award that was paid during 2023.

2024 Proxy Statement 61

Grants of Plan Based Awards (2023)

									ALL OTHER		ALL OTHER
		ESTIMATED FUTURE PAYOUTS UNDER			ESTIMATED FUTURE PAYOUTS UNDER				OPTION		STOCK
		NON-EQUITY INCENTIVE PLAN AWARDS(1)			EQUITY INCENTIVE PLAN AWARDS				AWARDS:		AWARDS:
												GRANT DATE
										EXERCISE OR		FAIR VALUE
									NUMBER OF	BASE PRICE	NUMBER OF	OF STOCK
									SECURITIES	OF OPTION	SECURITIES	AND OPTION
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)		UNDERLYING (#)	AWARDS ($/SH)(2)	UNDERLYING (#)	AWARDS(3)
M. H. McGarry	N/A	$214,400	$2,144,000	$4,523,840
	1-Jan-23										39,765	$4,898,968
T. M. Knavish	N/A	$174,000	$1,740,000	$3,671,400
	1-Jan-23								67,115	$125.75		$2,500,188
	1-Jan-23				3,529	21,173	42,346	U				$2,499,473
	1-Jan-23				9,942	19,883	39,766	T				$2,500,088
V. J. Morales	N/A	$80,500	$805,000	$1,698,550
	15-Feb-23								26,605	$131.04		$1,033,338
	15-Feb-23				1,396	8,378	16,756	U				$1,033,426
	15-Feb-23				3,943	7,886	15,772	T				$1,033,381
A. M. Foulkes	N/A	$54,450	$544,500	$1,148,895
	16-Feb-22								12,874	$131.04		$500,026
	16-Feb-22				676	4,054	8,108	U				$500,061
	16-Feb-22				1,908	3,816	7,632	T				$500,049
R. Vadlamannati	N/A	$41,160	$411,600	$849,954
	15-Feb-23								8,583	$131.04		$333,364
	15-Feb-23				451	2,703	5,406	U				$333,415
	15-Feb-23				1,272	2,544	5,088	T				$333,366
A. Ericson	N/A	$39,690	$396,900	$837,459
	16-Feb-22								7,724	$131.04		$300,000
	16-Feb-22				406	2,433	4,866	U				$300,111
	16-Feb-22				1,145	2,290	4,580	T				$300,082

U—PBRSUs. Estimated future payouts relate to the performance period of 2023 through 2025. For additional information concerning the material terms of these PBRSU grants, see pages 56 through 57.

T—TSR shares. Estimated future payouts relate to the performance period of 2023 through 2025. For additional information concerning the material terms of these TSR grants, see pages 55 through 56.

(1)	The amounts in these columns reflect the minimum payment level, if an award is achieved, the target payment level and the maximum payment level under our annual incentive award program. For additional information concerning our annual incentive award program, see pages 50 through 54.
(2)	The exercise price of option awards is the closing sale price of PPG common stock reported for the date of grant on the New York Stock Exchange. Option awards vest on the third anniversary of the date of grant. For additional information concerning stock option awards, see page 55.
(3)	Refer to Note 19 to our Financial Statements for the year ended December 31, 2023, which is located on pages 66 through 68 of our Annual Report on Form 10-K, for the relevant assumptions used to determine the valuation of stock-based compensation awards.

62 2024 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End (2023)

	OPTION AWARDS
									EQUITY INCENTIVE
						EQUITY INCENTIVE			PLAN AWARDS:
						PLAN AWARDS:			MARKET OR
	NUMBER OF	NUMBER OF				NUMBER OF			PAYOUT VALUE
	SECURITIES	SECURITIES				UNEARNED			OF UNEARNED
	UNDERLYING	UNDERLYING				SHARES, UNITS			SHARES, UNITS
	UNEXERCISED	UNEXERCISED	OPTION		OPTION	OR OTHER			OR OTHER
	OPTIONS (#)	OPTIONS (#)	EXERCISE	OPTION	EXPIRATION	RIGHTS NOT		PERFORMANCE	RIGHTS NOT
NAME	EXERCISABLE	UNEXERCISABLE	PRICE ($)	VEST DATE	DATE	VESTED (#)(1)(2)		PERIOD	VESTED ($)(3)
M. H. McGarry	105,057		$116.32	14-Feb-21	13-Feb-28	23,111	U	2022-2024	3,456,250
	118,514		$109.74	20-Feb-22	19-Feb-29	21,949	T	2022-2024	3,282,473
	125,386		$119.52	19-Feb-23	18-Feb-30
		107,049	$136.60	17-Feb-24	16-Feb-31
		91,266	$151.87	16-Feb-25	15-Feb-32
T. M. Knavish	4,800		$118.12	18-Feb-18	17-Feb-25	6,471	U	2022-2024	967,738
	14,814		$109.74	20-Feb-22	19-Feb-29	21,173	U	2023-2025	3,166,422
	21,278		$119.52	19-Feb-23	18-Feb-30	6,146	T	2022-2024	919,134
		19,929	$136.60	17-Feb-24	16-Feb-31	39,766	T	2023-2025	5,947,005
		25,554	$151.87	16-Feb-25	15-Feb-32
		67,115	$125.74	1-Jan-26	31-Dec-32
V. J. Morales	3,400		$118.12	18-Feb-18	17-Feb-25	6,933	U	2022-2024	1,036,830
	5,200		$95.00	17-Feb-19	16-Feb-26	8,378	U	2023-2025	1,252,930
	12,600		$101.50	15-Feb-20	14-Feb-27	6,585	T	2022-2024	984,787
	17,072		$116.32	14-Feb-21	13-Feb-28	15,772	T	2023-2025	2,358,703
	19,259		$109.74	20-Feb-22	19-Feb-29
	30,397		$119.52	19-Feb-23	18-Feb-30
		26,193	$136.60	17-Feb-24	16-Feb-31
		27,380	$151.87	16-Feb-25	15-Feb-32
		26,605	$131.04	15-Feb-26	14-Feb-33
A. M. Foulkes	12,159		$119.52	19-Feb-23	18-Feb-30	2,773	U	2022-2024	414,702
		12,527	$136.60	17-Feb-24	16-Feb-31	4,054	U	2023-2025	606,276
		10,952	$151.87	16-Feb-25	15-Feb-32	2,634	T	2022-2024	393,915
		12,874	$131.04	15-Feb-26	14-Feb-33	7,632	T	2023-2025	1,141,366
R. Vadlamannati	9,192		$116.32	14-Feb-21	13-Feb-28	2,311	U	2022-2024	345,610
	11,851		$109.74	20-Feb-22	19-Feb-29	2,703	U	2023-2025	404,234
	13,678		$119.52	19-Feb-23	18-Feb-30	2,195	T	2022-2024	328,262
		11,388	$136.60	17-Feb-24	16-Feb-31	5,088	T	2023-2025	760,910
		9,127	$151.87	16-Feb-25	15-Feb-32
		8,583	$131.04	15-Feb-26	14-Feb-33
A. Ericson	11,111		$109.74	20-Feb-22	19-Feb-29	2,080	U	2022-2024	311,064
	12,159		$119.52	19-Feb-23	18-Feb-30	2,433	U	2023-2025	363,855
		10,249	$136.60	17-Feb-24	16-Feb-31	1,975	T	2022-2024	295,361
		8,214	$151.87	16-Feb-25	15-Feb-32	4,580	T	2023-2025	684,939
		7,724	$131.04	15-Feb-26	14-Feb-33

U—PBRSUs. For additional information concerning the material terms of these PBRSU grants, see pages 56 through 57.

T—TSR shares. For additional information concerning the material terms of these TSR grants, see pages 55 through 56.

(1)	The PBRSUs for the 2022 - 2024 performance period reflect an estimated payout of 100.0%. The PBRSUs for the 2023 - 2025 performance period reflect an estimated payout of 100.0%.
(2)	Based on PPG’s performance through the end of fiscal year 2023 relative to the performance criteria. Our current period to date results for the 2022 – 2024 ongoing performance period is between threshold and target, and thus the target number of TSR shares granted in 2022 is included above. Our current period to date results for the 2023 – 2025 ongoing performance period is between target and maximum, and thus the maximum number of TSR shares granted in 2023 is included above.
(3)	Payout value is based on the $149.55 closing sale price of PPG common stock reported on December 29, 2023 on the New York Stock Exchange Composite Tape.

2024 Proxy Statement 63

Option Exercises and Stock Vested (2023)

	OPTION AWARDS		STOCK AWARDS
			NUMBER OF	NUMBER OF
	NUMBER OF		SHARES	SHARES	VALUE
	SHARES	VALUE	ACQUIRED ON	ACQUIRED ON	REALIZED
	ACQUIRED ON	REALIZED ON	RSU	TSR	ON
NAME	EXERCISE (#)	EXERCISE ($)(1)	VESTING (#)(2)	VESTING (#)(3)	VESTING ($)(4)
M. H. McGarry	225,245	$8,991,847	72,013	5,804	$11,689,633
T. M. Knavish	—	$—	6,004	1,179	$1,244,336
V. J. Morales	3,700	$184,260	7,891	1,549	$1,635,257
A. M. Foulkes	21,757	$453,912	3,774	741	$782,137
R. Vadlamannati	—	$—	3,432	674	$711,304
A. Ericson	—	$—	3,088	607	$640,171
(1)	The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of the common stock on the date of exercise and the exercise price of the options.
(2)	The amounts in this column are the number of shares acquired upon the vesting of PBRSU awards granted in 2021. Payout of 2021 PBRSU awards is described on pages 56 through 57.
(3)	The amounts in this column represent the number of shares earned upon the vesting of TSR awards granted in 2021. As described on pages 55 through 56, when earned, TSR awards are paid 50% in shares of PPG common stock and 50% in cash.
(4)	The amounts in this column are calculated by multiplying (a) the number of PPG shares acquired upon vesting of the PBRSU awards and (b) the number of TSR shares of PPG common stock earned upon vesting by $149.55, the closing stock price of PPG common stock reported on December 29, 2023 on the New York Stock Exchange Composite Tape. The amounts in this column also include the TSR cash portion of the award calculated based on the average PPG stock closing price during the month of December 2023 ($146.92).

Pension Benefits

For certain longer-serving, U.S.-based, salaried employees we maintain both a tax-qualified defined benefit pension plan, called Retirement Plan F (formerly named Retirement Plan C), and a non-qualified defined benefit pension plan, called the Non-Qualified Retirement Plan. Employees hired on or after January 1, 2006 are not eligible to participate in these plans. Each of the executive officers named in the Summary Compensation Table participates in these plans, with the exception of Mr. Vadlamannati and Ms. Ericson. The executives named below ceased to accrue benefits under Retirement Plan F on December 31, 2020. The table below shows the present value of accumulated benefits payable to each such named executive officer as of December 31, 2023, including the number of years of service credited to each such named executive officer, under each of Retirement Plan F and the Non-Qualified Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. The material terms of Retirement Plan F and the Non-Qualified Retirement Plan are described below.

Pension Benefits (2023)

		NUMBER OF	PRESENT
		YEARS	VALUE OF
		CREDITED	ACCUMULATED
NAME	PLAN NAME	SERVICE (#)	BENEFIT ($)
M. H. McGarry	Retirement Plan F	40.0	$1,386,103
	Non-Qualified Retirement Plan	40.0	$15,271,734	(1)
T. M. Knavish	Retirement Plan F	33.7	$888,949
	Non-Qualified Retirement Plan	33.7	$2,400,447	(1)
V. J. Morales	Retirement Plan F	36.0	$901,018
	Non-Qualified Retirement Plan	36.0	$2,429,353	(1)
A. M. Foulkes	Retirement Plan F	26.0	$812,484
	Non-Qualified Retirement Plan	26.0	$1,366,299	(1)
(1)	Upon retirement, this officer is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2023. As further described in the narrative discussion following this table, the estimated lump-sum present value under the Non-Qualified Pension Plan to which the officer would be entitled is as follows: Mr. McGarry, $19,178,197; Mr. Knavish, $4,490,135; Mr. Morales, $4,659,927; and Ms. Foulkes, $2,371,400.

64 2024 Proxy Statement

The values reflected in the “Present Value of Accumulated Benefit” column of the Pension Benefits Table are equal to the actuarial present value of each officer’s accrued benefit under the applicable plan as of December 31, 2023, using the same actuarial factors and assumptions used for financial statement reporting purposes, except that retirement age is assumed to be normal retirement age as defined in the applicable plan. These assumptions are described under Note 14 to our Financial Statements for the year ended December 31, 2023, which is located on pages 55 through 62 of our Annual Report on Form 10-K. In accordance with Item 402(h) of Regulation S-K, the present value amounts are calculated using a 5.16% discount rate for Retirement Plan F and 5.14% discount rate for the Non-Qualified Retirement Plan. The lump-sum payment amounts for the Non-Qualified Pension Plan are calculated in accordance with the relevant provisions of the Non-Qualified Pension Plan using the Pension Benefit Guaranty Corporation discount rate of 3.00% as in effect on December 31, 2023, rather than the 5.14% discount rate used for financial statement reporting purposes.

The benefit payable under Retirement Plan F is a function of the participant’s five-year average annual covered base compensation for the highest five consecutive years out of the final ten years immediately prior to retirement and credited years of service. In January 2011, Retirement Plan F was amended such that eligible employees with combined age and service points fewer than 60 and actively employed by the Company as of December 31, 2011 ceased to accrue benefits under Retirement Plan F as of December 31, 2011. Eligible employees with combined age and service points of 60 or more and actively employed by the Company at December 31, 2011 ceased to accrue benefits under Retirement Plan F upon the earlier of their retirement date or December 31, 2020. Eligible employees now earn retirement benefits through the PPG Industries Employee Savings Plan. The Non-Qualified Retirement Plan’s benefit is supplemental to the qualified plan’s benefit in that the Non-Qualified Retirement Plan provides a benefit that is substantially equal to the difference between the amount that would have been payable under the qualified Retirement Plan F, in the absence of legislation limiting the compensation covered by the plan, and the amount actually payable under Retirement Plan F. The Non-Qualified Retirement Plan also includes a benefit based on bonus awards for certain U.S. management bonus program participants. The benefit payable under the Non-Qualified Plan is determined in the same manner as for Retirement Plan F with regard to credited service and base salary above legislative limits; incentive payments are factored in by using the average of the highest five payments during the last ten years prior to retirement.

Retirement Plan F contains the following material terms:

●	The normal form of benefit is a life annuity for unmarried participants and a joint and 50% survivor annuity for married participants;
●	A participant may elect out of the normal form of benefit and receive an actuarially-equivalent alternative form of benefit, including a single life annuity (for a married participant) or a joint and survivor annuity with a survivor benefit ranging from 1%-100%, as selected by the participant;
●	There is no lump-sum benefit option;
●	A participant may elect early retirement up to ten years prior to the participant’s normal retirement age, subject to reduction of the retirement benefit to reflect the early commencement of the benefit; and
●	A participant has a fully vested benefit under the plan upon completing five years of service or reaching early retirement age.

The Non-Qualified Plan contains the following material terms:

●	A participant is entitled to a distribution upon reaching the later of their early retirement date (as defined in the qualified plan) or the participant’s termination of employment;
●	The normal form of payment for benefits at retirement for the group of participants that includes each of the executive officers named in the Summary Compensation Table who participates in the plan is a lump-sum payment; and
●	A participant has a fully vested benefit under the plan upon completing five years of service or reaching early retirement age, but their accrued benefit is subject to forfeiture if the participant engages in any competitive activity, or other activity that is deemed contrary or harmful to the interests of PPG.

PPG Industries Employee Savings Plan and Deferred Compensation Plan

The PPG Industries Employee Savings Plan (the “Savings Plan”) covers substantially all employees in the U.S. All of the executive officers named in the Summary Compensation Table participate in the Savings Plan. The Company makes matching contributions to the Savings Plan, at management’s discretion, based upon participants’ savings, subject to certain limitations. For most participants, Company-matching contributions are established each year at the discretion of the Company and are applied to participant savings up to a maximum of 6% of eligible participant

2024 Proxy Statement 65

compensation. Employees can contribute from 1% to 50% of eligible plan compensation to the Savings Plan, subject to certain Plan or legal limits that may apply. Employees are always 100% vested in any money employees contribute or the Company contributes to the Savings Plan as a matching contribution. Executive officers and certain other employees also receive additional Company contributions to the Savings Plan. These contributions are between 2% and 5% of a participant’s eligible plan compensation, based on age and years of service. If contributions made for the benefit of an executive are limited due to requirements of the Internal Revenue Code, we credit such excess contributions to the executive officer’s account in the Deferred Compensation Plan. These contributions vest upon completion of three years of service with the Company.

In the U.S., we maintain the Deferred Compensation Plan to allow participants, including each of the executive officers named in the Summary Compensation Table, to defer a portion of their compensation in a phantom PPG stock account or other phantom investment accounts. The amount deferred earns a return based on the investment options selected by the executive officer. Executive officers may elect to defer up to 50% of their base salary, and up to 100% of any incentive award, TSR share award and restricted stock unit award that the executive officer may be entitled to receive. All dividend equivalents earned on TSR share award grants are deferred into the Deferred Compensation Plan. We also may make certain additional contributions to the executive officer’s account. For example, if the executive officer’s contributions under the Savings Plan are limited due to requirements of the Internal Revenue Code, we will credit such excess contributions to the executive officer’s account under the Deferred Compensation Plan. The executive officer is always fully vested in compensation that he or she elects to have deferred into the plan and any contributions made on behalf of the executive officer related to the Savings Plan. Company contributions are invested proportionally into the investment options chosen by the employee.

The table below shows the Deferred Compensation Plan’s current investment options and their respective annual rate of return for the year ended December 31, 2023, as reported by the administrator of the plan.

INVESTMENT OPTION	RATE OF RETURN
PPG Stock Account	20.90%
Fidelity Growth Company Fund	47.23%
Fidelity Contrafund	39.33%
Fidelity US Equity Index Fund	26.29%
Fidelity Intermediate Bond Fund	5.54%
Fidelity Government Money Market	4.79%

The amount owed to executive officers under the Deferred Compensation Plan is an unfunded and unsecured general obligation of PPG. An executive officer receives a distribution of the balance in their plan account upon retirement, death, disability, termination of employment, a scheduled payment date, financial hardship (for amounts deferred prior to January 1, 2005) or unforeseeable emergency (for amounts deferred after December 31, 2004). Distributions can be in the form of a lump sum or installments. Payment can commence at the time of separation or, in certain situations, can be deferred until a later point in time. Compensation deferred prior to January 1, 2005 and related earnings are distributed according to the executive officer’s election. Compensation deferred after December 31, 2004 and related earnings are distributed according to the executive officer’s election only in the case of retirement (no earlier than six months following retirement). In the case of disability or termination, the distribution is made in a lump sum on the date that is the later of (i) the first day of the first quarter of a plan year that is six months and ten days following the separation or (ii) January 1 of the year following the separation. In the case of death, a distribution is made to the executive officer’s beneficiary as soon as administratively possible. Distributions from the PPG stock account are in the form of PPG common stock and distributions from all other investment options are in cash.

Non-Qualified Deferred Compensation (2023)

		EXECUTIVE	REGISTRANT	AGGREGATE	AGGREGATE
NAME	PLAN(1)	CONTRIBUTIONS ($)(2)	CONTRIBUTIONS ($)(3)	EARNINGS ($)(4)	BALANCE ($)(5)
M. H. McGarry	DCP	$60,300	$148,838	$876,784	$4,436,050
T. M. Knavish	DCP	$36,000	$126,380	$359,083	$2,517,308
V. J. Morales	DCP	$773,529	$48,000	$544,773	$3,867,842
A. M. Foulkes	DCP	$—	$28,042	$6,302	$216,276
R. Vadlamannati	DCP	$—	$30,167	$75,686	$339,370
A. Ericson	DCP	$—	$18,780	$5,068	$122,333
(1)	All executive officers named in the Summary Compensation Table participate in the Deferred Compensation Plan, or DCP.
(2)	The amounts in this column are reported as compensation in the “Salary” and “All Other Compensation” columns of the Summary Compensation Table.

66 2024 Proxy Statement

(3)	The amounts in this column are reported in the “All Other Compensation” column of the Summary Compensation Table.
(4)	None of the amounts in this column are included as compensation in the Summary Compensation Table.
(5)	The following aggregate amounts were reported in the Summary Compensation Table as 2021 and 2022 compensation, as applicable: Mr. Knavish, $254,050; Mr. McGarry, $885,248; Mr. Morales, $2,110,023; Ms. Foulkes, $162,269; and Mr. Vadlamannati, $46,922. Ms. Ericson was not an NEO in 2021 and 2022.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation to each of our currently serving executive officers named in the Summary Compensation Table in the event of termination of such executive’s employment under certain circumstances. The amounts shown assume that such termination was effective as of December 31, 2023, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from PPG.

For purposes of calculating the estimated potential payments to our officers under the Non-Qualified Pension Plan, as reflected in the tables below, we have used the same actuarial factors and assumptions used for financial statement reporting purposes and set forth under Note 14 to our Financial Statements for the year ended December 31, 2023, which is located on pages 55 through 62 of our Annual Report on Form 10-K. However, the amounts reflected in the tables below for the Non-Qualified Pension Plan are calculated in accordance with the relevant provisions of the Non-Qualified Pension Plan using the 5.14% discount rate for our U.S. non-qualified defined benefit pension plan that is used for financial statement reporting purposes.

Potential Payments and Benefits Upon Termination

The first column of each table below sets forth the payments to which the officer would be entitled, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of the officer’s employment for any reason by PPG or the officer, and assuming such termination occurred prior to, or did not otherwise arise in connection with, a change in control of PPG. The second column of each table reflects payments that would be due in the event of the officer’s termination of employment due to death prior to a change in control of PPG. In any of these events, we are not obligated to provide other health or welfare benefits or any special severance payments, accelerated vesting of equity compensation or tax gross-ups to the officers. Employees hired on or after January 1, 2006 are not eligible to participate in the Non-Qualified Retirement Plan. Mr. Vadlamannati and Ms. Ericson received financial counseling, but they did not participate in the Non- Qualified Retirement Plan.

2024 Proxy Statement 67

Change in Control
Voluntary or Involuntary Termination (2023)

	VOLUNTARY OR
	INVOLUNTARY
	TERMINATION		DEATH
M. H. McGarry
Non-Qualified Pension	$—	(1)	$13,747,919	(2)
Financial Counseling	13,360		—
Total	$13,360		$13,747,919
T. M. Knavish
Non-Qualified Pension	$—	(1)	$3,415,520	(2)
Financial Counseling	13,360		—
Total	$13,360		$3,415,520
V. J. Morales
Non-Qualified Pension	$—	(1)	$3,363,928	(2)
Financial Counseling	13,360		—
Total	$13,360		$3,363,928
A. M. Foulkes
Non-Qualified Pension	$—	(1)	$1,397,920	(2)
Financial Counseling	13,360		—
Total	$13,360		$1,397,920
R. Vadlamannati
Non-Qualified Pension	$—	(1)	$—	(2)
Financial Counseling	10,249		—
Total	$10,249		$—
A. Ericson
Non-Qualified Pension	$—	(1)	$—	(2)
Financial Counseling	13,360		—
Total	$13,360		$—
(1)	This officer is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2023 upon any termination of the officer’s employment. The estimated lump-sum present value under the Non-Qualified Pension Plan to which this officer would be entitled is presented in the Pension Benefits Table.
(2)	This officer’s beneficiary is eligible to commence a beneficiary retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2023 upon the officer’s termination of employment due to death. The amount reflected in this column for this officer is not a present value amount, but the estimated aggregate payments over the lifetime of the eligible beneficiary of the officer, assuming payments commenced following the officer’s termination of employment as a result of death on December 31, 2023.

Potential Payments and Benefits Upon Termination Following, or in Connection with, a Change in Control of PPG

We have entered into change in control agreements with our executive officers named in the Summary Compensation Table and with certain other officers. The change in control agreements have three-year terms, which terms are automatically extended for one year upon each anniversary unless a notice not to extend is given by PPG. If a “change in control” occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the officer’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change in control of PPG. The change in control agreements also contain non-competition provisions and confidentiality provisions prohibiting the officer from divulging or communicating, without our prior consent or except as required by law, any confidential information, knowledge or data relating to PPG or its business during the officer’s employment and at all times thereafter. The Human Capital Management and Compensation Committee approved certain changes to our change in control agreements, which are described under “Changes to Form of Change in Control Agreement.”

Termination For Cause or Other Than For Good Reason. Under the change in control agreements, in the event of an officer’s termination of employment by PPG for cause or by the officer other than for good reason during the

68 2024 Proxy Statement

three-year period following a change in control, the officer will receive payment only of their accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs.

Termination Without Cause or For Good Reason. If PPG terminates the officer’s employment (other than for cause, death or disability) or the officer terminates their employment for good reason during the three-year period following a change in control, and upon certain terminations prior to a change in control or in connection with or in anticipation of a change in control, the officer is generally entitled to receive the following payments and benefits:

●	a pro-rata bonus for the year of the date of termination based on the officer’s highest annual bonus during the three years prior to the change in control or the annual bonus for the most recent fiscal year after the change in control, whichever is higher (such higher amount referred to herein as the “highest annual bonus”);
●	three times the officer’s annual base salary;
●	three times the officer’s highest annual bonus or target annual bonus depending on the version of the change in control agreement signed by the officer;
●	a lump-sum payment equal to the present value of any employer contributions the executive would have received or accrued under PPG’s defined contribution retirement plans and arrangements (whether qualified or non-qualified) in which the executive participates if the executive’s employment continued for an additional three years in respect of retirement benefits provided in the form of a defined contribution retirement plan, program or arrangement, but excluding any salary or pay deferral contributions to such plans or arrangements that are deemed to be employer contributions under applicable law;
●	continued medical, dental and life insurance benefits for three years and continued age and service credit for purposes of determining the officer’s eligibility for retiree medical benefits;
●	continued payment of financial counseling expenses for the officer for three years; and
●	a payment in an amount sufficient to make the officer whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code.

The table below sets forth the amounts each executive officer named in the Summary Compensation Table would be entitled to receive, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of the executive officer’s employment by PPG without cause or by the executive officer for good reason following or in connection with a change in control of PPG.

Termination During the 30-Day Window Period. Under certain of our change in control agreements, if an officer terminates their employment for any reason during a 30-day window period following the first anniversary of the change in control, the officer will be entitled to the payments and benefits described above, except that the multiplier of three referenced above would be two for purposes of all payments and benefits for which the multiplier is relevant.

Definitions. For purposes of the agreements, the terms set forth below generally have the meanings described below.

“Change in Control” generally includes the occurrence of any of the following events or circumstances:

(i)	the acquisition of 20% or more of the outstanding shares of PPG or the voting power of the outstanding voting securities of PPG, other than any acquisition from or by PPG or any PPG-sponsored employee benefit plan;
(ii)	the individuals who, as of the date of the agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of the agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board are considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;
(iii)	shareholder approval of a reorganization, merger or consolidation or sale of substantially all of the assets of PPG, unless following such transaction PPG’s historic shareholders retain at least 60% ownership of the surviving entity, no shareholder acquires a 20% or more ownership interest in the surviving entity and a majority of the surviving entity’s board of directors were members of our Board at the time such transaction was approved;
(iv)	shareholder approval of a dissolution or liquidation of PPG; or

2024 Proxy Statement 69

(v)	a determination by a majority of our Board that a change in control has occurred.

“Cause” generally means (i) the willful and continued failure of the officer to perform their duties; or (ii) the willful engaging by the officer in illegal conduct or gross misconduct that is materially and demonstrably injurious to PPG.

“Good reason” generally means (i) the assignment of duties inconsistent with the officer’s position, authority, duties or responsibilities in effect at the time of the change in control, or any other action resulting in a diminution in such position, authority, duties or responsibilities, other than isolated and inadvertent action not taken in bad faith that is remedied promptly; (ii) failure to provide the employment compensation and benefits required under the change in control agreement, other than an isolated and inadvertent failure not occurring in bad faith that is remedied promptly; or (iii) a relocation or substantial change in the officer’s workplace or the company’s requiring the officer to travel on company business to a substantially greater extent than required immediately prior to the change in control.

Changes to Form of Change in Control Agreement. The Human Capital Management and Compensation Committee has made modifications to the form of change in control agreement for officers in response to current trends in executive compensation and to a shareholder proposal that was supported by shareholders at the 2007 Annual Meeting of Shareholders. PPG began entering into the revised agreements in 2008 with certain newly hired or promoted officers.

Key revisions include:

●	Modification of the definition of “change in control” to require “consummation” of a reorganization, merger or consolidation or sale of substantially all of the assets of PPG.
●	Modification of the definition of “compensation” to include “target” bonus instead of the “highest” bonus over the last three years. This change affects the cash payment and the Pension Differential calculation.
●	Modification of certain termination provisions, including elimination of the window period termination.
●	Modification of the excise tax and gross-up provision to replace the full gross up with a “conditional” gross up, which provides for a reduction in change in control payments if such payments trigger an excise tax by a limited amount.
●	Elimination of the provisions providing for the payment of financial counseling and legal expenses.

In subsequent years, the Human Capital Management and Compensation Committee made additional modifications to the form of change in control agreement for officers in response to current trends in executive compensation. The key revisions include:

●	Elimination of the excise tax gross-up entirely.
●	Including a “conditional” payment limitation, which provides for a reduction in change of control payments if such payments would trigger an excise tax, unless a larger amount would be received on an after-tax basis without a payment reduction.
●	Modification of the definition of Retirement and the associated benefits related to retirement to ensure that all applicable provisions are applied properly for executives who only participated in the former PPG Defined Contribution Retirement Plan and non-U.S. executives who do not participate in either Retirement Plan F or the former Defined Contribution Retirement Plan.
●	Elimination of potential double payments under other PPG severance provisions or statutory requirements and the change in control agreement.

70 2024 Proxy Statement

Change in Control
Involuntary or Good Reason Termination (2023)

	INVOLUNTARY OR
	GOOD REASON
	TERMINATION
M. H. McGarry
Financial Counseling	$3,509
Lump Sum Payment	—
Base Salary	4,020,000
Bonus	8,820,000
Health & Welfare Benefits	—
Accelerated Vesting of LTI	20,099,436
Total	$32,942,945	(1)
T. M. Knavish
Financial Counseling	$44,245
Lump Sum Payment	—
Base Salary	3,600,000
Bonus	3,600,000
Health & Welfare Benefits	65,145
Accelerated Vesting of LTI	14,085,112
Total	$21,394,502	(1)
V. J. Morales
Financial Counseling	$44,245
Lump Sum Payment	—
Base Salary	2,415,000
Bonus	2,415,000
Health & Welfare Benefits	63,839
Accelerated Vesting of LTI	9,707,684
Total	$14,645,768	(1)
A. M. Foulkes
Financial Counseling	$44,245
Lump Sum Payment	—
Base Salary	1,815,000
Bonus	1,633,500
Health & Welfare Benefits	53,712
Accelerated Vesting of LTI	3,321,915
Total	$6,868,372	(1)
R. Vadlamannati
Financial Counseling	43,974
Lump Sum Payment	—
Base Salary	$1,764,000
Bonus	1,234,800
Health & Welfare Benefits	65,800
Accelerated Vesting of LTI	3,333,351
Total	$6,441,925
A. Ericson
Financial Counseling	$44,245
Lump Sum Payment	—
Base Salary	1,701,000
Bonus	1,190,700
Health & Welfare Benefits	80,857
Accelerated Vesting of LTI	2,738,379
Total	$5,755,181	(1)
(1)	This officer is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2023 upon any termination of the officer’s employment. The estimated lump-sum present value under the Non-Qualified Pension Plan to which this officer would be entitled is presented in the Pension Benefits Table.

Equity Acceleration

In the event of a change in control of PPG, the Company stock plans and award agreements provide that an executive must be terminated (or have a substantial diminution of job duties) to be entitled to full vesting acceleration of unvested

2024 Proxy Statement 71

stock options, TSR awards and restricted stock units. The table below reflects the calculation of the aggregate dollar values related to acceleration of vesting of the incentive equity awards held by the executive officers named in the Summary Compensation Table in the event of a termination following a change in control, and the total is reflected in the “Accelerated Vesting of LTI” row for each officer in the table above. The stock option value was calculated by multiplying the number of unvested shares by the difference between the grant price and the closing stock price on December 31, 2023 ($149.55). If any stock options were underwater as of December 31, 2023, no value was assigned to such options. The TSR share and restricted stock unit value was calculated by multiplying the target number of unvested shares by the closing stock price on December 31, 2023, except as otherwise noted.

Change in Control
Accelerated Vesting of Outstanding Equity (2023)

					TOTAL SHAREHOLDER RETURN
		RESTRICTED STOCK UNITS			SHARES
		2022 - 2024	2023 - 2025		2022 - 2024	2023 - 2025
	STOCK	PERFORMANCE	PERFORMANCE	TIME	PERFORMANCE	PERFORMANCE
EXECUTIVE	OPTIONS ($)	PERIOD ($)(1)	PERIOD ($)(1)	VESTED ($)	PERIOD ($)(2)	PERIOD ($)(2)	TOTAL ($)
M. H. McGarry	13,360,713	3,456,250	—	—	3,282,473	—	20,099,436
T. M. Knavish	3,084,812	967,738	3,166,422	—	919,134	5,947,005	14,085,111
V. J. Morales	4,074,435	1,036,830	1,252,930	—	984,787	2,358,703	9,707,685
A. M. Foulkes	765,657	414,702	606,276	—	393,915	1,141,366	3,321,916
R. Vadlamannati	1,494,335	345,610	404,234	—	328,262	760,910	3,333,351
A. Ericson	1,083,159	311,064	363,855	—	295,361	684,939	2,738,378
(1)	The PBRSUs for the 2022 - 2024 performance period reflect an estimated payout of 100.0%. The PBRSUs for the 2023 - 2025 performance period reflect an estimated payout of 100.0%.
(2)	The TSRs for the 2022 - 2024 performance period reflect an estimated payout of 100.0%. The TSRs for the 2023 - 2025 performance period reflect an estimated payout of 200.0%.

72 2024 Proxy Statement

PAY RATIO

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires most companies with publicly traded stock in the United States to identify the median total compensation of their worldwide employee population (other than the Chief Executive Officer) and to compare that amount with the total compensation of their Chief Executive Officer. Total compensation amounts are required to be calculated using the Securities and Exchange Commission’s compensation disclosure rules applicable to reporting compensation in the Summary Compensation Table of the Proxy Statement. Median employee compensation used to calculate the pay ratio is required to be the total compensation paid to an actual employee of the Company. We may identify our median employee for purposes of providing pay ratio disclosure once every three years to calculate and disclose total compensation for that employee each year as long as there was no material change in the employee population or employee compensation during the last completed fiscal year and we reasonably believe would not result in a significant change to the prior year’s CEO pay ratio disclosure. We identified our median employee using our total employee population as of October 1, 2022 by applying a consistently applied compensation measure across our global employee population. For our consistently applied compensation measure, we used annual base salary as it represents the primary compensation component paid to all of our employees. As a result, annual base salary provides an accurate depiction of total earnings for the purpose of identifying our median employee. We then calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. We did not use any material estimates, assumptions, adjustments or statistical sampling to determine the worldwide median employee. The methodology we used to determine the median employee was unchanged from 2022.

Our median employee’s total 2023 compensation was $49,519. Mr. Knavish served as our Chief Executive Officer in 2023, serving as President and Chief Executive Officer from January 1, 2023 to September 30, 2023 and as Chairman and Chief Executive Officer beginning on October 1, 2023. Mr. Knavish’s 2023 total compensation was $12,472,955, as reported in the Summary Compensation Table. Accordingly, our 2023 Chief Executive Officer to Median Employee Pay Ratio was 252:1. The annual salary of the median employee in 2023 was comparable to their annual salary in 2022. Each individual’s total annual compensation can be comprised of different compensation elements and is dependent on where the individual works globally.

Please keep in mind that under Securities and Exchange Commission’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans differ by country even within the same company. As such, our pay ratio may not be comparable to the pay ratio reported by other companies.

2024 Proxy Statement 73

PAY VERSUS PERFORMANCE

Securities and Exchange Commission rules adopted in 2022 pursuant to the Dodd-Frank Act require most companies with publicly traded stock in the United States to describe the relationship between compensation actually paid (“CAP”) to their named executive officers, as calculated in accordance with the Securities and Exchange Commission's rules, and the Company’s performance represented by total shareholder return (“TSR”), net income and a Company-selected financial performance measure.

To determine the executive compensation that is “actually paid” for the principal executive officer (“PEO”) and non-PEO named executive officers (“non-PEO NEOs”) in a given year, companies are required to make certain adjustments to the total executive compensation reported in the summary compensation table (“SCT”) (see page 60) for pension and equity awards that are calculated in accordance with U.S. GAAP.

●	For the pension adjustment, the aggregate change in the pension value as reflected in the summary compensation table is deducted and the service cost and prior service cost for the year is included.
●	For equity awards, the grant date value as reported in the summary compensation table is subtracted and a new value is added, which is calculated as follows: the year-end fair value of awards granted in the current fiscal year plus or minus the annual change in fair value as of the year-end for any unvested awards or as of vesting for awards vested in the current year.

The Pay Versus Performance table below presents this information for PPG. The significant increase in the compensation actually paid for 2023 is due to (a) the Company’s stock price at December 31, 2023 versus December 31, 2022 and (b) the Company’s TSR share payout percentage for the three performance periods outstanding at December 31, 2023 compared to the fair value of these awards when granted. The TSR shares for the 2021-2023 performance period reflect a payout of 55.2%. The TSR shares for the 2022-2024 performance period reflect an estimated payout of 100.0%. The TSR shares for the 2023-2025 performance period reflect an estimated payout of 200.0%.

Pay Versus Performance Table (2020-2023)

								COMPANY
			AVERAGE	AVERAGE				SELECTED
			SUMMARY	COMP.	VALUE OF INITIAL FIXED $100			MEASURE:
			COMP. TABLE	ACTUALLY PAID	INVESTMENT BASED ON:			ADJUSTED
	SUMMARY	COMP.	TOTAL FOR	TO NON-PEO		PEER GROUP(3)		EARNINGS
	COMP. TABLE	ACTUALLY	NON-PEO NAMED	NAMED	TOTAL	TOTAL	NET	PER
	TOTAL FOR	PAID TO	EXECUTIVE	EXECUTIVE	SHAREHOLDER	SHAREHOLDER	INCOME	DILUTED
YEAR	PEO(1)	PEO(1)	OFFICERS(2)	OFFICERS(2)	RETURN	RETURN	(in millions)	SHARE
2023	$12,472,955	$15,222,098	$4,903,304	$6,491,421	$120	$120	$1,270	$7.50
2022	$8,867,377	$238,659	$2,280,483	$(26,911)	$99	$101	$1,028	$6.22
2021	$13,199,616	$22,568,453	$3,035,088	$5,267,224	$133	$135	$1,420	$6.77
2020	$15,903,993	$16,689,353	$3,607,399	$3,526,539	$110	$112	$1,056	$6.12

(1)	The principal executive officer was Mr. McGarry for years 2020-2022 and the principal executive officer for 2023 was Mr. Knavish.
(2)	The non-principal executive officer named executive officers were Mr. Morales, Mr. Knavish, Ms. Liebert and Ms. Foulkes for years 2020-2022. For 2023 the non-principal executive officer named executive officers were Mr. McGarry, Mr. Morales, Ms. Foulkes and Mr. Vadlamannati. Ms. Ericson was included as a non-principal executive officer named executive officer for 2023.
(3)	The peer group consists of: 3M Co., Akzo Nobel N.V., Axalta Coatings Systems Ltd., Dow, Inc., Dupont de Nemours, Inc., Eastman Chemical Co., Masco Corp., RPM International Inc., and The Sherwin-Williams Co. See Exhibit 13.1 of our Form 10-K for the year ended December 31, 2023.

74 2024 Proxy Statement

A reconciliation of PEO SCT total compensation to CAP is provided in the following table.

PEO SCT Total Compensation to CAP Reconciliation (2020-2023)

PLUS CHANGE
						FROM BOY TO	PLUS CHANGE
					PLUS EOY	EOY IN FAIR	IN FAIR VALUE
					FAIR VALUE	VALUE OF	FROM BOY TO
					OF EQUITY	AWARDS	VESTING DATE
					AWARDS	GRANTED IN	OF AWARDS
					GRANTED	ANY PRIOR	GRANTED IN
			PLUS		DURING YEAR	YEAR	ANY PRIOR
		MINUS SCT	PENSION		THAT ARE	THAT ARE	YEAR THAT
	SCT	CHANGE IN	VALUE		OUTSTANDING	OUTSTANDING	VESTED
	TOTAL FOR	PENSION	SERVICE	MINUS SCT	AND UNVESTED	AND UNVESTED	DURING	PEO
YEAR	PEO	VALUE	COST	EQUITY	AT EOY	AT EOY	THE YEAR	CAP
2023	$12,472,955	$(312,592)	$—	$(7,499,749)	$9,111,166	$744,589	$705,729	$15,222,098
2022	$8,867,377	$4,368,862	$—	$(10,000,026)	$7,834,096	$(4,197,554)	$(6,634,096)	$238,659
2021	$13,199,616	$218,598	$—	$(9,400,002)	$10,917,328	$4,275,913	$3,357,000	$22,568,453
2020	$15,903,993	$(4,289,632)	$180,279	$(8,249,709)	$11,073,569	$1,559,781	$511,072	$16,689,353

"EOY" = end of Year; "BOY" = Beginning of Year

A reconciliation of average non-PEO SCT total compensation to CAP is provided in the following table.

Average Non-PEO NEOs SCT Total Compensation to CAP Reconciliation (2020-2023)

PLUS CHANGE
						FROM BOY TO	PLUS CHANGE	MINUS FAIR
					PLUS EOY	EOY IN FAIR	IN FAIR VALUE	VALUE AT
					FAIR VALUE	VALUE OF	FROM BOY TO	BOY OF
					OF EQUITY	AWARDS	VESTING DATE	AWARDS
					AWARDS	GRANTED IN	OF AWARDS	GRANTED
					GRANTED	ANY PRIOR	GRANTED IN	IN PRIOR
			PLUS		DURING YEAR	YEAR	ANY PRIOR	YEAR THAT
	SCT	MINUS SCT	PENSION		THAT ARE	THAT ARE	YEAR THAT	WERE
	TOTAL FOR	CHANGE IN	VALUE		OUTSTANDING	OUTSTANDING	VESTED	FORFEITED	NON-PEO
	NON-PEO	PENSION	SERVICE	MINUS SCT	AND UNVESTED	AND UNVESTED	DURING	DURING	NEOs
YEAR	NEOs	VALUE	COST	EQUITY	AT EOY	AT EOY	THE YEAR	THE YEAR	CAP
2023	$4,903,304	$(245,779)	$—	$(2,279,917)	$2,546,287	$753,488	$814,038	$—	$6,491,421
2022	$2,280,483	$846,793	$—	$(1,970,003)	$1,253,448	$(546,994)	$(815,908)	$(1,074,730)	$(26,911)
2021	$3,035,088	$105,473	$—	$(1,724,948)	$2,003,403	$1,388,365	$459,843	$—	$5,267,224
2020	$3,607,399	$(995,665)	$117,478	$(1,399,950)	$1,879,152	$201,719	$116,406	$—	$3,526,539

"EOY" = end of Year; "BOY" = Beginning of Year

The three items listed below represent the most important financial performance measures used by PPG to link compensation actually paid to our named executive officers for 2023 to the Company’s performance:

MOST IMPORTANT PERFORMANCE MEASURES
Adjusted earnings per diluted share
Cash flow return on capital
Total shareholder return

Please see “Annual Compensation” and “Long-Term Incentive Compensation” on pages 50 through 57 for a description of how these metrics are used in our executive compensation program.

2024 Proxy Statement 75

As shown in the chart below, the Company’s TSR performance for the immediately preceding three years was aligned with the companies included in the peer group, and when the six-year TSR is compared to peers, the Company has outperformed the peers.

The peer group consists of: 3M Co., Akzo Nobel N.V., Axalta Coatings Systems Ltd., Dow, Inc., Dupont de Nemours, Inc., Eastman Chemical Co., Masco Corp., RPM International Inc., and The Sherwin-Williams Co.

As shown in the chart below, the PEO and other NEOs’ CAP amounts are aligned with the Company’s TSR. This is due primarily to the Company’s use of equity incentives, which are tied directly to stock price in addition to the Company’s financial performance.

As shown in the chart below, the PEO and other NEOs’ CAP amounts are aligned with the Company’s net income. This is due in large part to the significant emphasis the Company places on equity incentives, which are sensitive to changes

76 2024 Proxy Statement

in stock price. In addition, the Company does not use net income to determine compensation levels or incentive plan payouts.

The chart below compares the PEO and the other non-PEO NEOs’ CAP to PPG’s company-selected measure, adjusted earnings per diluted share, which indicates there is a very strong relationship between adjusted earnings per diluted share and CAP. This is due primarily to the Company’s use of equity incentives, which are tied directly to earnings per share in addition to the Company’s stock price and cash flow performance.

2024 Proxy Statement 77

PROPOSAL 3: Proposal to Amend the Articles of Incorporation to Provide Shareholders with the Right to Call a Special Meeting

PPG’s Board of Directors has unanimously approved and is recommending that shareholders approve an amendment to PPG’s Restated Articles of Incorporation, as amended, to provide shareholders holding a combined 25% of the Company’s outstanding voting power to call a special meeting of shareholders.

As part of our continuous evaluation of corporate governance practices, the Board regularly reviews our governing documents and considers possible changes. Our shareholders do not have the right to request that the Company call a special meeting of shareholders. In evaluating the advisability of a special meeting request right, including a shareholder proposal received this year, which the Securities and Exchange Commission allowed PPG to exclude from this Proxy Statement due to the inclusion of this Proposal 3, the Nominating and Governance Committee and Board of Directors considered certain principal positions for and against such a right, shareholder feedback, and corporate governance trends and best practices. Currently, over half of the companies listed in the S&P 500 allow their shareholders to call a special meeting. The Board believes that the ability of shareholders to call a special meeting would enhance the ability of our shareholders to engage with the Company on significant issues facing the Company.

The Board recognizes that many companies allow a group of shareholders holding less than 25% of their common stock or voting power to call a special meeting. PPG is incorporated in Pennsylvania. Section 2521 of the Pennsylvania Business Corporation Law provides that Pennsylvania-incorporated, public companies like PPG only may allow shareholders holding a combined 25% or more of the company’s outstanding voting power to call a special meeting of shareholders (other than in the case of certain business acquisitions). Therefore, this proposal to allow 25% of the holders of PPG’s voting power to call a special meeting includes the lowest level of share ownership allowed under Pennsylvania law.

While the right to call special meetings is viewed by some of our shareholders as a helpful governance practice, the Board believes that special meetings of shareholders should be extraordinary events held only when strategic concerns or other similar considerations require that the matters to be addressed not be delayed until the Company’s next annual meeting. Special meetings impose significant costs, both administrative and operational, and our Board, management, and employees would need to devote significant time and attention to preparing for a special meeting of our shareholders, which takes their time and attention away from the oversight and operation of our business and overall goal of creating long-term shareholder value. As such, the Board believes that special meetings should only be convened in special or extraordinary circumstances, compelled by fiduciary, strategic, material or similar considerations that should be addressed immediately, not delayed until the next annual meeting, and are of interest to a broad base of shareholders.

After reviewing this proposal and the considerations discussed above, the Nominating and Governance Committee recommended to the Board that the Company provide shareholders with the right to call a special meeting. Based on this recommendation and in the belief that the proposal is in the best interests of the Company, the Board adopted a resolution approving an amendment to the Company’s Articles of Incorporation to add the following Article 5.5 to the Articles of Incorporation:

FIFTH, 5.5. A special meeting of shareholders may be called by shareholders, but only if called by shareholders entitled to cast 25% or more of the votes that all shareholders would be entitled to cast at the meeting.

Vote Required

The affirmative vote of more than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting will be required for approval of this proposal. If approved, the amendment of the Articles of Incorporation will become effective upon its filing with the Secretary of the Commonwealth of Pennsylvania, which we intend to do following the Annual Meeting. If this proposal is not approved, the Articles of Incorporation will remain unchanged.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT OF PPG'S ARTICLES OF INCORPORATION TO PROVIDE FOR THE RIGHT OF SHAREHOLDERS TO CALL A SPECIAL MEETING.

78 2024 Proxy Statement

PROPOSAL 4: Proposal to Amend the Articles of Incorporation to Provide for the Exculpation of Officers of the Company

PPG’s Board of Directors has unanimously approved and is recommending that shareholders approve an amendment to PPG’s Restated Articles of Incorporation, as amended, to provide for the exculpation of the officers of the Company.

Article Eighth of our Restated Articles of Incorporation, as amended, currently exculpates the Company’s directors from monetary liability in the event they are found to have breached their duty of care to the Company consistent with the exculpatory provisions for directors set forth in the Pennsylvania Business Corporation Law. This protection has long been afforded to directors in Pennsylvania. The Commonwealth of Pennsylvania, which is the Company’s state of incorporation, recently added Section 1735 to the Pennsylvania Business Corporation Law to authorize Pennsylvania corporations also to provide exculpation for their officers in addition to their directors. Specifically, Section 1735 extends the opportunity for Pennsylvania corporations to exculpate their officers for personal, monetary liability for breaching their duty of care in certain circumstances. Section 1735 does not allow exculpation from liability for acts or omissions not taken in good faith, acts that involve intentional misconduct or a violation of law, any transaction in which the officer derived an improper personal benefit, or the officer’s failure to pay taxes.

The Board strongly believes that the company’s officers should be held to the highest standards when carrying out their duties to the Company and our shareholders. Nevertheless, the potential for officers to have personal liability for decisions made or actions taken on behalf of the Company, including for unintentional mistakes, could adversely affect the ability of our officers to make decisions that are most appropriate for the Company. Having an officer exculpation provision could also decrease the likelihood of litigation against the Company and its officers or could decrease the costs of defending against such litigation. In addition, the Board believes that it is necessary to provide protection to officers to the fullest extent permitted by law to attract and retain top talent who may be enticed to work for another company that provides for exculpation of its officers.

After reviewing this proposal and the reasons discussed above, the Board adopted a resolution approving an amendment to the Company’s Articles of Incorporation to add the following Article Ninth to the Articles of Incorporation:

NINTH. To the fullest extent that the laws of the Commonwealth of Pennsylvania, as in effect on January 4, 2023, or as thereafter amended, permit the elimination or limitation of the liability of officers, no officer of the corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as an officer. This Article Ninth shall not apply to any actions filed prior to [the effective date of amendment], nor to any breach of performance of duty or any failure of performance of duty by any officer occurring prior to [the effective date of amendment]. The provisions of this Article Ninth shall be deemed to be a contract with each officer of the corporation who serves as such at any time while such provisions are in effect, and each such officer shall be deemed to be serving as such in reliance on such provisions. Any amendment to or repeal of this Article Ninth, or adoption of any other Article or Bylaw of the corporation which has the effect of increasing officer liability shall operate prospectively only and shall not have effect with respect to any action taken, or any failure to act, by an officer prior thereto.

Vote Required

The affirmative vote of more than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting will be required for approval of this proposal. If approved, the amendment of the Articles of Incorporation will become effective upon its filing with the Secretary of the Commonwealth of Pennsylvania, which we intend to do following the Annual Meeting. If this proposal is not approved, the Articles of Incorporation will remain unchanged.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT OF PPG'S ARTICLES OF INCORPORATION TO PROVIDE FOR THE EXCULPATION OF OFFICERS OF THE COMPANY.

2024 Proxy Statement 79

PROPOSAL 5: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to appropriate questions from shareholders.

It is intended that the shares represented by each proxy will be voted, in the discretion of the persons appointed as proxies, FOR the ratification. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider the appointment of the Company’s independent registered public accounting firm. Even if the selection of PricewaterhouseCoopers LLP is ratified by our shareholders, the Audit Committee in its discretion could decide to terminate the engagement of PricewaterhouseCoopers LLP and engage another firm if the committee determines such action to be necessary or desirable.

Vote Required

The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024 will require the affirmative vote of more than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.

Audit Committee Pre-approval Policy

The pre-approval policy describes the permitted audit, audit-related, tax and other services that PricewaterhouseCoopers LLP may perform and lists a range of fees for these services (referred to as the Service List). The services listed in the pre-approval policy are pre-approved by the Audit Committee. If a type of service to be provided by PricewaterhouseCoopers LLP is not included in the Service List, the committee must specifically pre-approve it. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to pre-approve engagements has been delegated to the committee chair to accommodate time sensitive service proposals. Any pre-approval decisions made by the chair must be communicated to the full committee at the next scheduled meeting.

Service Fees Paid to the Independent Registered Public Accounting Firm

In 2022 and 2023, we retained PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. In 2022 and 2023, PricewaterhouseCoopers LLP provided services in the following categories and amounts:

	MILLIONS OF DOLLARS
	2023	2022
Audit fees(1)	$10.5	$10.0
Audit-related fees(2)	$0.1	$0.2
Tax fees(3)	$1.7	$1.1
All other fees(4)	$0.2	$0.1
Total All Fees	$12.5	$11.4
(1)	Fees related to the audit of the consolidated financial statements and internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, comfort letters, statutory and regulatory audits, consents, quarterly reviews and consultations concerning financial accounting and reporting standards arising during the audits.
(2)	Fees related to non-recurrent projects, including certain agreed-upon procedures.
(3)	Fees related to tax compliance, planning and advice.
(4)	Fees related to seminars and the use of accounting research and reporting tools.

80 2024 Proxy Statement

The services performed by PricewaterhouseCoopers LLP in 2023 were pre-approved in accordance with the Audit Committee pre-approval policy and procedures adopted at its July 19, 2017 meeting. Additional services were approved during the year as needed, in accordance with this policy. In so doing, the committee determined that the provision of these services is compatible with maintaining the principal accountant’s independence. In 2023, no services were provided by PricewaterhouseCoopers LLP that were approved by the committee after such services were performed.

AUDIT COMMITTEE REPORT TO SHAREHOLDERS

The primary role of the Audit Committee is to oversee and review on behalf of the Board of Directors PPG’s processes to provide for the reliability and integrity of the Company’s financial reporting, including the Company’s disclosure practices, risk management processes and internal controls. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee is responsible for the appointment of the independent registered public accounting firm and PPG’s lead internal auditor, the Director of Corporate Audit Services. In addition, the Audit Committee led the appointment and retention of PricewaterhouseCoopers LLP as PPG’s independent registered public accounting firm for 2023. For the work performed on the 2023 audit, the Audit Committee discussed and evaluated PricewaterhouseCoopers’ performance, which included an evaluation by the Company’s management of PricewaterhouseCoopers’ performance. The Audit Committee is responsible for the compensation of the independent registered public accounting firm and has reviewed and approved in advance all services performed by PricewaterhouseCoopers.

The Audit Committee discussed with, and received regular status reports from, the Director of Corporate Audit Services and PricewaterhouseCoopers on the overall scope and plans for their audits, their plans for evaluating the effectiveness of PPG’s internal control over financial reporting and the coordination of efforts between them. The Audit Committee reviewed and discussed the key risk factors used in developing PPG’s internal audit and PricewaterhouseCoopers’ audit plans. The Audit Committee also reviewed with the Company’s management PPG’s risk management practices and an assessment of significant risks.

The Audit Committee met separately with the Vice President and Controller, the Director, Corporate Audit Services and PricewaterhouseCoopers, with and without management present, to discuss the results of their examinations, their audits of PPG’s financial statements and internal control over financial reporting and the overall quality of PPG’s financial reporting. The Audit Committee also met separately with the Company’s Senior Vice President and Chief Financial Officer and with the Company’s Senior Vice President and General Counsel. The Audit Committee annually reviews its performance and receives feedback on its performance from the Company’s management and PricewaterhouseCoopers, when appropriate.

The Company’s management is responsible for the preparation and accuracy of PPG’s financial statements. The Company is also responsible for establishing and maintaining adequate internal control over financial reporting. In 2023, PPG’s independent registered public accounting firm, PricewaterhouseCoopers, was responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of PPG’s internal control over financial reporting.

In carrying out its responsibilities, the Audit Committee discussed and reviewed with the Company’s management the process to assemble the financial statements, including the Company’s internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

The Audit Committee reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2023 and management’s report on internal control over financial reporting with management and with PricewaterhouseCoopers. The Audit Committee also discussed with PricewaterhouseCoopers the matters required by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

The Audit Committee has received the written independence disclosures and letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers its independence. In addition, the Audit Committee considered whether PricewaterhouseCoopers’ provision of non-audit services to PPG is compatible with maintaining its independence.

2024 Proxy Statement 81

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the Securities and Exchange Commission.

The Audit Committee:

Kathlen A. Ligocki

Michael T. Nally

Guillermo Novo

Christopher N. Roberts III

Catherine R. Smith (Chair)

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Audit Committee Report to Shareholders shall not be incorporated by reference into any such filings.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2023 regarding the number of shares of PPG common stock that may be issued under PPG’s equity compensation plans:

NUMBER OF SECURITIES
REMAINING AVAILABLE FOR
FUTURE ISSUANCE
	NUMBER OF SECURITIES	WEIGHTED-AVERAGE	UNDER EQUITY
	TO BE ISSUED UPON EXERCISE	EXERCISE PRICE OF	COMPENSATION PLANS
	OF OUTSTANDING OPTIONS,	OUTSTANDING OPTIONS,	(EXCLUDING SECURITIES
	WARRANTS AND RIGHTS	WARRANTS AND RIGHTS	REFLECTED IN COLUMN (A))
PLAN CATEGORY	(A)	(B)	(C)(2)
Equity compensation plans approved by security holders(1)	4,003,071	$122.00	7,476,043
Equity compensation plans not approved by security holders(3)	—	$—	—
Total	4,003,071	$122.00	7,476,043
(1)	All securities were granted under the PPG Industries, Inc. Amended and Restated Omnibus Incentive Plan.
(2)	Represents securities remaining available for future issuance under the PPG Industries, Inc. Amended and Restated Omnibus Incentive Plan and includes 285,525 securities that represent the incremental increase above target for a maximum payout.
(3)	Excluded from the information presented here are common stock equivalents held under the PPG Industries, Inc. Deferred Compensation Plan and the PPG Industries, Inc. Deferred Compensation Plan for Directors, neither of which are equity compensation plans. As supplemental information, there were 471,485 common stock equivalents held under such plans as of December 31, 2023.

82 2024 Proxy Statement

BENEFICIAL OWNERSHIP

Beneficial Ownership Tables

As of the close of business on the record date, February 16, 2024, there were outstanding 235,361,146 shares of PPG common stock, par value $1.66⅔ per share. Set forth below is certain information concerning the beneficial owners of more than 5% of PPG’s outstanding shares:

	NUMBER OF SHARES		PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER	BENEFICIALLY OWNED		SHARES OUTSTANDING
BlackRock, Inc.	19,546,603	(1)	8.3%
and/or certain other entities
55 East 52nd Street
New York, NY 10055
JPMorgan Chase & Co.	14,203,705	(2)	6.0%
and/or certain other entities
383 Madison Avenue
New York, NY 10179
The Vanguard Group, Inc.	24,479,533	(3)	10.4%
and/or certain other entities
100 Vanguard Boulevard
Malvern, PA 19355
(1)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 25, 2024, BlackRock, Inc. and/or certain affiliated entities reported aggregate beneficial ownership of 19,546,603 shares of PPG common stock as of December 31, 2023. Blackrock, Inc. reported that it possessed sole voting power over 17,500,937 shares and sole dispositive power over 19,546,603 shares. BlackRock, Inc. also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.
(2)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 25, 2024, JPMorgan Chase & Co. and/or certain affiliated entities reported aggregate beneficial ownership of 14,203,705 shares of PPG common stock as of December 31, 2023. JPMorgan Chase & Co. reported that it possessed sole voting power over 11,974,955 shares, sole dispositive power over 14,156,749 shares, shared dispositive power over 44,877 shares and shared voting power over 47,540 shares.
(3)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 10, 2024, The Vanguard Group and/or certain affiliated entities reported aggregate beneficial ownership of 24,479,533 shares of PPG common stock as of December 31, 2023. The Vanguard Group reported that it possessed sole voting power over 0 shares, sole dispositive power over 23,520,094 shares, shared dispositive power over 959,439 shares and shared voting power over 290,303 shares.

2024 Proxy Statement 83

The following table sets forth all shares of PPG common stock beneficially owned, as of February 16, 2024, by each director and each executive officer named in the Summary Compensation Table, as well as all directors and all executive officers of the Company as a group.

	SHARES OF BENEFICIALLY OWNED COMMON STOCK
	AND COMMON STOCK EQUIVALENTS(1)
	BENEFICIALLY OWNED	COMMON STOCK
NAME OF BENEFICIAL OWNER	COMMON STOCK(2)	EQUIVALENTS(3)	TOTAL(4)
Melanie L. Healey	6,344	2,491	8,835
Gary R. Heminger	500	7,736	8,236
Timothy M. Knavish	95,166	10,775	105,941
Michael W. Lamach	1,000	10,754	11,754
Kathleen A. Ligocki	106	4,009	4,115
Michael H. McGarry	696,237	5,682	701,919
Michael T. Nally	264	4,121	4,385
Guillermo Novo	274	5,010	5,284
Martin H. Richenhagen	29,308	—	29,308
Christopher N. Roberts III	100	3	103
Catherine R. Smith	5,118	—	5,118
Amy R. Ericson	50,012	—	50,012
Anne M. Foulkes	46,338	264	46,602
Vincent J. Morales	151,001	17,411	168,412
Ramaprasad Vadlamannati	79,129	—	79,129
All Directors and Executive Officers as a Group(5)	1,238,350	68,607	1,306,957
(1)	Each of the named beneficial owners has sole voting power and sole investment power as to all the shares beneficially owned by them with the exception of (i) shares held by certain of them jointly with, or directly by, their spouses and children and (ii) the common stock equivalents shown in the second column, and described more fully below, which have no voting power.
(2)	Shares of common stock considered to be “beneficially owned” include both common stock actually owned and shares of common stock as to which there is a right to acquire ownership on, or within 60 days after, February 16, 2024. These amounts reflect shares subject to options exercisable within 60 days of February 16, 2024: as follows: Mr. McGarry, 456,006; Mr. Knavish, 60,821; Ms. Ericson, 33,519; Ms. Foulkes, 24,686; Mr. Morales, 114,121; and Mr. Vadlamannati, 46,109. These amounts also include shares held in the PPG Industries Employee Savings Plan as of February 16, 2024 as follows: Mr. McGarry, 13,791; Mr. Knavish, 5,141; Ms. Foulkes, 6,212; and Mr. Morales, 8,441. In April 2023, each director received 1,174 time-based restricted stock units. The directors’ restricted stock units granted in 2023 vest on April 17, 2024 and are not included in the table because these restricted stock units do not vest within 60 days of February 16, 2024. To the Company’s knowledge, none of the shares reflected in the table have been pledged.
(3)	Certain directors hold common stock equivalents in their accounts in the Deferred Compensation Plan for Directors, which is described under “Deferred Compensation.” Certain executive officers hold common stock equivalents in their accounts in the Deferred Compensation Plan, which is described under “PPG Industries Employee Savings Plan and Deferred Compensation Plan.” Common stock equivalents are hypothetical shares of common stock having a value on any given date equal to the value of a share of common stock. Common stock equivalents earn dividend equivalents that are converted into additional common stock equivalents, but carry no voting rights or other rights afforded to a holder of common stock. Upon leaving the Company, the common stock equivalents are made available for distribution, and all distributions are made in the form of one share of PPG common stock for each common stock equivalent credited to the person’s deferred account.
(4)	This is the sum of the beneficially owned common stock and the common stock equivalents as shown in the previous two columns. None of the identified beneficial owners holds more than 1.0% of the voting securities of PPG outstanding. The beneficial owners as a group hold less than 1.0% of the voting securities of PPG outstanding.
(5)	The group consists of 18 persons: the directors and executive officers named in this Proxy Statement and PPG’s remaining executive officers: K. Henrik Bergström, Kevin D. Braun and Chancey E. Hagerty.

84 2024 Proxy Statement

GENERAL MATTERS

When and where is the Annual Meeting?

The Annual Meeting will be held on Thursday, April 18, 2024, at 11:00 a.m., Eastern Time. This year’s Annual Meeting will be a virtual shareholders meeting held via the Internet which you can attend by visiting https://www.cesonlineservices.com/ppg24_vm. There will be no physical location for in-person attendance at the Annual Meeting.

Why am I receiving these proxy materials?

In connection with the solicitation of proxies by our Board of Directors to be voted at the 2024 Annual Meeting of Shareholders, these materials have been made available to you on the Internet or, upon your request or under certain other circumstances, have been delivered to you by mail in printed form.

If your shares were registered directly in your name with our transfer agent, Computershare Investor Services, as of the close of business on February 16, 2024, you are considered a shareholder of record, and we have sent you these proxy materials.

If your shares were held in the name of a bank, brokerage account or other nominee as of the close of business on February 16, 2024, you are considered a beneficial owner of the shares held in street name. Your bank, broker or other nominee has sent you these proxy materials. You should direct your bank, broker or other nominee on how to vote your shares, and we encourage you to make such direction. If you do not make a direction with respect to Proposals 1, 2, 3 or 4, your bank, broker or other nominee will not be able to vote your shares on your behalf with respect to such proposals.

What is included in these materials?

These proxy materials include:

●	Our Notice of Annual Meeting and Proxy Statement for the 2024 Annual Meeting; and
●	Our 2023 Annual Report to shareholders, which includes our audited consolidated financial statements.

If you received printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

In accordance with the rules of the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to our shareholders, we have elected to furnish these materials by providing access to these documents over the Internet. Accordingly, on or about March 7, 2024, we sent a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability.

What does it mean if I receive more than one set of proxy materials?

It means you have multiple accounts at the transfer agent or with banks, brokers or other nominees. If you received more than one Notice of Internet Availability, you may need to enter separate electronic control voting numbers when voting by the Internet to ensure that all of your shares have been voted. If you received more than one proxy card or vote instruction form, please complete and provide your voting instructions for all proxy cards and vote instruction forms that you receive.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability provides you with instructions regarding how to (1) view our proxy materials for the Annual Meeting on the Internet; (2) vote your shares after you have viewed our proxy materials; and (3) request a printed copy of the proxy materials.

Our proxy materials are also available online at investor.ppg.com.

2024 Proxy Statement 85

What am I voting on?

You are voting on five proposals. Details of each proposal are included in this Proxy Statement.

●	Proposal 1: To elect as directors the four nominees named in this Proxy Statement as directors to serve in a class whose term expires in 2025: Michael W. Lamach, Martin H. Richenhagen, Christopher N. Roberts III and Catherine R. Smith;
●	Proposal 2: To vote on a nonbinding resolution to approve the compensation of the Company’s named executive officers on an advisory basis;
●	Proposal 3: To vote on an amendment to the Company’s Articles of Incorporation to provide shareholders with the right to call a special meeting;
●	Proposal 4: To vote on an amendment to the Company’s Articles of Incorporation to provide for the exculpation of officers of the Company; and
●	Proposal 5: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024.

What are the Board’s recommendations on how I should vote my shares?

The Board of Directors recommends that you vote your shares as follows:

●	Proposal 1: FOR the election of four directors to serve in a class whose term expires in 2025;
●	Proposal 2: FOR the approval of the compensation of the Company’s named executive officers on an advisory basis;
●	Proposal 3: FOR the amendment to the Company’s Articles of Incorporation to provide shareholders with the right to call a special meeting;
●	Proposal 4: FOR the amendment to the Company’s Articles of Incorporation to provide for the exculpation of officers the Company; and
●	Proposal 5: FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024.

What are my choices when voting?

●	Proposal 1: You may cast your vote in favor of or against election of each of the nominees or you may elect to abstain from voting your shares. Abstentions and broker non-votes will not be taken into account to determine the outcome of the election of directors.
●	Proposals 2, 3, 4 and 5: You may cast your vote in favor of or against each proposal, or you may elect to abstain from voting your shares. Abstentions and broker non-votes will have no effect on the outcome of these proposals.

What vote is needed for the proposals to be adopted?

As of the record date, February 16, 2024, there were 235,361,146 shares of PPG common stock issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held.

●	Quorum: In order to conduct the Annual Meeting, more than one-half of the outstanding shares must be present or be represented by proxy. This is referred to as a quorum. If you vote by Internet or by telephone, or submit a properly executed proxy card or vote instruction form, you will be considered part of the quorum. Abstentions and broker non-votes on any proposal to be acted on by shareholders will be treated as present at the Annual Meeting for purposes of a quorum.
●	Proposal 1: Each director nominee who receives a majority of the votes cast (the number of shares voted “for” the director must exceed 50% of the votes cast with respect to that director) at the Annual Meeting will be elected as a director.
●	Proposal 2: More than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting must vote for the proposal for it to be adopted. The advisory vote on this proposal is nonbinding. However, the Human Capital Management and Compensation Committee will take into account the outcome of the vote on this proposal when making future decisions about the Company's executive

86 2024 Proxy Statement

compensation arrangements, policies and procedures. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
●	Proposals 3, 4 and 5: More than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting must vote for each proposal for it to be adopted. Abstentions and broker non-votes will have no effect on the outcome of these proposals.

How do I vote?

You may vote your shares by any one of the following methods:

●	By Internet: Log onto the website indicated in the Notice of Internet Availability or on the proxy card or vote instruction form.
●	By telephone: Call the toll-free number shown on the proxy card or vote instruction form and follow the voice prompts.
●	By mail: Mark your votes, sign and return the proxy card or vote instruction form in the postage-paid envelope provided.
●	By ballot: Attend the Annual Meeting virtually and vote online during the meeting.

If you vote by the Internet or by telephone, you do not need to send in a proxy card or vote instruction form. The deadline for Internet and telephone voting will be 11:59 p.m., Eastern Time, on April 17, 2024. If your shares are held in the name of a bank, broker or other nominee, and you wish to vote your shares online while attending the virtual Annual Meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must submit to Corporate Election Services when you register to attend the meeting.

What happens if I do not give specific voting instructions?

The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the Annual Meeting in the manner you direct. If you (1) choose the “submit your vote” option without voting on each individual proposal when voting on the Internet or by telephone or (2) if you are a shareholder of record and sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by our Board on all matters presented in this Proxy Statement.

If your shares are held by a broker, bank or other nominee, the broker, bank or nominee will ask you how you want to vote your shares. If you give the broker, bank or nominee instructions, your shares will be voted as you direct. If you do not give instructions, your broker, bank or nominee may vote your shares in its discretion for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024 (Proposal 5), but your broker, bank or nominee will not vote your shares at all with respect to any of the other proposals. We encourage you to provide instructions to your bank, broker or nominee by carefully following the instructions provided. This will ensure that your shares are voted at the Annual Meeting as you direct.

How can I change or revoke my vote after I have voted?

You have the right to change your vote or revoke your proxy before it is exercised at the Annual Meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the virtual Annual Meeting and voting online during the meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. Please note that any re-votes by mail or proxy revocations must be received by our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272 prior to the Annual Meeting in order to be effective.

How will shares in employee benefit plans be voted?

This Proxy Statement is being used to solicit voting instructions from you with respect to shares of PPG common stock that you own, but which are held by the trustees of a retirement or savings plan for the benefit of you and other plan participants. Shares held in the benefit plans that are entitled to vote will be voted by the trustees pursuant to your instructions. Shares held in any employee benefit plan that you are entitled to vote, but do not vote, will not be voted by the trustees. You must instruct the trustees to vote your shares by utilizing one of the voting methods described above.

2024 Proxy Statement 87

Who will count and certify the votes?

Representatives of Corporate Election Services and the staff of our corporate secretary and Investor Relations offices will count the votes and certify the election results. The results will be publicly filed with the Securities and Exchange Commission on a Form 8-K within four business days after the Annual Meeting.

How can I attend the virtual Annual Meeting?

This year’s Annual Meeting will be held in a virtual format through a live webcast which you can attend by visiting https://www.cesonlineservices.com/ppg24_vm.

Shareholders of PPG as of the close of business on February 16, 2024, the record date, or those that hold a valid proxy for the meeting, are entitled to participate in and ask questions at the Annual Meeting. All shareholders wishing to attend the virtual Annual Meeting must pre-register no later than 5:00 p.m., Eastern Time, on April 17, 2024.

Registered Shareholders

Shareholders of record as of the record date may register to participate in the Annual Meeting by visiting the website https://www.cesonlineservices.com/ppg24_vm. Please have your proxy card or Notice of Internet Availability containing your 11-digit control number available and follow the instructions to complete your registration request. After registering, you will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting.

Beneficial Shareholders

Shareholders whose shares are held through a broker, bank or other nominee as of the record date may register to participate in the virtual Annual Meeting by visiting the website https://www.cesonlineservices.com/ppg24_vm. Please have your voting instruction form, Notice of Internet Availability, or other communication containing your control number available and follow the instructions to complete your registration request, including uploading a copy of one of these documents. After registering, you will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. If you are a beneficial shareholder and you wish to vote your shares online during the virtual Annual Meeting, rather than submitting your voting instructions before the Annual Meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must submit when voting online during the Annual Meeting.

Listen-Only, Live Webcast

A listen-only, live webcast of the virtual Annual Meeting will also be available to all shareholders and guests who do not pre-register at https://www.cesonlineservices.com/ppg23_vm. Pre-registration is required to vote and submit questions during the meeting.

We encourage you to access the virtual Annual Meeting or live, listen-only webcast 15 to 30 minutes before it begins. Online check-in will start at approximately 10:30 a.m. Eastern Daylight Time on April 18, 2024. If you have difficulty accessing the meeting, please follow the instructions contained in the reminder email you will receive the evening before the meeting. We will have technicians available to assist you.

How can I ask questions at the virtual Annual Meeting?

We will have a question and answer session during the Annual Meeting. To ask a question during the Annual Meeting, you must be a shareholder and have pre-registered for the Annual Meeting as discussed above under “How can I attend the virtual Annual Meeting.” The question and answer session will answer questions submitted live during the Annual Meeting. Questions may be submitted during the Annual Meeting on the Annual Meeting website and shareholders may be limited to two questions. Substantially similar questions will be answered once to avoid repetition and allow more time for other questions. Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. If there are questions pertinent to meeting matters that are not answered during the meeting due to time constraints, management will post answers to a representative set of such questions on our Investor Relations website at investor.ppg.com. These questions and answers will be available as soon as practicable after the meeting.

How do I obtain a copy of materials related to corporate governance?

Our Corporate Governance Guidelines, charters of each standing committee of our Board of Directors, Global Code of Ethics, Code of Ethics for Senior Financial Officers and other materials related to our corporate governance are published on the Corporate Governance section of our website at investor.ppg.com.

88 2024 Proxy Statement

Who is soliciting my vote and what are the solicitation expenses?

This solicitation is being made on behalf of our Board of Directors, but may also be made without additional compensation by our directors, officers or employees by telephone, facsimile, e-mail or personal interview. We will bear the expense of the preparation, printing and mailing of the Notice of Internet Availability and these proxy materials. We have hired D.F. King & Company to help us send out the proxy materials and to solicit proxies for the Annual Meeting, the estimated cost of which is approximately $17,500 plus reimbursement of certain additional out of pocket expenses. We will request brokers, banks and other nominees who hold shares of PPG common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse these brokers, banks and nominees for their reasonable out of pocket expenses incurred in forwarding solicitation materials to such beneficial owners.

How can I submit a proposal for consideration at the 2024 Annual Meeting of Shareholders?

To be considered for the 2025 Annual Meeting, shareholder proposals must be submitted in writing to our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272. No proposal can be included in our Proxy Statement for the 2025 Annual Meeting unless it is received by our corporate secretary no later than November 7, 2024. The proposal must also comply with the rules of the Securities and Exchange Commission relating to shareholder proposals.

Any shareholder whose proposal is not included in our Proxy Statement relating to the 2025 Annual Meeting and who intends to present business for consideration at the 2025 Annual Meeting must give notice to our corporate secretary in accordance with Section 1.5 of our Bylaws (which are available on the Corporate Governance section of our website at investor.ppg.com) and such business must otherwise be a proper matter for shareholder action. If, as expected, the 2025 Annual Meeting of Shareholders is held on April 17, 2025, then the notice must be received by our corporate secretary on or before January 17, 2025.

How can I recommend someone as a candidate for director?

A shareholder who wishes to recommend or nominate a candidate for director of PPG may write to the chair of the Nominating and Governance Committee of the Board of Directors, in care of our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272.

To be effective for consideration at the 2025 Annual Meeting, the recommendation or nomination must be received by our corporate secretary by the deadlines set forth in our Bylaws and must include information required under our Bylaws, including information about the nominating shareholder and information about the nominee that would be required to be included in a Proxy Statement under the rules of the Securities and Exchange Commission. Director nominations submitted pursuant to PPG’s proxy access Bylaw for consideration at the 2025 Annual Meeting must be received by PPG no earlier than October 8, 2024 and no later than November 7, 2024. For additional information regarding the nomination procedure, see “Corporate Governance—Shareholder Recommendations or Nominations for Director and Proxy Access.”

2024 Proxy Statement 89

OTHER INFORMATION

Householding Information

PPG and some banks, brokers and other nominees are participating in the practice of “householding” proxy materials. This means that shareholders who share the same address may not receive separate copies of proxy materials, unless we have received instructions to the contrary. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of the proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your bank, broker or other nominee if your shares are held in a brokerage account or us if you hold registered shares. We will promptly deliver an additional copy of the proxy materials to you, without charge, if you write to Investor Relations at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272, or call us at (412) 434-3318.

Other Matters

So far as is known, no matters other than those described herein are expected to come before the Annual Meeting. It is intended, however, that the proxies solicited hereby will be voted on any other matters that may properly come before the Annual Meeting, or any adjournment thereof, in the discretion of the person or persons voting such proxies unless the shareholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters.

Pittsburgh, Pennsylvania

March 7, 2024

90 2024 Proxy Statement

ANNEX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

PPG believes investors' understanding of the Company’s performance is enhanced by the disclosure of net income from continuing operations and earnings per diluted share from continuing operations adjusted for certain items. PPG’s management considers this information useful in providing insight into the Company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income from continuing operations and earnings per diluted share from continuing operations adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income and earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and adjusted earnings per diluted share from continuing operations may not be comparable to similarly titled measures as reported by other companies.

Net income from continuing operations (attributable to PPG) and earnings per share – assuming dilution (attributable to PPG) are reconciled to adjusted net income from continuing operations (attributable to PPG) and adjusted earnings per share – assuming dilution below:

	2023		2022		2021		2020		2019
FOR THE YEAR-ENDED	NET INCOME		NET INCOME		NET INCOME		NET INCOME		NET INCOME
(MILLIONS, EXCEPT PER SHARE AMOUNTS)	$	EPS(1)	$	EPS(1)	$	EPS(1)	$	EPS(1)	$	EPS(1)
Net income from continuing operations (attributable to PPG)	$1,270	$5.35	$1,028	$4.33	$1,420	$5.93	$1,056	$4.44	$1,243	$5.22
Impairment and other related charges, net(2)	160	0.67	214	0.90	12	0.05	64	0.27	—	—
Acquisition-related amortization expense(3)	121	0.51	126	0.53	130	0.55	99	0.42	—	—
Business restructuring-related costs, net(4)	34	0.14	56	0.24	20	0.08	166	0.70	168	0.71
Portfolio Optimization(5)	58	0.24	12	0.05	69	0.29	7	0.03	13	0.05
Pension settlement charges(6)	144	0.61	—	—	36	0.15	—	—	—	—
Net charges related to environmental remediation and other costs(7)	23	0.10	—	—	26	0.11	19	0.08	47	0.20
Argentina currency devaluation losses(8)	24	0.10	—	—	—	—	—	—	—	—
Insurance recoveries(9)	(12)	(0.05)	—	—	—	—	—	—	—	—
Net tax charge related to UK statutory rate change	—	—	—	—	22	0.09	—	—	—	—
Expenses incurred due to natural disasters	—	—	—	—	13	0.06	13	0.06	—	—
Change in allowance for doubtful accounts related to COVID-19	—	—	—	—	(11)	(0.05)	23	0.10	—	—
Income from legal settlements	—	—	—	—	(17)	(0.07)	—	—	—	—
Asbestos-related claims reserve adjustment	—	—	—	—	(101)	(0.42)	—	—	9	0.04
Charge related to early retirement of debt	—	—	—	—	—	—	5	0.02	—	—
Adjusted net income from continuing operations (attributable to PPG)(10)	$1,822	$7.67	$1,436	$6.05	$1,619	$6.77	$1,452	$6.12	$1,480	$6.22

(1)	Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(2)	(2)In the fourth quarter 2023, the Company recorded impairment and other related charges due to goodwill impairment recognized for the traffic solutions reporting unit as a result of its annual goodwill impairment test. The fair value of the traffic solutions reporting unit decreased primarily due to increases in the cost of capital (discount rate assumption) and declines in the reporting unit’s long-term forecast driven by challenges at its operations in Argentina due to the highly inflationary environment and changes to the reporting unit’s global footprint, including the fourth quarter 2023 divestiture of its European and Australian businesses. In 2022, the Company recorded impairment and other related charges due to the wind down of the Company's operation in Russia.
(3)	Beginning in 2021, the Company reports adjusted earnings per diluted share excluding amortization expense relating to intangible assets from completed acquisitions. Adjusted earnings per diluted share for 2020, as shown in the table above, has been recast to exclude acquisition-related amortization expense.
(4)	Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Other charges/(income), net on the consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the consolidated statement of income, and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization and Selling, general and administrative on the consolidated statement of income.
(5)	Portfolio optimization includes losses on the sale of non-core assets, including the losses recognized on the sales of the Company's European and Australian traffic solutions businesses in 2023, which are included in Other charges/(income), net in the consolidated statement of income, accelerated amortization expense recognized in 2023 related to the exit of a non-core business, which is included in Amortization in the consolidated statement of income, and the impact for the step up to fair value of inventory acquired in certain acquisitions, which is included in Cost of sales, exclusive of depreciation and amortization in the consolidated statement of income. Portfolio optimization also includes advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense in the consolidated statement of income.
(6)	In 2023, PPG purchased group annuity contracts that transferred pension benefit obligations for certain of the Company’s retirees in the U.S. to third-party insurance companies, resulting in a non-cash pension settlement.
(7)	Environmental remediation charges represent environmental remediation costs at certain legacy PPG manufacturing sites. These charges are included in Other charges/(income), net in the consolidated statement of income.
(8)	In December 2023, the central bank of Argentina adjusted the official foreign currency exchange rate for the Argentine peso, significantly devaluing the currency relative to the United States dollar. Argentina currency devaluation losses represent foreign currency translation losses recognized during December 2023 related to the devaluation of the Argentine peso, which is included in Other charges/(income), net in the consolidated statement of income.

2024 Proxy Statement A-1

(9)	In the first quarter 2023, the Company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2020. In the fourth quarter 2023, the Company received reimbursement for a previously approved insurance claim under a policy covering legacy asbestos-related matters. These insurance recoveries are included in Other charges/(income), net in the consolidated statement of income.
(10)	As discussed within the "Compensation Discussion and Analysis" section of the 2024 Proxy Statement, full year 2023 and 2022 adjusted net income and adjusted earnings per share from continuing operations as calculated for purposes of determining incentive compensation excludes one half of the full year earnings impact of foreign currency translation versus the Company’s plan, which represented an exclusion of $43 million and $0.17 per share, respectively, for 2023 and $41 million and $0.17 per share, respectively, for 2022.

A-2 2024 Proxy Statement

NOTE: At least one registered owner must sign exactly as their name appears above. Give full title if signing for a corporation or partnership or as attorney, agent or in another representative capacity. V OTE BY T ELEPHONE Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote. V OTE BY I NTERNET Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote. V OTE BY M AIL Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230. Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683 Vote by Internet Access the Website and cast your vote: www.cesvote.com Vote by Mail return your proxy card in the postage-paid envelope provided QR Code Scan with a mobile device Vote 24 hours a day, 7 days a week. If you vote by telephone or Internet, please do not send your proxy by mail. PPG INDUSTRIES, INC. One PPG Place Pittsburgh, PA 15272 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4 AND 5. 1. APPROVE THE ELECTION OF DIRECTORS TO SERVE IN THE CLASS WHOSE TERM EXPIRES IN 2025: FOR AGAINST ABSTAIN (1) MICHAEL W. LAMACH    (2) MARTIN H. RICHENHAGEN    (3) CHRISTOPHER N. ROBERTS III    (4) CATHERINE R. SMITH    2. APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS ON AN ADVISORY BASIS  FOR  AGAINST  ABSTAIN 3. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO PROVIDE SHAREHOLDERS WITH THE RIGHT TO CALL A SPECIAL MEETING  FOR  AGAINST  ABSTAIN 4. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO PROVIDE FOR THE EXCULPATION OF OFFICERS OF THE COMPANY  FOR  AGAINST  ABSTAIN 5. RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024  FOR  AGAINST  ABSTAIN SIGNATURE(S) DATE:  Please fold and detach card at perforation before mailing.  PPG Industries, Inc. P. O. Box 1150 Pittsburgh, PA 15230 

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PPG INDUSTRIES, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 18, 2024. The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 7, 2024, hereby appoints T.M. Knavish, A.M. Foulkes and J.R. Gette, or any of them, with full power of substitution to each, proxies to represent the undersigned and to vote all of the shares of the Common Stock of PPG Industries, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the 2024 Annual Meeting of Shareholders of the Company, or any adjournment thereof, as directed on the reverse side hereof and in their discretion on such other matters as may properly come before the meeting or any adjournment thereof. The shares represented by this proxy will be voted as directed on the reverse side hereof. If no direction is given, however, the shares represented by this proxy will be voted FOR the proposal to approve the election of Michael W. Lamach, Martin H. Richenhagen, Christoper N. Roberts III and Catherine R. Smith to serve in the class whose term expires in 2025, FOR the proposal to approve the compensation of the Company’s named executive officers on an advisory basis, FOR the proposal to amend the Company’s Articles of Incorporation to provide shareholders with the right to call a special meeting, FOR the proposal to amend the Company’s Articles of Incorporation to provide for the exculpation of officers of the Company, and FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2024. This card votes all of the shares of the Common Stock of the Company held under the same registration in any one or more of the following manners: as a shareholder of record; in the shareholder Investor Services Program; in the PPG Industries Employee Savings Plan; in the PPG Canada Inc. Retirement Savings Plan; and in the PPG Puerto Rico Employee Savings Plan. Please complete, sign and date this card on the reverse side and return it promptly in the enclosed reply envelope if you do not vote by telephone or over the Internet.  Please fold and detach card at perforation before mailing. 